EXHIBIT 2.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

RLJ ACQUISITION, INC.,

ACORN MEDIA GROUP, INC.,

THE SHAREHOLDERS OF ACORN MEDIA GROUP, INC.,

and

Peter Edwards,

as the SHAREHOLDER REPRESENTATIVE

Dated as of April 2, 2012

table of contents

Page

Article I PURCHASE AND SALE OF STOCK		- 2 -
1.1	Purchase and Sale of Stock	- 2 -
1.2	Consideration	- 2 -
1.3	The Closing	- 7 -
1.4	Tax Withholding	- 7 -
1.5	Section 338 Elections; Allocation of Purchase Price	- 7 -
1.6	Shareholder Representative	- 8 -

Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		- 9 -
2.1	Organization and Good Standing	- 10 -
2.2	Authority and Enforceability	- 10 -
2.3	Capitalization and Stock Rights; Consideration Spreadsheet	- 11 -
2.4	Company Subsidiaries and Affiliates	- 12 -
2.5	No Approvals; No Conflicts	- 12 -
2.6	Financial Statements and Accounts Receivable and Payable	- 13 -
2.7	Absence of Certain Changes or Events	- 15 -
2.8	Taxes	- 15 -
2.9	Property	- 18 -
2.10	Contracts	- 19 -
2.11	Suppliers, Licensors and Customers	- 23 -
2.12	Warranties and Returns	- 23 -
2.13	Claims and Orders	- 24 -
2.14	Labor and Employment Matters	- 25 -
2.15	Employee Benefit Plans	- 26 -
2.16	Intellectual Property	- 29 -
2.17	Corporate Books and Records	- 33 -
2.18	Licenses; Compliance With Laws	- 34 -
2.19	Insurance	- 35 -
2.20	Brokers or Finders	- 35 -
2.21	Bank Accounts	- 35 -
2.22	Related Person Transactions	- 35 -
2.23	Inventory	- 36 -
2.24	Absence of Certain Business Practices	- 36 -
2.25	Business Continuity	- 37 -
2.26	Incentive Payment Obligations	- 37 -
2.27	Severance Payment Obligations	- 37 -
2.28	Full Disclosure	- 37 -

ARTICLE IIA REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		- 37 -
2A.1	Ownership	- 38 -
2A.2	Enforceability; No Conflicts	- 38 -
2A.3	Full Disclosure	- 39 -
2A.4	Brokers or Finders	- 39 -

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2A.5	Legal and Tax Consequences	- 39 -

Article III REPRESENTATIONS AND WARRANTIES OF BUYER		- 39 -
3.1	Organization and Good Standing	- 39 -
3.2	Authority and Enforceability	- 40 -
3.3	No Approvals; No Conflicts	- 40 -
3.4	Capitalization	- 40 -
3.5	SEC Filings and Financial Statements.	- 41 -
3.6	Absence of Certain Changes.	- 43 -
3.7	Operations of Holdings.	- 43 -
3.8	Brokers or Finders	- 44 -
3.9	Financing	- 44 -
3.10	Valid Issuance of the Securities	- 44 -
3.11	Buyer Trust Fund	- 44 -
3.12	Merger Agreement	- 45 -

Article IV CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		- 45 -
4.1	Accuracy of Representations and Warranties	- 45 -
4.2	Performance of Agreements	- 45 -
4.3	Opinion of Counsel for the Company	- 45 -
4.4	Compliance Certificates	- 45 -
4.5	FIRPTA Certificate	- 45 -
4.6	Material Adverse Effect	- 46 -
4.7	Secretary’s Certificate	- 46 -
4.8	Compliance With Laws	- 46 -
4.9	Legal Proceedings	- 46 -
4.10	Employment Arrangements	- 46 -
4.11	Consents to the Transaction	- 47 -
4.12	Transaction Costs Spreadsheet and ACL Transaction Costs Spreadsheet	- 47 -
4.13	Final Closing Consideration Spreadsheet	- 47 -
4.14	Resignation of Directors and Officers	- 48 -
4.15	Payoff Letters	- 48 -
4.16	Delivery of Certificates	- 48 -
4.17	Treatment of Stock Purchase Rights and Option Plans	- 48 -
4.18	No Revocation of Release	- 48 -
4.19	HSR Act and Foreign Competition Law	- 49 -
4.20	Merger Agreement	- 49 -
4.21	Estimated Working Capital	- 49 -
4.22	Company Bank Balances	- 49 -
4.23	Good Standing Certificates	- 49 -
4.24	Release of Encumbrances	- 49 -
4.25	Evidence of Minority Buyouts	- 49 -
4.26	Trusts	- 50 -
4.27	Escrow Agreement	- 50 -
4.28	Available Cash	- 50 -

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Article V CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS		- 50 -
5.1	Accuracy of Representations and Warranties	- 50 -
5.2	Performance of Agreements	- 51 -
5.3	Compliance Certificate	- 51 -
5.4	Legal Proceedings	- 51 -
5.5	Compliance with Laws	- 51 -
5.6	HSR Act and Foreign Competition Law	- 51 -
5.7	Material Adverse Effect	- 51 -
5.8	Secretary’s Certificate	- 51 -
5.9	Good Standing Certificates	- 52 -
5.10	Purchase Price and Transaction Cost Payments	- 52 -
5.11	Delivery of Certificates	- 52 -
5.12	Delivery of Warrants	- 52 -
5.13	Escrow Agreement	- 52 -
5.14	Merger Agreement	- 52 -
5.15	Board of Directors and Officers of Holdings	- 52 -

Article VI COVENANTS		- 53 -
6.1	Conduct of Business by the Company and Company Subsidiaries Prior to Closing	- 53 -
6.2	Access to Information	- 57 -
6.3	No Alternative Transactions	- 57 -
6.4	Notification of Certain Matters	- 57 -
6.5	Further Action; Commercially Reasonable Efforts; HSR Act Filings	- 58 -
6.6	Proxy Statement; Buyer Stockholders’ Meeting.	- 59 -
6.7	Confidentiality; Publicity	- 61 -
6.8	Tax Matters	- 61 -
6.9	Execution of All Operative Documents	- 63 -
6.10	Limitation on Sales of Stock	- 63 -
6.11	Noncompetition and Nonsolicitation	- 63 -
6.12	Release of Claims	- 64 -
6.13	Distribution Agreements	- 65 -
6.14	Obligations of Holdings	- 65 -
6.15	Discharge of Affiliate Obligations	- 66 -
6.16	Minority Buyouts and Subsidiary Option Cancellations	- 66 -
6.17	Payments Under Retention Incentive Agreements; 401(k) Plans	- 66 -
6.18	Payments Under Prior Transaction	- 67 -
6.19	Nasdaq Listing	- 67 -
6.20	Claims Against the Trust Fund	- 67 -
6.21	Warrant Exercise Payments	- 68 -
6.22	Board of Directors and Management of the Surviving Company	- 68 -
6.23	Issuance of Securities by Buyer and Holdings	- 68 -
6.24	Employment Arrangements	- 68 -

Article VII TERMINATION		- 69 -
7.1	Termination	- 69 -
7.2	Effect of Termination	- 70 -

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7.3	Fees	- 70 -

Article VIII SURVIVAL AND INDEMNIFICATION		- 71 -
8.1	Survival	- 71 -
8.2	Indemnification by the Shareholders	- 71 -
8.3	Indemnification by Buyer	- 73 -
8.4	Limitations	- 73 -
8.5	Procedure for Indemnification	- 75 -
8.6	Adjustments to Purchase Price	- 77 -
8.7	Non-Reliance of Buyer	- 77 -
8.8	Exclusive Remedies; Non-Recourse.	- 78 -

Article IX GENERAL		- 78 -
9.1	Expenses	- 78 -
9.2	Notices	- 79 -
9.3	Severability	- 80 -
9.4	Entire Agreement	- 80 -
9.5	Assignment	- 81 -
9.6	Parties in Interest	- 81 -
9.7	Governing Law	- 81 -
9.8	Forum Selection	- 81 -
9.9	Prevailing Party Costs and Expenses	- 81 -
9.10	Headings; Construction	- 82 -
9.11	Counterparts	- 82 -
9.12	Waiver of Jury Trial	- 83 -
9.13	Specific Performance	- 83 -
9.14	Amendment	- 83 -
9.15	Waiver	- 83 -
9.16	Arm’s Length Negotiations	- 84 -
9.17	Interpretation	- 84 -
9.18	Definitions	- 84 -

ANNEX A DEFINITIONS		A-1

EXHIBITS:
Exhibit A	–	List of Shareholders
Exhibit B	–	Agreed Deed of Surrender
Exhibit 1.2.2	–	Escrow Agreement
Exhibit 1.2.3	–	Net Working Capital Statement
Exhibit 4.11	–	Material Agreement Consents
Exhibits 2, IIA and IIIA	–	Disclosure Memorandum
Exhibit II	–	Additional UK Sub Representations and Warranties
Exhibit III	–	Additional AUS Sub Representations and Warranties

Buyer Disclosure Schedules

-iv-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of April 2, 2012, by and among RLJ Acquisition, Inc., a Nevada corporation (“Buyer”), Acorn Media Group, Inc., a District of Columbia corporation (the “Company”), the shareholders of the Company listed on the attached Exhibit A, as such Exhibit may be updated pursuant to Section 9.11 from time-to-time to add individuals that have exercised Options (as defined herein) and have purchased the underlying Stock (as defined herein) prior to the Closing (as defined herein) (each, a “Shareholder,” and collectively, the “Shareholders”), and Peter Edwards, as the Shareholder Representative (as defined herein).

WHEREAS, prior to the Closing, Buyer will, upon the terms and subject to the conditions set forth herein, form a newly incorporated Nevada corporation named RLJ Entertainment, Inc. as a wholly owned subsidiary of Buyer (“Holdings”);

WHEREAS, the Shareholders own 100% of the Stock, which constitutes all of the issued and outstanding capital stock of the Company;

WHEREAS, immediately prior to the consummation of the transactions contemplated by this Agreement, subject only to stamping and registration of the transfers of interests therein, pursuant to terms and conditions satisfactory to Buyer, (i) the Company shall have purchased all of the issued shares of Acorn Media Australia Pty Ltd., a company incorporated in New South Wales, Australia (“AUS Sub”), that are held by Persons (as defined herein) other than the Company and (ii) either the Company or Acorn (IP) Limited, a company incorporated in England and Wales with registration number 07931501 whose registered office is situated at 16 Welmar Mews, 154 Clapham Park Road, London, England, SW4 7DD (“AIP”), shall have purchased all of the issued and outstanding shares of capital stock of Acorn Media UK Limited, a company incorporated in England and Wales with registration number 03889535 whose registered office is situated at 16 Welmar Mews Ivy Works, 154 Clapham Park Road, London, England, SW4 7DD (“UK Sub”), that are held by Persons other than AIP, such that, immediately prior to the consummation of the transactions contemplated by this Agreement, the Company or AIP shall beneficially and, subject only to stamping and registration of the transfers of interests therein, legally own 100% of the issued shares or issued and outstanding shares of capital stock (as applicable) of AUS Sub and UK Sub, respectively, and (subject only to stamping and registration of the transfers of interests therein) be the sole shareholder thereof (such capital stock or share purchases, the “Minority Buyouts”);

WHEREAS, the parties desire for Buyer to purchase from the Shareholders, and for the Shareholders to sell to Buyer, all of the Stock, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the boards of directors of each of Buyer and the Company have determined that it is advisable that Buyer purchase the Stock from the Shareholders at the price and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

Article I
PURCHASE AND SALE OF STOCK

1.1           Purchase and Sale of Stock

Upon the terms and subject to the conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), the Shareholders shall sell to Buyer, free and clear of all Encumbrances (other than any restrictions under the Securities Act and applicable state securities Laws), and Buyer shall purchase from the Shareholders, all of the issued and outstanding shares of capital stock of the Company, par value $0.01 per share (the “Stock”).

1.2           Consideration

1.2.1           Purchase Price and Payment Terms; Cancellation of Options

(a)          The aggregate purchase price for the Stock (the “Purchase Price”) shall be paid in cash, shares of common stock, par value $0.001 per share, of Holdings (“Holdings Common Stock”), and warrants to purchase shares of Holdings Common Stock (“Holdings Warrants” and the shares of Holdings Common Stock issuable upon exercise of the Holdings Warrants, the “Holdings Warrant Shares”) as follows:

(i)          The portion of the Purchase Price for the Stock payable to each Shareholder in cash shall be equal to the Per Share Cash Purchase Price multiplied by the total number of shares of Stock owned by such Shareholder as of immediately prior to the Closing. “Per Share Cash Purchase Price” means the dollar amount (rounded to the nearest cent, with 0.05 being rounded up) obtained by dividing (A) $101,818,343.00 in cash, plus an amount equal to the aggregate ACL Transaction Costs as set forth on the ACL Transaction Costs Spreadsheet, less (i) an amount equal to the aggregate Transaction Costs of the Company and the Company Subsidiaries as set forth on the Transaction Costs Spreadsheet (including the Subsidiary Option Cancellation Payments and the Minority Buyout Payments, and any other costs relating thereto (including stamp duty and employer’s national insurance contributions payable in respect of such payments), (ii) the Term Loan Repayment Amount and the Sub-Debt Repayment Amount), (iii) an amount equal to the aggregate amount of ACL Transaction Costs funded from working capital of the Company or any Company Subsidiary by (B) the total number of shares of Stock outstanding immediately prior to the Closing. The Per Share Cash Purchase Price shall be subject to adjustment post-Closing as provided in Section 1.2.3. The aggregate net cash purchase price payable to the Shareholders is referred to as the “Net Cash Purchase Price.”

(ii)         The portion of the Purchase Price for the Stock payable to each Shareholder in shares of Holdings Common Stock shall be equal to the Per Share Stock Purchase Price multiplied by the total number of shares of Stock owned by such Shareholder as of immediately prior to the Closing. “Per Share Stock Purchase Price” means the number of shares of Holdings Common Stock obtained by dividing (A) 1,000,000 shares of Holdings Common Stock (the “Stock Purchase Price”); by (B) the total number of shares of Stock outstanding immediately prior to the Closing.

(iii)        The portion of the Purchase Price for the Stock payable to each Shareholder in Holdings Warrants shall be equal to the Per Share Warrant Purchase Price multiplied by the total number of shares of Stock owned by such Shareholder as of immediately prior to the Closing. “Per Share Warrant Purchase Price” means the number of Holdings Warrant Shares obtained by dividing (A) 1,000,000 Holdings Warrant Shares (the “Warrant Purchase Price” and, together with the Net Cash Purchase Price and the Stock Purchase Price, the “Net Purchase Price”); by (B) the total number of shares of Stock outstanding immediately prior to the Closing.

(b)          The Net Purchase Price shall be paid as follows:

(i)          At the Closing, Buyer will deposit the Indemnification Escrow into escrow as provided in Section 1.2.2.

(ii)         At the Closing, Buyer will pay the Transaction Costs specified on the Transaction Costs Spreadsheet as being payable by Buyer at the Closing on behalf of the Company or a Company Subsidiary or otherwise, in the amounts and to the Persons set forth on the Transaction Costs Spreadsheet as such spreadsheet is reasonably approved by Buyer (provided further, such amount to be paid by Buyer shall in no event be more than the Net Purchase Price less the Indemnification Escrow).

(iii)        At the Closing, the Net Cash Purchase Price less the Indemnification Escrow shall be paid by wire transfer to the Shareholders in the amounts set forth opposite each such Shareholder’s name on the Final Closing Consideration Spreadsheet under the heading “Closing Cash Amount” (each, a “Closing Cash Amount”).

(iv)        At the Closing, appropriate book entries (to the accounts designated by the Shareholders prior to Closing) evidencing the shares of Holdings Common Stock comprising the Stock Purchase Price shall be delivered to the Shareholders, in the amounts set forth opposite each such Shareholder’s name on the Final Closing Consideration Spreadsheet under the heading “Closing Stock Amount” (each, a “Closing Stock Amount”).

(v)         At the Closing, appropriate book entries (to the accounts designated by the Shareholders prior to Closing) evidencing the Holdings Warrants comprising the Warrant Purchase Price shall be delivered to the Shareholders, exercisable into the number of Holdings Warrant Shares set forth opposite each such Shareholder’s name on the Final Closing Consideration Spreadsheet under the heading “Closing Warrant Amount” (each, a “Closing Warrant Amount”).

(c)          Prior to the Closing, (i) the Company shall take all actions necessary to provide that each Stock Purchase Right (including each Option and the Plan) that is outstanding immediately prior to the Closing (whether or not then vested, exercisable, convertible or otherwise effective) has been (x) exercised in full contingent upon Closing or (y) cancelled and terminated, and (ii)  the Company shall take all actions necessary (including causing the Company Subsidiaries to take any such actions) to provide that each Company Subsidiary Stock Purchase Right (including each Subsidiary Option and the UK Option Scheme, but excluding the Company Subsidiary Stock Purchase Rights set forth in the Deed of Pre-emption) that is outstanding immediately prior to the Closing (whether or not then vested, exercisable, convertible or otherwise effective) has been cancelled and terminated.

1.2.2           Indemnification Escrow

At the Closing, Buyer shall deposit $5,000,000 of the Net Cash Purchase Price (the “Indemnification Escrow”) that would otherwise be payable to the Shareholders and certain other Persons with the Escrow Agent in an indemnification escrow fund (the “Indemnification Escrow Fund”) in accordance with the escrow agreement substantially in the form attached hereto as Exhibit 1.2.2 (the “Escrow Agreement”), as a partial mechanism to satisfy the obligations of the Shareholders and certain other Persons set forth in Article VIII. Within three business days after the 18-month anniversary of the Closing, the Shareholders and other Persons specified on the Final Closing Consideration Spreadsheet under the heading “Escrow Amounts,” in the proportions specified in the Escrow Agreement, shall receive from the Indemnification Escrow Fund the Indemnification Escrow less (i) any amounts paid to Buyer from the Indemnification Escrow Fund prior to the 18-month anniversary of the Closing and (ii) any additional amounts then claimed by Buyer under the terms of this Agreement. Each such distribution from the Indemnification Escrow Fund shall be subject to the terms hereof and of the Escrow Agreement; provided, however, in each such case, that in the event of any conflict between this Agreement and the Escrow Agreement, the terms of the Escrow Agreement will control.

1.2.3           Working Capital Adjustment

(a)          The Company shall prepare and deliver to Buyer at least five (5) days prior to the Closing Date (i) a preliminary projected consolidated balance sheet of the Company and the Company Subsidiaries as of the Closing Date (the “Estimated Closing Balance Sheet”) and (ii) a statement (the “Estimated Net Working Capital Statement”) of its estimate of the Net Working Capital of the Company and the Company Subsidiaries as of the Closing Date (the “Estimated Net Working Capital”). The Estimated Closing Balance Sheet and the Estimated Net Working Capital Statement shall be prepared in good faith in accordance with the terms of this Agreement (including calculated as set forth on Exhibit 1.2.3) and with GAAP, applied on a consistent basis with the Company Balance Sheet. Buyer and its accountants and advisors shall be given reasonable access to the books and records of the Company and the Company Subsidiaries during normal business hours solely for purposes of evaluating the accuracy and completeness of the Estimated Closing Balance Sheet and the Estimated Net Working Capital Statement. If the Estimated Net Working Capital of the Company and the Company Subsidiaries on the Estimated Net Working Capital Statement is more than $5,000,000 less than the Working Capital Target Amount, then Buyer shall have the rights specified in Section 7.1(h).

(b)          Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to the Shareholder Representative a consolidated balance sheet of the Company and the Company Subsidiaries as of the Closing Date (the “Final Closing Balance Sheet”) and a statement (the “Final Net Working Capital Statement”) of the Net Working Capital of the Company and the Company Subsidiaries as of the Closing Date (the “Final Net Working Capital”). The Final Closing Balance Sheet and the Final Net Working Capital Statement shall be prepared in good faith in accordance with the terms of this Agreement (including calculated as set forth on Exhibit 1.2.3) and with GAAP, applied on a consistent basis with the Company Balance Sheet. The Shareholder Representative and his accountants and advisors shall be given reasonable access to the books and records of the Company and the Company Subsidiaries during normal business hours solely for purposes of evaluating the accuracy and completeness of the Final Closing Balance Sheet and the Final Net Working Capital Statement. If Buyer asserts that the Final Net Working Capital as set forth on the Final Net Working Capital Statement is more than $2,000,000 less than the Working Capital Target Amount for reasons other than those set forth in subsection 1.2.3(f), then the Final Net Working Capital Statement shall also state the amount by which the Final Net Working Capital is less than the Working Capital Target Amount. If Buyer asserts that the Final Net Working Capital as set forth on the Final Net Working Capital Statement is less than the Working Capital Target Amount for any of the reasons set forth in subsection 1.2.3(f) (a “Working Capital Deficiency Claim”), then the Final Net Working Capital Statement shall also state the amount by which the Final Net Working Capital is less than the Working Capital Target Amount and shall describe in reasonable detail the basis for such Working Capital Deficiency Claim.

(c)          If (A) the Shareholder Representative agrees in writing to the Final Closing Balance Sheet and the Final Net Working Capital Statement (and, if applicable, the assertions set forth in any Working Capital Deficiency Claim) or (B) within thirty (30) days following the delivery of the Final Closing Balance Sheet and the Final Net Working Capital Statement, the Shareholder Representative does not give Buyer written notice of his objection to the Final Closing Balance Sheet or the Final Net Working Capital Statement (which notice shall describe the basis of the Shareholder Representative’s objection), then, in either such case, the Final Net Working Capital shall be finalized for purposes of this Section 1.2.3 and any such Working Capital Deficiency Claim shall be resolved.

(d)          If the Shareholder Representative gives Buyer a timely written notice of his objection to either the Final Closing Balance Sheet or the Final Net Working Capital Statement (including any Working Capital Deficiency Claim), then the Shareholder Representative and Buyer shall use their reasonable best efforts to agree upon the Final Net Working Capital and resolve any Working Capital Deficiency Claim. If the Shareholder Representative and Buyer have not agreed upon the Final Net Working Capital within thirty (30) days after Buyer has received the Shareholder Representative’s written notice of objection to the Final Closing Balance Sheet or the Final Net Working Capital Statement, the issue(s) in dispute (other than any disputed Working Capital Deficiency Claim) will be submitted to an independent public accounting firm of national standing mutually agreed upon by Buyer and the Shareholder Representative (the “Auditor”) for resolution. The determination by the Auditor of the Final Net Working Capital, calculated in accordance with the terms of this Agreement (including calculated as set forth on Exhibit 1.2.3) and with GAAP, applied on a consistent basis with the Company Balance Sheet, shall be set forth in a written notice delivered to Buyer and the Shareholder Representative by the Auditor within thirty (30) days thereafter and will be binding and conclusive on Buyer and the Shareholders. Buyer and the Shareholders will each bear fifty percent (50%) of the fees and expenses of the Auditor for such determination.

(e)          Subject to subsection 1.2.3(f), at such time as the Final Net Working Capital is finalized, if (i) the Final Net Working Capital is more than $2,000,000 less than the Working Capital Target Amount, then (A) the Shareholders shall be responsible for paying to Buyer an amount equal to the amount by which the Final Net Working Capital is more than $2,000,000 less than the Working Capital Target Amount and (B) the Shareholder Representative shall pay (and may seek reimbursement from the other Shareholders therefor) such amount to Buyer within three (3) Business Days after such time as the Final Net Working Capital is finalized by wire transfer of immediately available funds and (ii) the Final Net Working Capital exceeds $2,000,000 more than the Working Capital Target Amount, then Buyer shall promptly (but in no event later than three (3) Business Days after the Final Net Working Capital is finalized) pay the amount by which the Final Net Working Capital exceeds $2,000,000 more than the Working Capital Target Amount to the Shareholder Representative, by wire transfer of immediately available funds. The Shareholder Representative shall then be responsible for distributing such payment to the Shareholders.

(f)          Notwithstanding subsection 1.2.3(e), if, at such time as the Final Net Working Capital is finalized and any Working Capital Deficiency Claim is resolved, the Final Net Working Capital is less than the Working Capital Target Amount as a result of (i) any Fraud, gross negligence, intentional misconduct, omission, inaccuracy or inconsistency with the books and records of the Company and the Company Subsidiaries, (ii) subject to Section 1.2.3(g), any failure to be prepared in accordance with U.S. GAAP, applied on a consistent basis with the Company Balance Sheet, or (iii) any Breach by the Company of the covenants set forth in Section 6.1 or the representations and warranties set forth in Section 2.7(a), then (A) the Shareholders shall be responsible for paying to Buyer an amount equal to the amount by which the Net Working Capital is less than the Working Capital Target Amount and (B) the Shareholder Representative shall pay (and may seek reimbursement from the Shareholders therefor) such amount to Buyer within three (3) Business Days after such time as the Final Net Working Capital is finalized by wire transfer of immediately available funds.

(g)          Notwithstanding anything to the contrary in this Section 1.2.3, Buyer shall not be entitled to any payment pursuant to this Section 1.2.3 due to any difference between the Working Capital Target Amount and the Final Net Working Capital resulting solely from the application by the Company of the accounting methodologies or practices, internal accounting controls or inventory, investment, credit or allowance procedures used in the preparation of the Company Balance Sheet, and such application shall not form the basis for a Working Capital Deficiency Claim.

1.2.4           Consideration Spreadsheet

Schedule 1.2.4 to the Disclosure Memorandum sets forth (a) the number of shares of Stock held by each Shareholder and such Shareholder’s Pro Rata Share, (b) the Closing Cash Amount payable to each Shareholder (calculated based on Stock and Options outstanding as of the date hereof and on the Company’s good faith estimate of the ACL Transaction Costs and the Transaction Costs of the Company and the Company Subsidiaries as of the Closing Date), (c) the Closing Stock Amount and Closing Warrant Amount deliverable to each Shareholder (calculated based on Stock and Options outstanding as of the date hereof), (d) the amount of the Indemnification Escrow payable to each Shareholder and each other Person specified thereon, assuming that none of the Indemnification Escrow is retained by Buyer pursuant to this Agreement, and (e) each Option or other Stock Purchase Right outstanding as of the date hereof and the holder thereof and exercise price.

1.3           The Closing

Upon the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, substantially simultaneously with, but immediately following, the consummation of the transactions contemplated by the Merger Agreement (including the RLJ Merger) or at such other place or at such other time or on such other date as Buyer and the Shareholder Representative may mutually agree upon in writing (the “Closing Date”).

1.4           Tax Withholding

Buyer shall be entitled to deduct and withhold from any payments contemplated by this Agreement such amounts as Buyer reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

1.5           Section 338 Elections; Allocation of Purchase Price

(a)          The Shareholders shall cooperate and join with Buyer in making an election under Section 338(h)(10) of the Code, and any corresponding or similar provision of state or local Law, and Buyer shall have the right to make an election under Section 338(g) of the Code, as applicable, and any corresponding or similar provision of state, local or foreign Law (collectively, the “Section 338 Elections”) with respect to the purchase and sale of the Stock hereunder, and deemed purchase of capital stock or issued shares (as applicable) of the Company Subsidiaries, respectively. The Shareholders agree that Buyer may reasonably make any election required or permitted to be made in connection with the Section 338 Elections. The Shareholders shall execute two Forms 8023 (and any corresponding or similar forms under state or local Law) at the Closing or at such other time as Buyer may reasonably request or as required by the Code in order to effectuate the Section 338 Elections. Buyer and the Shareholders shall file all Tax Returns (including Form 8883) in a manner consistent with the Section 338 Elections. The Shareholders shall pay any Tax attributable to the purchase and sale of the Stock and the making of the Section 338 Elections (including any Taxes imposed under Section 1374 of the Code and any corresponding or similar provision of state or local Law). Neither the Company, the Company Subsidiaries nor the Shareholders shall take or allow any action that would result in the inability of the Shareholders or Buyer to make valid Section 338 Elections.

(b)          In connection with making the Section 338 Elections, Buyer shall prepare and deliver to the Shareholders an allocation of the “aggregate deemed sale price” within the meaning of Treasury Regulations Section 1.338-4, and the “adjusted grossed-up basis,” within the meaning of Treasury Regulations Section 1.338-5, among the assets of the Company and the Company Subsidiaries, as applicable, on IRS Form 8883 in accordance with Treasury Regulations 1.338-6 and 1.338-7 (the “Section 338 Allocation”) within ninety (90) days after the Closing Date for the Shareholders’ review and approval. In preparing the Section 338 Allocation, Buyer generally shall, to the extent reasonably possible, allocate amounts to the tangible assets of the Company based on their book values and allocate any amounts in excess of tangible asset book values to intangible assets, including but not limited to, goodwill and going concern. Upon receipt of the Section 338 Allocation, the Shareholders shall, for a period of twenty (20) days, have the right to review and comment on the schedule, and Buyer shall make such revisions as are reasonably requested by the Shareholders. If the Shareholders and Buyer cannot reach agreement on the Section 338 Allocation, the unresolved issues shall be submitted to a mutually acceptable national accounting firm for resolution. The decision of the accounting firm shall be final and binding and shall be the exclusive remedy for any disputes arising as to the Section 338 Allocation. The fees, costs and expenses of the accounting firm shall be borne by the Shareholders, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate dollar amount of the disputed items or amounts that are not resolved in favor of the Shareholders and Buyer, respectively, bears to the total aggregate dollar amount of items or amounts in dispute resolved by the accounting firm.

(c)          The parties agree not to take or cause to be taken any position or other action inconsistent with the Section 338 Elections or the Section 338 Allocation for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any corresponding or similar provision of state, local or foreign Law), and agree to cooperate and use their reasonable best efforts to accomplish the purpose and objectives of this Section 1.5.

1.6           Shareholder Representative

(a)          Each of the Shareholders hereby irrevocably (except as set forth in Section 1.6(b)) authorizes and appoints Peter Edwards and any replacement representative appointed pursuant to Section 1.6(b) (the “Shareholder Representative”), with full power of substitution and resubstitution, as such Shareholder’s representative and attorney-in-fact and agent to act for such Shareholder with respect to all matters arising in connection with this Agreement, including the power and authority, exercisable in the sole discretion of the Shareholder Representative, to (i) take any action contemplated to or that may be taken by the Shareholders under this Agreement, including pursuant to Article VIII, or any other Operative Document; (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement, including with respect to the final determination of payments to be made pursuant to Section 1.2.3 and any Indemnification Claim pursuant to Article VIII, or any other Operative Document; and (iii) make, execute, acknowledge and deliver any consents, releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other documents or instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement, including pursuant to Article VIII, or any other Operative Document.

(b)          The Shareholder Representative may be removed by written agreement among Buyer and a majority in interest of the Shareholders calculated with reference to each Shareholder’s Pro Rata Share. The Shareholder Representative may resign at any time upon giving 60 days’ prior written notice of such resignation to Buyer, Escrow Agent and each Shareholder, but shall exercise all the powers enumerated in Section 1.6(a) until the effective date of such resignation. In the event of such removal or resignation, or upon the death or disability of the Shareholder Representative, Buyer and a majority in interest of the Shareholders calculated with reference to each Shareholder’s Pro Rata Share shall agree within 30 days after such removal, resignation, death or disability upon a replacement Shareholder Representative. Any Survival Period set forth in Section 8.1 and any period in which any Buyer Indemnified Party is required to provide notice to the Shareholder Representative with respect to any Indemnification Claim or action to be taken in connection with this Agreement shall be deemed to be extended by the number of days that elapses between the Shareholder Representative’s resignation, death or disability and the appointment of a replacement Shareholder Representative.

(c)          The Shareholder Representative shall not be liable to any Shareholder for any action taken or omitted by him hereunder or under any other Operative Document or other document or instrument executed or delivered hereunder, or in connection therewith, except that the Shareholder Representative shall not be relieved of any liability imposed by Law for willful misconduct or gross negligence. Each of the Shareholders acknowledges and agrees that, with respect to the Shareholders, the Shareholder Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Shareholder Representative deems appropriate in such Shareholder Representative’s sole discretion, and the Shareholders, jointly and severally, shall indemnify and hold harmless the Shareholder Representative for all Losses incurred by the Shareholder Representative in connection with the performance of his duties hereunder or under any other Operative Document or in any way relating to him in his capacity as Shareholder Representative hereunder or under any other Operative Document, except to the extent that such Losses are the direct result of the Shareholder Representative’s willful misconduct or gross negligence.

(d)          Each Shareholder agrees that Buyer shall be entitled to rely on any action taken by the Shareholder Representative on behalf of the Shareholders pursuant to Section 1.6(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each such Shareholder as fully as if such Person had taken such Authorized Action. Each Shareholder acknowledges and agrees that any payment made by Buyer on behalf of such Shareholder to the Shareholder Representative pursuant to this Agreement shall constitute full and complete payment to such Shareholder and Buyer shall have no further liability therefor. No Shareholder shall bring any Claim against Buyer as a result of any actions or inactions of the Shareholder Representative.

Article II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as disclosed in the corresponding schedules to the Disclosure Memorandum attached as Exhibit 2 and Exhibits IIA and IIIA (collectively, the “Disclosure Memorandum”) (each of which disclosures shall qualify only the specifically identified sections or subsections hereof to which such section or subsection of the Disclosure Memorandum relates, shall not qualify any other provision of this Agreement and shall not be deemed to be incorporated in any other schedule to the Disclosure Memorandum except to the extent specifically stated in such other section or subsection), in order to induce Buyer to enter into and perform this Agreement, the Company represents and warrants on behalf of itself and the Company Subsidiaries to Buyer as of the date of this Agreement and as of the Closing as follows in this Article II and in Exhibits II and III.

2.1           Organization and Good Standing

(a)          The Company is a corporation duly incorporated, duly organized, validly existing and in good standing under the Laws of the District of Columbia. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. Except as set forth on Schedule 2.1(a) to the Disclosure Memorandum, the Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified on Schedule 2.1(a) to the Disclosure Memorandum, which are the only jurisdictions in which the character of the Company’s properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b)          Each of UK Sub, APL and AIP was incorporated and subsists under the laws of England and Wales and has not been wound up or liquidated. AUS Sub was incorporated and subsists under the Laws of Australia and has not been wound up or liquidated. Each Company Subsidiary has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. No Company Subsidiary is qualified or licensed to do business in any jurisdiction other than its jurisdiction of incorporation, which is the only jurisdiction in which the character of such Company Subsidiary’s properties occupied, owned or held under lease or the nature of the business conducted by such Company Subsidiary makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 2.1(b) to the Disclosure Memorandum, the Company and the Company Subsidiaries are not in default under or in violation of any provision of each such company’s Governing Documents.

2.2           Authority and Enforceability

The Company has the power and authority to execute this Agreement and perform its obligations hereunder and each of the Company and the Company Subsidiaries has the power and authority to execute each of the other Operative Documents to which it is a party and to perform its obligations thereunder. All action on the part of the Company, each Company Subsidiary, and each of their respective directors, officers and shareholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement and by the Company and each Company Subsidiary of the other Operative Documents to which it is a party has been taken. As of the Closing, all action on the part of the Company, each Company Subsidiary, and each of its respective directors, officers and shareholders necessary for the consummation of the Minority Buyouts will have been taken. Assuming that this Agreement and each of the Operative Documents to which Buyer is (or will be) a party is, or will be when executed by Buyer, the valid and binding obligation of Buyer, this Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the other Operative Documents to which the Company and each Company Subsidiary is (or will be) a party, when executed by the Company or such Company Subsidiary, will be the valid and binding obligation of the Company or such Company Subsidiary, enforceable against the Company or such Company Subsidiary in accordance with its terms.

2.3           Capitalization and Stock Rights; Consideration Spreadsheet

(a)          The authorized capital stock of the Company is 10,000,000 shares of stock, $0.01 par value per share. The outstanding capital stock of the Company is as set forth on Schedule 1.2.4 to the Disclosure Memorandum. Except as set forth in Schedule 2.3(a) to the Disclosure Memorandum, the Stock is held of record and beneficially by the Shareholders as set forth on Schedule 1.2.4 to the Disclosure Memorandum, free and clear of any Encumbrances other than restrictions on transfers pursuant to the Securities Act or applicable state or foreign securities laws or restrictions pursuant to the agreements set forth on Schedules 2.3(b) and 2.3(c) to the Disclosure Memorandum (the “Company Share Restrictions”). Except as set forth in Schedule 2.3(a) to the Disclosure Memorandum, as of the date of this Agreement, the outstanding Stock has been duly authorized and validly issued and is fully paid and nonassessable and was issued in compliance with all applicable Laws. As of the Closing, the outstanding Stock will be duly authorized, validly issued, fully paid and nonassessable. The Options outstanding as of the date of this Agreement have been duly authorized and granted in compliance with all applicable Governing Documents and Laws. Schedule 1.2.4 to the Disclosure Memorandum is accurate and complete.

(b)          Other than options to purchase up to 67,140 shares of Stock that have been granted under outstanding option agreements (each such option, an “Option” and all such options, the “Options”) and as otherwise set forth on Schedule 2.3(b) to the Disclosure Memorandum, there are no outstanding or authorized Stock Purchase Rights. Set forth on Schedule 2.3(b) to the Disclosure Memorandum is a spreadsheet accurately reflecting the number of such Options outstanding as of the date of this Agreement, the grant or issue dates, vesting schedules and exercise or conversion prices thereof, and the identities of the holders thereof (each such holder, an “Optionee” and collectively the “Optionees”) and whether or not each such Option is an incentive stock option under Section 421 of the Code. Except as set forth in Schedule 2.3(b) to the Disclosure Memorandum, the Company has delivered or made available to Buyer complete and correct copies of all agreements and documents relating to such Options. On the Closing Date and as of the time immediately before the Closing, there shall be no Options outstanding.

(c)          Except as set forth in Schedule 2.3(c) to the Disclosure Memorandum, there are no stock appreciation rights, phantom stock rights or similar rights with respect to the Company or any Company Subsidiary, there are no shareholders agreements or similar agreements, including any that affect or restrict the voting rights or right to transfer the capital stock of the Company or any Company Subsidiary (including any rights of refusal or offer, co-sale, tag-along or drag-along rights), and there are no investor rights or similar agreements, including any agreements providing for any registration rights, information or inspection rights, or similar rights with respect to the Company or any Company Subsidiary or its securities.

(d)          Except as set forth on Schedule 2.3(d) to the Disclosure Memorandum, the entire issued share capital of each Company Subsidiary has been duly allotted and issued and is fully paid and beneficially owned and (except for shares relating to the Minority Buyouts which will be registered once stamped) registered as of the date of this Agreement as set forth on Schedule 2.3(d) to the Disclosure Memorandum, free and clear of any Encumbrances other than (i) restrictions pursuant to agreements disclosed on Schedule 2.3(d) to the Disclosure Memorandum (collectively, the “Subsidiary Share Restrictions”) and (ii) Permitted Encumbrances. Immediately prior to the Closing, the entire issued share capital of AUS Sub and AIP shall be beneficially and, subject only to stamping and registration of the shares of AUS Sub to be acquired in the Minority Buyouts, legally owned and registered in the name of the Company, free and clear of any Encumbrances other than Permitted Encumbrances, and the entire issued share capital of UK Sub and APL shall be beneficially and, subject only to stamping and registration of the shares of UK Sub to be acquired in the Minority Buyouts, legally owned and registered in the name of AIP, free and clear of any Encumbrances other than Permitted Encumbrances. Other than options granted pursuant to the UK Option Scheme (each such option, a “Subsidiary Option” and all such options, the “Subsidiary Options”) and as otherwise set forth on Schedule 2.3(d) to the Disclosure Memorandum, there are no outstanding Company Subsidiary Stock Purchase Rights. Set forth on Schedule 2.3(d) to the Disclosure Memorandum is a spreadsheet accurately reflecting the number of such Subsidiary Options outstanding as of the date of this Agreement, the grant or issue dates, vesting schedules and exercise or conversion prices thereof, and the identities of the holders thereof. The Company has delivered or made available to Buyer complete and correct copies of all agreements and documents relating to such Subsidiary Options. There are no share appreciation rights, phantom share rights or similar rights with respect to any Company Subsidiary.

2.4           Company Subsidiaries and Affiliates

Other than the Company’s and AIP’s ownership interests in the Company Subsidiaries and as set forth on Schedule 2.4 to the Disclosure Memorandum, neither the Company nor any Company Subsidiary owns or controls, or has ever owned or controlled, directly or indirectly, any ownership, equity, voting or other interest in any Person, and is not a party to or otherwise obligated under any agreement or commitment to purchase any such interest.

2.5           No Approvals; No Conflicts

The execution, delivery and performance by each of the Company and the Company Subsidiaries of this Agreement and the other Operative Documents to which the Company or such Company Subsidiary is a party and the consummation by each of the Company and the Company Subsidiaries of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach of or constitute a default under any provision of the Governing Documents of the Company or any Company Subsidiary, (b) except as set forth on Schedule 2.5(b) to the Disclosure Memorandum, require any consent, approval or authorization of, or notice to, any Person under, or result in a default (with or without the giving of notice or lapse of time, or both) under, or the acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any Material Contract, (c) (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of Law or any judgment, decree, order, regulation or rule of any Governmental Body applicable to the Company or any Company Subsidiary, or (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Governmental Body, except for compliance with the requirements of the HSR Act, (d) result in the creation of any Encumbrance on any assets of the Company or any Company Subsidiary, other than such Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (e) except where such invalidation or adverse effect would not reasonably be expected to have a Company Material Adverse Effect, invalidate or adversely affect any permit, license or authorization used in the conduct of the business of the Company or any Company Subsidiary.

2.6           Financial Statements and Accounts Receivable and Payable

2.6.1           Financial Statements

(a)          The Company has delivered to Buyer consolidated combined balance sheets and statements of income and cash flows of the Company and the Company Subsidiaries as of and for the years ended December 31, 2009, 2010 and 2011, and accompanying notes, audited by Baker Tilly Virchow Krause, LLP (collectively, the “Financial Statements”). The Financial Statements include all of the accounts of the Company and the Company Subsidiaries. The Financial Statements (i) are consistent with the books and records of the Company and the Company Subsidiaries; (ii) have been prepared in conformity with US GAAP (except as disclosed in the notes thereto) applied on a consistent basis throughout the periods covered and (iii) fairly present in all material respects and in accordance with US GAAP the financial position, results of operations and changes in financial position of the Company and the Company Subsidiaries as of the dates and for the periods indicated. The consolidated combined balance sheet of the Company and the Company Subsidiaries as of December 31, 2011 is herein referred to as the “Company Balance Sheet.” The Company has delivered or made available to Buyer accurate and complete copies of all management letters and other correspondence received since January 1, 2009 from the Company’s and the Company Subsidiaries’ accountants relating to the Company’s or the Company Subsidiaries’ financial statements, accounting controls and all related matters (excluding any correspondence relating exclusively to administrative matters, including billing, scheduling, information requests or similar matters). There has been no incidence of Fraud that involves any current or former directors, officers or employees of the Company or any Company Subsidiary. Other than in Canada, the United Kingdom, and Australia, the Company and the Company Subsidiaries have never derived revenue in any fiscal year, on a consolidated basis, in excess of $500,000 from the sale of goods or services in any country outside of the U.S.

(b)          Schedule 2.6.1(b) to the Disclosure Memorandum sets forth, as of the date of this Agreement, all Transaction Costs of the Company and the Company Subsidiaries in the aggregate and with respect to each Person paid or entitled to a payment of a portion of such Transaction Costs.

(c)          Schedule 2.6.1(c) to the Disclosure Memorandum sets forth, as of the date of this Agreement, all ACL Transaction Costs of the Company and the Company Subsidiaries incurred or accrued as of the date of this Agreement, in the aggregate and with respect to each Person paid or entitled to a payment of a portion of such ACL Transaction Costs.

2.6.2           Accounts Payable and Other Liabilities; No Undisclosed Liabilities

As of the date of this Agreement, the Company and the Company Subsidiaries have no material liabilities or obligations (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet, except: (a) liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice or as set forth on Schedule 2.6.2 to the Disclosure Memorandum, (b) Transaction Costs and (c) liabilities or obligations under this Agreement. The accounts payable set forth in the Closing Balance Sheet and incurred through the Closing Date represent trade payables resulting from bona fide transactions incurred in the ordinary course of business. Neither the Company nor any Company Subsidiary is a guarantor, indemnitor, surety or other obligor of any Indebtedness of any other Person (other than of the Company or any Company Subsidiary). As of the date of this Agreement, there are no unpaid invoices or other Claims representing material amounts alleged to be owed by the Company or any Company Subsidiary that the Company or any Company Subsidiary has disputed or determined to dispute or refuse to pay. Except as set forth on Schedule 2.6.2 to the Disclosure Memorandum, the Company and the Company Subsidiaries maintain reasonable reserves for their ordinary course customer returns, and such reserves are reflected in the Company Balance Sheet.

2.6.3           Accounts Receivable

Except as set forth in Schedule 2.6.3 to the Disclosure Memorandum, all accounts and notes receivable of the Company and the Company Subsidiaries reflected in the Company Balance Sheet, and all accounts and notes receivable of the Company and the Company Subsidiaries arising subsequent to the date of the Company Balance Sheet (a) arose from bona fide transactions in the ordinary course of business and are receivable on terms consistent with past practices, (b)  are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (c) are not subject to any set-off or counterclaim, other than as provided for under applicable reserve for returns reflected in the Company Balance Sheet or pursuant to any cooperative advertising arrangement entered into by the Company or a Company Subsidiary after the date hereof in the ordinary course of business and consistent with past practice, (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (e) are collectible in the ordinary course of business consistent with past practice for ninety-five percent (95%) of the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Company Balance Sheet, and (f) are not the subject of any Claim brought by or on behalf of the Company or any Company Subsidiary. There are no security arrangements or collateral securing the repayment or other satisfaction of receivables of the Company or any Company Subsidiary.

2.6.4           Internal Controls

The Company and the Company Subsidiaries (a) make and keep books and records in a consistent manner that are accurate in all material respects and (b) maintain internal accounting controls that provide reasonable assurance that (i) transactions are and have been executed in accordance with management’s authorization, (ii) transactions are and have been recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is and has been permitted only in accordance with management’s authorization, and (iv) the reported accountability for their assets is compared with existing assets at reasonable intervals. There has not been (A) to the Company’s Knowledge, any deficiency in the design or operation of internal controls which could affect the ability of the Company or any of the Company Subsidiaries to record, process, and summarize its consolidated financial data or any weaknesses in internal controls of the Company or any of the Company Subsidiaries or (B) any Fraud that involves management or other employees who have a role in the internal controls of the Company or any of the Company Subsidiaries. With regard to the Financial Statements, there were no deficiencies or material weaknesses found by the Company or any Company Subsidiary’s auditor or otherwise determined. Since the date of the Company Balance Sheet, there have been no changes in internal controls or in other factors that could materially affect internal controls by the Company or any of the Company Subsidiaries, including any corrective actions with regard to any material deficiency or weakness.

2.7           Absence of Certain Changes or Events

Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet, (a) as of the date of this Agreement, neither the Company nor any Company Subsidiary, nor any of their officers or directors, in their representative capacities on behalf of the Company or any Company Subsidiary, have conducted the business of the Company and the Company Subsidiaries in such a manner, or taken or failed to take any action, that if so conducted, or taken or not taken between the date of this Agreement and the Closing, would require the prior written consent of Buyer pursuant to Section 6.1 other than as set forth on Schedule 2.7 to the Disclosure Memorandum; and (b) there has not occurred any Company Material Adverse Effect.

2.8           Taxes

Except as set forth in Schedule 2.8 to the Disclosure Memorandum:

(a)          The Company (i) has timely filed on or before the applicable due date with each appropriate Governmental Body all Tax Returns required to be filed by or with respect to it, and all such Tax Returns have been properly completed in compliance with applicable legal requirements and are accurate and complete in all material respects, and (ii) has fully and timely paid, or has made adequate provision on the Financial Statements in accordance with GAAP for, all Taxes required to be paid by it (whether or not such Taxes have been reflected on any Tax Return). The Company is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes that the Company has been required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Body in compliance with all applicable legal requirements.

(b)          The unpaid Taxes of each of the Company and the Company Subsidiaries did not, as of the date of the Company Balance Sheet, exceed the reserves for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet. Except in connection with transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

(c)          (i) There are no pending or, to the Company’s Knowledge, threatened Claims in writing by any Governmental Body with respect to Taxes relating to the Company, (ii) No extension or waiver of the limitation period applicable to any Tax Return of the Company is in effect or has been requested, (iii) all deficiencies claimed, proposed or asserted or assessments made as a result of any examinations by any Governmental Body of the Tax Returns of, or with respect to, the Company have been fully paid, fully settled, or are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, (iv) to the Company’s Knowledge none of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for the purposes of U.S. Taxes for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date, and (v) there are no Encumbrances for Taxes on assets of the Company or any of the Company Subsidiaries except for Permitted Encumbrances.

(d)          Neither the Company nor any Company Subsidiary has executed or filed with any Governmental Body any power of attorney with respect to any Taxes of the Company or the Company Subsidiaries.

(e)          Neither the Company nor any Company Subsidiary (i) has been a member of any Affiliated Group that filed or was required to file a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company), including any Tax Return with respect to which any of the Company Subsidiaries has surrendered, or may surrender, any amounts by way of group relief or similar arrangement, (ii) is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, or (iii) has any liability for the Taxes of any other Person under Treasury Regulation § 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law, including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract, or otherwise.

(f)          The Company has not participated in, and currently is not participating in, a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b)(2), or any transaction requiring disclosure under any similar provision of state, local or foreign Law.

(g)          The Company has delivered or made available to Buyer correct and complete copies of all Tax Returns of the Company and each Company Subsidiary for which the statute of limitations has not expired, and all tax rulings received, and all audit reports and statements of deficiencies assessed against or agreed to, by any of them.

(h)          No Claim has been made by a Governmental Body in writing in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction. The Company and each Company Subsidiary are filing all required Tax Returns with all jurisdictions with respect to which the Company and any Company Subsidiary reasonably believe that nexus exists as to each applicable tax under currently-applicable law in each such jurisdiction.

(i)          The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)          Neither the Company nor any Company Subsidiary has distributed stock of another Person, or had its stock distributed by another Person within the last two years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)          Schedule 2.8(k) to the Disclosure Memorandum sets forth all material elections with respect to Taxes made by or with respect to Company or any Company Subsidiary.

(l)          No Shareholder holds shares of Stock that are nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(m)          The Company has made a valid election, effective as of January 1, 1989, for the Company to be treated as an S corporation within the meaning of Section 1361(a) of the Code (and any corresponding or similar provision of state, local or foreign Law). For federal and applicable state and local income Tax purposes, the Company has properly qualified as an S corporation since the effective date of such election through the date of this Agreement, and will properly qualify as an S corporation through and until the Closing Date in all jurisdictions in which it is subject to Tax. Since the effective date of such election, the Company has never been subject to income Tax as a C corporation within the meaning of Section 1361(a) of the Code (or any corresponding or similar provision of state, local or foreign Law).

(n)          The Company will not be obligated to pay Tax under Section 1374 of the Code (or any corresponding or similar provision of state, local or foreign Law) in connection with the transactions contemplated by this Agreement. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past five (5) years, (i) acquired assets from another corporation in a transaction in which the Company’s (or qualified subchapter S subsidiary’s) Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(o)          None of the Company Subsidiaries is or has ever been a “qualified subchapter S subsidiary” within the meaning Section 1361(b)(3)(B) of the Code (and any corresponding or similar provision of any U.S. state or local Law).

(p)          Each of the Company and the Company Subsidiaries has complied with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order that has been specifically provided by a Tax Authority to the Company or any Company Subsidiary and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, holiday or reduction agreement. Neither the Company nor any of the Company Subsidiaries has participated in, or cooperated with, an “international boycott” within the meaning of Section 999 of the Code.

(q)          Neither the Company nor any of the Company Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by reason of having a permanent establishment or other place of business or material source of income in that jurisdiction. Each of the Company and the Company Subsidiaries (i) has complied with requirements of Section 482 of the Code and the Treasury Regulations thereunder (or any corresponding or similar provision of state, local or foreign Law) and (ii) timely and properly prepared and maintained all documentation necessary to avoid the imposition of any penalty under Section 6662(e) of the Code (or any corresponding or similar provision of state, local or foreign Law).

(r)          Schedule 2.8(r) to the Disclosure Memorandum sets forth (i) a list of all corporations, associations, joint ventures, partnerships, limited liability companies or other “business entities” within the meaning of Treasury Regulation Section 301.7701-2(a) in which Company directly or indirectly holds an interest and (ii) identifies (A) the jurisdiction of formation or organization of each such business entity, (B) the classification of each such business entity for U.S. federal income Tax purposes and (C) each such business entity for which an election under Treasury Regulation Section 301.7701-3(c) is in effect and the effective date of such election. For federal and applicable state and local income Tax purposes, each business entity listed in clause (i) above has properly been classified since its formation through the date of this Agreement, and will properly be classified through and until the Closing Date, as identified in clause (ii)(B) above.

(s)          Except as set forth on Schedule 2.8(s) to the Disclosure Memorandum, the Company does not directly or indirectly hold an interest in any (i) “passive foreign investment company” within the meaning of Code Section 1297(a) or (ii) “controlled foreign corporation” within the meaning of Code Section 957(a).

2.9           Property

(a)          Neither the Company nor AUS Sub owns or has ever owned any real property. Schedule 2.9(a) to the Disclosure Memorandum contains an accurate and complete list as of the date of this Agreement of all real property leased or currently being used or expected to be used by the Company or AUS Sub and their respective addresses and the leases pursuant to which such Real Property is leased or used or expected to be used. The Company has made available to Buyer accurate and complete copies (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) of all written, and written summaries of the terms of any oral, leases of, and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in (collectively, the “Real Property Leases”), real property leased or currently being used or expected to be used by the Company or AUS Sub (the “Real Property”). With respect to each Real Property Lease, (i) such lease is valid, binding and enforceable in accordance with its terms against the Company or AUS Sub, as applicable, and, to the Knowledge of the Company and except as set forth on Schedule 2.9(a) to the Disclosure Memorandum, against any other party thereto or other Person with an interest in the Real Property that is the subject of such Real Property Lease, (ii) the Company or AUS Sub, as applicable, has performed in all material respects all obligations imposed on it thereunder, and (iii) neither the Company or AUS Sub, as applicable, nor, to the Knowledge of the Company, any other party thereto is in default thereunder, nor has any event occurred or, to the Knowledge of the Company, is reasonably likely to occur, that with the giving of notice or lapse of time, or both, would constitute a material default thereunder by the Company or AUS Sub, as applicable, or, to the Knowledge of the Company, by any other party. Neither the Company nor AUS Sub (i) owes any brokerage commissions or finder’s fees with respect to each Real Property Lease, (ii) has subleased or licensed any Real Property Lease or any portion thereof or otherwise granted to any Person the right to occupy or otherwise use such Real Property or any portion thereof. The Real Property Leases provide the Company and AUS Sub with access to real property required to continue to conduct their business in the ordinary course consistent with past practices.

(b)          The material personal property owned, leased and licensed by the Company and the Company Subsidiaries (the “Personal Property”), the Real Property, and the UK Property include (i) all the properties and assets reflected in the Company Balance Sheet and (ii) all the properties and assets purchased by the Company or any Company Subsidiary since the date of the Company Balance Sheet, except for such properties or assets sold, used up or disposed in the ordinary course of business and consistent with the past practice of the Company or the Company Subsidiary, as applicable; provided, however, that the net effect of such changes in the aggregate were not materially adverse to the Company and the Company Subsidiaries. The properties and assets owned, leased or licensed by the Company and the Company Subsidiaries include all properties and assets used in the business of the Company and the Company Subsidiaries. The Company’s and the Company Subsidiaries’ offices and other structures and the Personal Property are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put. The interests of the Company and the Company Subsidiaries in the Real Property, the UK Property and the Personal Property are free and clear of all Encumbrances, except for Permitted Encumbrances and the Subsidiary Share Restrictions. The material tangible Personal Property (excluding inventory) as of the date of this Agreement is identified on Schedule 2.9(b) to the Disclosure Memorandum.

2.10         Contracts

2.10.1         Material Contracts

Schedule 2.10.1 to the Disclosure Memorandum contains an accurate and complete list of, and the Company has made available to Buyer accurate and complete copies of, every written Contract of the types described in clauses (a) through (u), below, in effect as of the date of this Agreement, to which any of the Company or the Company Subsidiaries is a party or bound by (each, a “Material Contract”); provided, however, that “Material Contract” shall not include any Distribution Agreements other than those specifically identified in clause (n) below (and, for the avoidance of doubt, no Distribution Agreement shall be included in the Contracts identified in clauses (a) – (m) and (o) – (u)).

(a)          (i) employment or consulting Contracts that either (x) provide total compensation for the 2012 calendar year that is expected to be equal to or greater than $100,000 per person or (y) cannot be terminated by the Company or a Company Subsidiary at will without liability (such as severance or other compensation), and (ii) any Retention Incentive Agreements, any Contracts that provide for Severance Payment Obligations and any Contracts that provide for other bonus or incentive compensation agreements with any current or former employees, officers or directors of the Company or any Company Subsidiary;

(b)          employee collective bargaining agreements or other contracts with any labor union;

(c)          leases, rentals, occupancy, installment and conditional sale agreements or similar agreements under which the Company or any Company Subsidiary is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party at an annual payment in excess of $50,000 and which are not terminable by the Company or Company Subsidiary on thirty (30) days’ notice without penalty or premium;

(d)          Contracts that require the Company or any Company Subsidiary to purchase materials, content, supplies, equipment or services from others for payment of more than $100,000 and which are not terminable by a Company or any Company Subsidiary on thirty (30) days’ notice without penalty or premium;

(e)          Contracts (excluding purchase orders, sales orders and invoices) that require the Company or any Company Subsidiary to sell assets or properties of the Company or any Company Subsidiary for more than $20,000 or require the Company or any Company Subsidiary to deliver products or services to third parties for annual payments of more than $20,000;

(f)          Contracts pursuant to which the Company or any Company Subsidiary has acquired or agreed to acquire an equity interest in or all or substantially all of the assets or business of any other Person;

(g)          Contracts relating to Indebtedness of the Company or any Company Subsidiary or other Contracts under which the Company or any Company Subsidiary guarantees Indebtedness, liabilities or obligations of any Person other than of the Company or any Company Subsidiary;

(h)          mortgages, pledges, security agreements, deeds of trust or other documents, in each case granting an Encumbrance (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) securing obligations of the Company or any Company Subsidiary in excess of $20,000;

(i)          Contracts that contain restrictions that (i) limit the ability of the Company or any Company Subsidiary to conduct its business (including Contracts that contain noncompetition or nonsolicitation provisions), other than Contracts that contain (A) limitations on the use by the Company or any Company Subsidiary of, or the rights of the Company or any Company Subsidiary with respect to, Distribution Rights or Third-Party IP imposed by the Licensor thereof or (B) restrictions relating to confidentiality, publicity, advertising, or the use of any information, (ii) obligate the Company or any Company Subsidiary to provide exclusivity or “most favored nation” benefits to any Person, (other than provisions governing the rights of the Licensor of any Third-Party IP or its affiliates to purchase Inventory embodying the licensed Third-Party IP), or (iii) require the Company or any Company Subsidiary to purchase or sell a minimum amount of goods or services with an annual value in excess of $20,000;

(j)          Contracts between the Company or any Company Subsidiary, on the one hand, and any officer or director of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary entitled to annual compensation, in the aggregate, of more than $100,000, on the other hand, other than employment or consulting Contracts (which, for the avoidance of doubt, shall be Material Contracts to the extent provided by Section 2.10.1(a)).

(k)          partnership or joint venture agreements, or any other Contract that requires sharing of revenues or profits or fees based on revenue or profit generation (other than royalty payments made pursuant to Intellectual Property Agreements or Distribution Agreements), or that provides for referral fees or bounties, in any case, that would reasonably be expected to require payment by the Company or any Company Subsidiary of more than $20,000 in any year.

(l)          Contracts (other than Intellectual Property Agreements) that, by their express terms, require individual capital expenditures after the date hereof in an amount in excess of $50,000;

(m)          Contracts with respect to the financing, development or other Exploitation of any entertainment product or any Intellectual Property Right therein, including any Distribution Rights, that involve an outstanding obligation as of the date hereof to or of the Company or any Company Subsidiary of more than $50,000;

(n)          The Distribution Agreements and Intellectual Property Agreements that comprise the top 30 U.S. and top 45 U.K. Royalty Reporting Groups by Video Sales Revenue for the 12-month period ended December 31, 2011, which are set forth on Schedule 2.10.1(n) to the Disclosure Memorandum and (ii) the Distribution Agreements entered into by the Company or any Company Subsidiary after December 31, 2011 with total royalty advances in excess of $100,000 (if denominated in US dollars or a currency other than British Pounds) or £60,000 (if denominated in British Pounds);

(o)          Contracts which require any Person other than the Company or any Company Subsidiary to guarantee any obligation of the Company or any Company Subsidiary;

(p)          Any advertising agreement generating revenues or requiring payment reasonably expected to exceed $25,000 annually;

(q)          Contracts relating to any interest rate, currency or commodity or derivatives or hedging transaction;

(r)          Contracts with any Governmental Body;

(s)          Contracts (excluding Intellectual Property Agreements or other Contracts relating to the Company IP) in which the Company or any Company Subsidiary agrees to provide indemnification that would reasonably be expected to result in liability in excess of $50,000;

(t)          Contracts granting a power of attorney, agency or similar authority to any Person other than the Company or any Company Subsidiary; and

(u)          other Contracts that (i) have a term of greater than one year that cannot be cancelled by the Company or any Company Subsidiary with less than 30 days’ written notice without liability, penalty or premium and (ii) involved an aggregate annual payments during fiscal 2011, or is reasonably expected to involve aggregate annual payments during fiscal 2012, in excess of $100,000.

2.10.2         No Breach of Material Contracts, Intellectual Property Agreements or Distribution Agreements

Except as set forth on Schedule 2.10.2 to the Disclosure Memorandum, neither the Company nor any of the Company Subsidiaries has breached, violated or defaulted under (with or without notice or lapse of time or both) any of the terms or conditions of any Material Contract, Intellectual Property Agreement or Distribution Agreement to which such Company or Company Subsidiary is a party. Except as set forth on Schedule 2.10.2 to the Disclosure Memorandum, each Material Contract and each other Distribution Agreement and Intellectual Property Agreement is in full force and effect and enforceable against the Company or the Company Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party thereto. Except as set forth on Schedule 2.10.2 to the Disclosure Memorandum, to the Company’s Knowledge, no Material Contract, Intellectual Property Agreement or Distribution Agreement is subject to any breach, violation or default thereunder (with or without notice or lapse of time or both) by any party obligated to any of the Company or the Company Subsidiaries pursuant thereto. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notification that any party to any Material Contract or Intellectual Property Agreement or other Distribution Agreement intends to cancel, terminate, materially modify or refuse to perform such Material Contract or Intellectual Property Agreement or other Distribution Agreement, and, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notification that any party to any Material Contract or Intellectual Property Agreement or other Distribution Agreement intends to refuse to renew such Material Contract or Intellectual Property Agreement or other Distribution Agreement.

2.10.3         Further Representations Regarding Distribution Agreements

(a)          Schedule 2.10.3(a) to the Disclosure Memorandum (which shall be delivered to Buyer no later than three Business Days following the initial filing of the Registration Statement and will be updated to reflect such information not less than 10 days prior to the Closing Date) will set forth with respect to each Royalty Reporting Group relating to the Distribution Agreements identified in Schedule 2.10.1(n) to the Disclosure Memorandum, the status of any contingent royalty advance payable as of January 31, 2012, the status of unrecouped advances as of December 31, 2011 and the Company’s Video Sales Revenue with respect thereto for the 12-month period ended December 31, 2011. The information set forth in Schedule 2.10.3(a) to the Disclosure Memorandum shall be true, correct and complete in all material respects. True, accurate and complete copies of all Distribution Agreements have been made available to Buyer.

(b)          Except as set forth on Schedule 2.10.3(b) to the Disclosure Memorandum, (i) to the Company’ Knowledge (without any requirement of reasonable inquiry), the Licensors have delivered or are contractually required to deliver all of the Distribution Rights that each Distribution Agreement purports to deliver and all programming, products and services contemplated to be provided pursuant to such Distribution Agreements, free and clear of any Encumbrances which would impair or interfere with the Company’s or the Company Subsidiaries’ quiet enjoyment of any granted rights throughout the applicable distribution term and territory, other than the Permitted Encumbrances; (ii) as of the date of this Agreement, neither the Company nor any Company Subsidiary has received a written notice of any Claim or otherwise has Knowledge that the Distribution Rights contemplated to be provided pursuant to any Distribution Agreement infringes the rights of any third party; and (iii) to the Company’s Knowledge, the Licensors party to each Distribution Agreement have obtained all rights, permissions, releases, consents and licenses (including all music master and synchronization licenses) required to enable the Company and the Company Subsidiaries to fully provide for the Exploitation of the relevant Distribution Rights in accordance with the terms of each applicable Distribution Agreement.

2.11         Suppliers, Licensors and Customers

Schedule 2.11 to the Disclosure Memorandum sets forth (i) the 20 largest suppliers, (ii) the 20 largest Licensors and (iii) the 20 largest customers of the Company and the Company Subsidiaries, each based on the dollar amount of cost of sales (for suppliers), aggregate advances and royalty overages paid (for Licensors) and net sales (for customers) for each of the 2010 and 2011 fiscal years and sets forth the dollar amount of cost of sales and net sales for each of the 2010 and 2011 fiscal years for such suppliers, Licensors and customers. Except as set forth on Schedule 2.11 to the Disclosure Memorandum, to the Company’s Knowledge, as of the date of this Agreement, the relationships of the Company and the Company Subsidiaries with such suppliers, Licensors and customers are good commercial working relationships. Except as set forth on Schedule 2.11 to the Disclosure Memorandum, as of the date of this Agreement, no supplier, Licensor or customer listed on Schedule 2.11 to the Disclosure Memorandum has cancelled or otherwise terminated, decreased materially, or advised the Company or any Company Subsidiary or, to the Company’s Knowledge, threatened that it intends to cancel, terminate or otherwise substantially modify its relationship with the Company or any Company Subsidiary or decrease materially or limit its services, products, supplies or materials to the Company or any Company Subsidiary, or the purchase or other usage of any of the Company’s or any Company Subsidiary’s products or services, and, to the Company’s Knowledge, no circumstance exists that would cause any such cancellation, termination, modification, decrease or limitation. Except as set forth on Schedule 2.11 to the Disclosure Memorandum, there are no pending or, to the Company’s Knowledge, threatened Claims relating to any suppliers, Licensors or customers that would reasonably be expected to have a Company Material Adverse Effect.

2.12         Warranties and Returns

Schedule 2.12 to the Disclosure Memorandum sets forth the return and refund policies that pertain to the business, products or services of the Company and the Company Subsidiaries. Schedule 2.12 to the Disclosure Memorandum also discloses the amounts charged to returns from the Company’s and the Company Subsidiaries’ operations on the Company’s and the Company Subsidiaries’ books and records for the past three fiscal years. Except as set forth on Schedule 2.12 to the Disclosure Memorandum or as set forth in the Intellectual Property Agreements or the Distribution Agreements, neither the Company nor any of its Company Subsidiaries have made any express warranties in connection with the sale or license of products or services or the performance of services. Claims against the Company or any Company Subsidiary for Warranty Costs (individually or in the aggregate) with respect to products or services during each of the Company’s last three fiscal years did not exceed $10,000, and there are no outstanding or, to the Knowledge of the Company, threatened, Claims for any such Warranty Costs that would exceed $10,000 (individually or in the aggregate).

2.13         Claims and Orders

(a)          Except as set forth on Schedule 2.13(a) to the Disclosure Memorandum, there are, and during the 36 months preceding the date of this Agreement there have been, no Claims filed, pending or involving or, to the Knowledge of the Company, threatened, and, to the Company’s Knowledge, there is no basis therefor, against the Company or any Company Subsidiary before or by any Person that would reasonably be expected to have a Company Material Adverse Effect, and there are no pending disagreements or disputes, or to the Company’s Knowledge, basis therefor, that are reasonably likely to lead to the assertion of such a Claim. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any Company Subsidiary is a party or by which it is bound. To the Knowledge of the Company, there is no proposed order of any Governmental Body (or reasonable basis therefor) that, if issued or otherwise put into effect, would have a Company Material Adverse Effect.

(b)          Except as set forth on Schedule 2.13(b) to the Disclosure Memorandum, there are no presently pending or, to the Knowledge of the Company, threatened, and, to the Company’s Knowledge, there is no reasonable basis for any, civil, criminal or administrative Claims relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company or any Company Subsidiary.

(c)          To the Knowledge of the Company (which, with regard to the representations set forth herein regarding an officer or division manager of the Company, shall not include the actual knowledge of that officer or division manager about himself), (i) no Listed Employee has been the subject of a criminal proceeding (excluding minor traffic violations), (ii) no petition under the federal bankruptcy Laws or any state insolvency Law (or the local equivalent in the relevant jurisdiction) has been filed by or against, or a receiver or similar officer appointed for, any Listed Employee and (iii) no Listed Employee has ever been found by any Governmental Body to have violated any federal or state Laws or regulations (or Laws in any jurisdiction in which a Company Subsidiary carried on business), excluding minor traffic violations. To the Knowledge of the Company (and, with regard to those Persons other than directors and officers, to the Knowledge of the Company without a requirement of reasonable inquiry), no current director or officer, employee or contractor of the Company or any Company Subsidiary is the subject of any order, judgment or decree of, or has entered into an agreement with, any Governmental Body permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession or business practice within the Designated Industry.

(d)          Except as set forth on Schedule 2.13(d) to the Disclosure Memorandum, neither the Company nor any Company Subsidiary has conducted or initiated any internal investigations (other than internal audits or employee investigations in the ordinary course of business) or made any disclosure to any Governmental Body with respect to any alleged act of material non-compliance under any applicable Laws.

2.14         Labor and Employment Matters

(a)          Each of the Company and AUS Sub have a clearly articulated procedure for employees to present complaints of unfair treatment, discrimination or harassment. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, and the Company and the Company Subsidiaries have not experienced any work stoppage or other labor difficulty since their inception. Except as set forth on Schedule 2.14(a) to the Disclosure Memorandum, to the Knowledge of the Company, as of the date of this Agreement, no employee intends to terminate his or her employment or relationship with the Company or any Company Subsidiary. No collective bargaining agreement is binding on the Company or any Company Subsidiary. There are no organizational efforts presently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary. All employees of the Company (but excluding employees of Company Subsidiaries) are employed on an “at will” basis, are eligible to work and are lawfully employed in the United States. All employees of the Company Subsidiaries are eligible to work and are lawfully employed in their applicable jurisdiction of employment. Neither the Company nor any Company Subsidiary has characterized or treated as an independent contractor any Person currently providing services to the Company or any Company Subsidiary who under applicable Law should be characterized as an employee. Except as set forth on Schedule 2.14(a) to the Disclosure Memorandum, each employee and officer of the Company hired on or after June 2007, has executed a nondisclosure agreement in substantially the form provided to Buyer. Except as set forth on Schedule 2.14(a) to the Disclosure Memorandum, to the extent that the Company or any Company Subsidiary currently obtains or has obtained since June 2007 services through outside contractors, each Person providing such services to the Company or such Company Subsidiary has executed a nondisclosure agreement in substantially the form provided to Buyer. Schedule 2.14(a) to the Disclosure Memorandum lists, as of the date of this Agreement: (i) each employment or consulting Contract to which the Company or any Company Subsidiary is a party pursuant to which any Person is entitled to compensation or other payments from the Company or any Company Subsidiary in respect of past or future services provided, or to be provided, to the Company or any Company Subsidiary by any such Person; and (ii) each state or other jurisdiction in which the Company and each Company Subsidiary employs any Person or engages the services of any consultant.

(b)          Schedule 2.14(b) to the Disclosure Memorandum is an accurate and complete list as of the date of this Agreement showing the names and positions of all current employees, independent contractors and consultants of the Company and the Company Subsidiaries, together with the following with respect to each such individual: employer company; current employment status (whether they are actively employed or on leave of absence or layoff status); date of hire; current compensation package (including benefits and perquisites); total compensation package (including benefits and perquisites) for the 2011 calendar year; and unused vacation, sick leave and floating holidays as of the date of the Company Balance Sheet. Except as set forth in Schedule 2.14(b) to the Disclosure Memorandum, none of the Company or the Company Subsidiaries has, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wages and benefits in the ordinary course of business).

2.15         Employee Benefit Plans

(a)          Schedule 2.15(a) to the Disclosure Memorandum contains a complete and accurate list of all Employee Benefit Plans in effect as of the date of this Agreement. Neither the Company nor any ERISA Affiliate has any agreement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. Except as set forth in Schedule 2.15(a) to the Disclosure Memorandum, each Employee Benefit Plan may be amended and terminated by the Company or any applicable ERISA Affiliate at any time and for any reason without penalty and without liability or expense in excess of routine administrative expense of amendment or termination process. Except in connection with the alteration of Employee Benefit Plans as expressly contemplated by this Agreement, no announcement has been made (or is being considered) regarding continuing, introducing or altering any Employee Benefit Plan.

(b)          Except as set forth in Schedule 2.15(b) to the Disclosure Memorandum, the Company has delivered or made available to Buyer true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all the Employee Benefit Plans in effect as of the date of this Agreement (and all amendments thereto), and to the extent applicable to a particular Employee Benefit Plan, (i) the three most recent annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) the most recent summary plan description, and all summaries of modifications related thereto, and other communications distributed or made with respect to such Employee Benefit Plan during the past 24 months; (iii) all Contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including each insurance policy, certificate of insurance and administrative service agreement relating to Employee Benefit Plans; (iv) the most recent opinion or determination letter issued by the IRS with respect to such Employee Benefit Plan and the application therefor; (v) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (vi) all correspondence to or from any Governmental Body relating to any Employee Benefit Plan during the past six years; and (vii) all coverage, nondiscrimination, top-heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years.

(c)          With respect to each Employee Benefit Plan: (i)  such Employee Benefit Plan is, and at all times has been, maintained, administered and funded in all material respects in accordance with its terms and in compliance with all applicable Laws (including equal treatment, anti-age discrimination, and data protection requirements); (ii) the Company and its ERISA Affiliates have not breached any ERISA fiduciary duties and obligations or other material duties or obligations arising by operation of Law, by Contract or otherwise under or with respect to such Employee Benefit Plan; (iii) no transaction or event has occurred or, to the Knowledge of the Company, is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (iv) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate would reasonably be expected to incur, directly or indirectly, any liability or expense (except for routine premium payments, contributions, benefit payments and administrative expenses) under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

(d)          Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has met, in all material respects, the requirements for tax qualification and its related trust or group annuity contract has met, in all material respects, the requirements for exemption from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan is the subject of an unrevoked favorable opinion or determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code through that legislation commonly referred to as “EGTRRA.” Nothing has occurred or is reasonably expected by the Company, any ERISA Affiliate or any Shareholder to occur that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract. No such Employee Benefit Plan is or ever has been a “top-heavy plan,” as defined in Section 416 of the Code.

(e)          All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Company Balance Sheet or in the Company’s books and records for periods after the date of the Company Balance Sheet. All Taxes that are required by Law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository in a timely manner.

(f)          As of the date of this Agreement, there are no Claims (other than routine Claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Company’s Knowledge, is there a reasonable basis for any such Claim. As of the date of this Agreement, no Employee Benefit Plan is under investigation, audit or review by the IRS, DOL or any other Governmental Body and, to the Knowledge of the Company, no such action is contemplated or under consideration by the IRS, DOL or any other Governmental Body. No compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Compliance Program has been made, is pending, in progress or is being or has been considered.

(g)          Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, and none of such Persons has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(h)          Other than the Severance Payment Obligations and any statutory or other required “notice” periods and payments under applicable law (and, for the avoidance of doubt, excluding amounts payable (i) with respect to unemployment benefits, (ii) in connection with the termination of an employee that constitutes a “redundancy” under applicable United Kingdom or Australian law or (iii) as a result of any violation of any federal, state, local or foreign Law governing the termination of employees), neither the Company, any ERISA Affiliate nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code.

(i)          Other than the Incentive Payment Obligations and as set forth on Schedule 2.15(i) to the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement and the other Operative Documents (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, any of their respective Affiliates or any Employee Benefit Plan to which such individual would not have otherwise been entitled but for the consummation of the transactions contemplated by this Agreement and the other Operative Documents, (ii) otherwise increase the amount of compensation due from the Company or any Company Subsidiary to any individual or (except as expressly contemplated by this Agreement) forgive Indebtedness owed by any individual to the Company or any Company Subsidiary, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, (iv) require the Company, Buyer or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual, or (v) impair in any way the rights of the Company under any Employee Benefit Plan.

(j)          Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, including any Stock Purchase Rights, is, and at all times has been, maintained, administered, operated and funded in all material respects in accordance with the applicable requirements of Section 409A of the Code.

(k)          The Company has not received services from (i) any individual whom the Company treated as an independent contractor, but who should have been treated as a common law employee of the Company, or (ii) any individual who constituted a leased employee of the Company under Section 414(n) of the Code.

(l)          Each Employee Benefit Plan that is maintained in a jurisdiction outside of the United States or for employees outside of the United States has been maintained in compliance with all applicable Laws and any and all costs and liabilities associated with such Employee Benefit Plans have been set forth in the Financial Statements.

2.16         Intellectual Property

2.16.1         Company Intellectual Property

Except as set forth on Schedule 2.16.1 to the Disclosure Memorandum, the Company, directly or through a Company Subsidiary, (a) has acquired title to or has independently (except for the use of consultants and contractors pursuant to work-for-hire arrangements), developed and exclusively owns or has a valid right or license to Exploit all of the Company Technology and all Company Intellectual Property Rights, other than the Greenlit Rights (collectively, the “Company IP”) and (b) to the Company’s Knowledge, has acquired title to and exclusively owns or has a valid right or license to Exploit the Greenlit Rights. The Company IP is sufficient for the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted. As used in this Agreement, “Company-Owned IP” means the Company IP that is owned by the Company or any Company Subsidiary and “Third Party IP” means the Company IP that is not owned by the Company or any Company Subsidiary.

2.16.2         Intellectual Property Agreements

Schedule 2.16.2 to the Disclosure Memorandum lists all Intellectual Property Agreements in effect as of the date of this Agreement, excluding any Intellectual Property Agreements that are also Distribution Agreements and those Intellectual Property Agreements requiring one-time or recurring annual payments in an amount less than $20,000. The Company, directly or through a Company Subsidiary, owns all rights, title and interests in and to all the Company-Owned IP free and clear of all Encumbrances, except for Permitted Encumbrances and the Outbound Licenses.

2.16.3         Third Party Intellectual Property

The Company’s rights (or the rights of the relevant Company Subsidiary) in and to the Third Party IP are free and clear of all Encumbrances created by the Company or any Company Subsidiary and, to the Company’s Knowledge, created by any other Person, other than Permitted Encumbrances.

2.16.4         Payments

Except for payments contemplated by the terms of any Intellectual Property Agreement, no royalties, commissions, honoraria, fees or other payments are payable by the Company or any Company Subsidiary to any Person by reason of the Exploitation of any Company IP or Third Party IP other than the Greenlit Rights in the conduct of the Company’s or any Company Subsidiary’s business as currently conducted and excluding any rights pursuant to Contracts for commercial off-the-shelf software requiring one-time or recurring annual payments in an amount less than $20,000. To the Company’s Knowledge, except for payments contemplated by the terms of any Intellectual Property Agreement or Distribution Agreement with respect thereto or as set forth on Schedule 2.16.4 to the Disclosure Memorandum, no royalties, commissions, honoraria, fees or other payments are payable by the Company or any Company Subsidiary to any Person by reason of the Exploitation of the Greenlit Rights in the conduct of the Company’s or any Company Subsidiary’s business as currently conducted.

2.16.5         No Infringement

The Exploitation of the Company IP (upon the terms and subject to the conditions of the applicable Inbound License, in the case of Third Party IP) and the operation of the Company’s and the Company Subsidiaries’ business as currently conducted: (a) other than with respect to the Greenlit Rights, does not, and with respect to the Greenlit Rights, to the Company’s Knowledge does not, presently infringe, violate or interfere with or constitute an active misappropriation of any Intellectual Property Right of any Person except as set forth on Schedule 2.16.5 to the Disclosure Memorandum and (b) to the Company’s Knowledge, without any obligation to make any inquiry, does not presently and will not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction to which the Company or any Company Subsidiary is subject. Except as set forth on Schedule 2.16.5 to the Disclosure Memorandum, as of the date of this Agreement, there is no actively pending or, to the Knowledge of the Company, threatened Claim that any of the Company-Owned IP or, to the Company’s Knowledge, any Third-Party IP is invalid or contesting the ownership or right of the Company or any Company Subsidiary to Exploit any of the Company IP, nor does the Company have Knowledge of any reasonable basis for any such Claim. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any oral or written opinions of counsel relating to the active infringement, misappropriation, violation, invalidity or unenforceability of any Company IP.

2.16.6         Intellectual Property Registrations

Schedule 2.16.6 to the Disclosure Memorandum sets forth, as of the date of this Agreement, all registrations and applications made by or on behalf of the Company or any Company Subsidiary in any jurisdiction, domestic, foreign or otherwise, of any patents, copyrights, mask works, trademarks, service marks, design rights, rights in Internet or World Wide Web domain names or URLs and all registrations and applications of any Company-Owned IP and all foreign equivalents (collectively, “Company IP Registrations”). All of the Company IP Registrations are valid and in force as of the date of this Agreement, except for (a) those Company IP Registrations listed as “pending” on Schedule 2.16.6 to the Disclosure Memorandum, (b) those Company IP Registrations with respect to the Greenlit Rights (the “Greenlit Registrations”) which, to the Company’s Knowledge, are valid and in force and (c) as set forth on Schedule 2.16.6 to the Disclosure Memorandum. Neither the Company nor any Company Subsidiary has conducted its business or used or enforced (or failed to use or enforce) the Company IP in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company IP (other than the Greenlit Rights) or the Company IP Registrations (other than the Greenlit Registrations) that is currently used in the ordinary course of the Company’s or any Company Subsidiary’s business, and to the Company’s Knowledge, neither the Company nor any Company Subsidiary has conducted its business or used or enforced (or failed to use or enforce) the Greenlit Rights in a manner that would result in the abandonment, cancellation or unenforceability of any of the Greenlit Rights or the Greenlit Registrations. Neither the Company nor any Company Subsidiary has taken (or failed to take) any action that would result in the forfeiture or relinquishment of any of such Company IP or Company IP Registrations, other than the Greenlit Rights and the Greenlit Registrations, and to the Company’s Knowledge, neither the Company nor any Company Subsidiary has taken (or failed to take) any action that would result in the forfeiture or relinquishment of any of the Greenlit Rights or the Greenlit Registrations. Except as set forth on Schedule 2.16.6 to the Disclosure Memorandum, as of the date of this Agreement, there have been no interferences, re-examinations or oppositions brought or, to the Company’s Knowledge, threatened to be brought involving any of the Company IP Registrations (other than the Greenlit Registrations), to the Company’s Knowledge, there have been no interferences, re-examinations or oppositions brought or threatened to be brought involving the Greenlit Registrations, nor, to the Knowledge of the Company, is there any reasonable basis for any such interference, re-examination or opposition. Except as set forth on Schedule 2.16.6 to the Disclosure Memorandum, as of the date of this Agreement, the Company or a Company Subsidiary has the sole right to file, prosecute and maintain all existing applications and registrations with respect to the Company-Owned IP other than the Greenlit Rights, and, to the Company’s Knowledge, the Company has the sole right to file, prosecute and maintain all existing applications and registrations with respect to the Greenlit Rights.

2.16.7         Confidentiality

The Company and each Company Subsidiary have taken commercially reasonable steps to protect, preserve and maintain the confidentiality of their confidential and proprietary information and data. Without limitation of the foregoing, neither the Company nor any Company Subsidiary has disclosed confidential or proprietary information to any Person other than an officer, director, employee or consultant of the Company or any Company Subsidiary unless such disclosure was under a written nondisclosure agreement. Neither the Company nor any Person acting on the Company’s behalf has deposited, disclosed or delivered to any Person or agreed to or permitted the deposit, disclosure or delivery to any Person, of any Source Code.

2.16.8         Agreements With Employees and Contractors

Except as set forth on Schedule 2.14(a) to the Disclosure Memorandum, each (i)  director, officer, employee, consultant and contractor of the Company who has been involved in, or who has contributed to, the creation or development of any Company-Owned IP, hired or engaged on or after June 2007, has executed an agreement in substantially the form provided to Buyer. Complete and correct copies of the form of such agreements has been delivered or made available to Buyer.

2.16.9         No Violation of Other Agreements

To the Company’s Knowledge, no current director, officer, employee, consultant or contractor of the Company or any Company Subsidiary (a) is in material violation of any provision or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other Contract with any Person by virtue of such director’s, officer’s, employee’s, consultant’s or contractor’s being employed by, performing services for, or serving on the board of directors of the Company or any Company Subsidiary, (b) is using or has used any trade secrets or other confidential or proprietary information of any Person in connection with performing any services for the Company or any Company Subsidiary or the development or creation of any Company-Owned IP, or (c) has developed or created any Company-Owned IP that is subject to any agreement under which such director, officer, employee, consultant or contractor has assigned or otherwise granted any Person (other than the Company or any Company Subsidiary) any rights in or to any of such Company-Owned IP. To the Company’s Knowledge, the employment of any current or former employee of the Company or any Company Subsidiary and the use by the Company or any Company Subsidiary of any services of any current or former director, officer, consultant or contractor, has not subjected and does not subject the Company or any Company Subsidiary to any liability to any Person for improperly engaging or soliciting to engage such director, officer, employee, consultant or contractor.

2.16.10         Infringement Regarding Intellectual Property

Except as set forth on Schedule 2.16.10 to the Disclosure Memorandum, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice (whether written, oral or otherwise) or has any Knowledge that any Person is infringing, violating or misappropriating, or has infringed, violated or misappropriated, any part of the Company IP or otherwise making, or made, any unauthorized use or disclosure of the Company IP.

2.16.11         Public Software

No Public Software was or is incorporated in whole or in part into or otherwise forms any part of any of the Company IP in a manner that would reasonably be expected to require any Source Code to be publicly disclosed.

2.16.12         Warranty Against Defects

The Company software included in the Company-Owned IP and used in any Company Technology, products or service does not, to the Company’s Knowledge, contain any disabling mechanisms or protection features that are designed to disrupt or prevent the use of the Company Technology, product or service, including computer viruses or time locks.

2.16.13         Indemnification

Except in the ordinary course of business, neither the Company nor any Company Subsidiary has entered into any agreement to indemnify any Person against any charge of infringement, misappropriation, violation, misuse, abuse or other interference by the Company IP or by the use of the Company IP of or with any other Intellectual Property Right. Other than in connection with indemnification obligations entered into in the ordinary course of the Company’s business, neither the Company nor any Company Subsidiary has entered into any agreement granting any Person the right to bring or control any infringement, invalidation or other action with respect to, or otherwise to enforce any right in, any of the Company IP.

2.16.14         Collection and Use

Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws, and Company or Company Subsidiary contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer, processing and use (“Collection and Use”) of all data or information constituting the personal information of any natural person, including employees, that has been collected or otherwise obtained by Company or a Company Subsidiary, including all such information subject to any applicable Law respecting the privacy of financial, credit, medical or other information, including name, address, telephone number, fax number, electronic mail address or other contact information, social security or insurance numbers, bank account number or credit card numbers, racial or ethnic origin, political opinions, religious or philosophical beliefs, trade or labor union membership, physical or mental health, sexual life, criminal offenses or any data that would identify any natural person, together with any other information about a natural person which is combined with or linked to any of the foregoing information, and including all de-identified data and all aggregated data derived from any of the foregoing information (collectively, “Personally Identifiable Information”). The Company’s or any Company Subsidiary’s Collection and Use of such Personally Identifiable Information are in accordance in all material respects with Company’s or Company Subsidiary’s privacy policy (or applicable terms of use) as published on its website or any other privacy policies (or applicable terms of use), documents, or promises or representations presented to or impliedly agreed to with employees, consumers or customers (actual or potential), or other Persons and to which Company or such Company Subsidiary is bound or otherwise subject and any contractual obligations of the Company or any Company Subsidiary’s to its customers (actual or potential), employees, or other persons or entities regarding privacy, security or confidentiality (collectively, “Personally Identifiable Information Obligations”). Neither Company nor any Company Subsidiary uses, collects, or receives social security numbers other than in the ordinary course of its payroll practices. The execution or delivery of this Agreement or any other Operative Document, or the performance of the Company’s or any Company Subsidiary’s obligations hereunder or thereunder, or transfer of all Personally Identifiable Information to Buyer and Buyer’s use of such information to carry on the business conducted by the Company and the Company Subsidiaries will not materially violate any such applicable Law or any of the Company’s or any Company Subsidiary’s Personally Identifiable Information Obligations.

2.16.15         Security and Disaster Recovery

The Company and each Company Subsidiary have implemented and maintained, consistent with customary industry practices and their obligations to third parties, security and other commercially reasonable measures to protect the Company’s computers, networks, software and databases.

2.17         Corporate Books and Records

The Company has delivered or made available to Buyer accurate and complete copies of (a) the Governing Documents of the Company and each Company Subsidiary as currently in effect, including all amendments thereto, (b) the minute books of the Company and each Company Subsidiary, and (c) stock or share transfer records of the Company and each Company Subsidiary (including the register of members, register of allotments and register of transfers of the Company Subsidiaries). Such books and records reflect all meetings of the Company’s and each Company Subsidiary’s shareholders, board of directors and any committees of such boards since inception or incorporation (as applicable) of the Company and each such Company Subsidiary, as applicable, and such minutes accurately reflect the actions taken at such meetings in all material respects. Such stock or share transfer records accurately reflect all issuances and allotments, transfers and cancellations of shares and/or shares of capital stock and Stock Purchase Rights of the Company and each Company Subsidiary since inception or incorporation (as applicable) of the Company and each such Company Subsidiary, as applicable. Except as set forth in Schedule 2.17 to the Disclosure Memorandum, all accounts, books, ledgers and official and other records material to the business of the Company and the Company Subsidiaries maintained by the Company or the Company Subsidiaries have been properly and accurately kept in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. The Company and the Company Subsidiaries have under their control or possession all material records, systems, data or information used in the business of the Company and the Company Subsidiaries. Schedule 2.17 to the Disclosure Memorandum sets forth the locations at which the records of the Company are stored as of the date of this Agreement.

2.18         Licenses; Compliance With Laws

(a)          Each of the Company and the Company Subsidiaries has received all approvals, authorizations, consents, licenses, orders, registrations and permits of all Governmental Bodies necessary for the conduct of the Company’s and each Company Subsidiary’s business and use of the Real Property, the UK Property or the Personal Property, except where the failure to obtain such an authorization, consent, license, order, registration or permit would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 2.18 to the Disclosure Memorandum, each of the Company and the Company Subsidiaries is and has at all times been in compliance in all material respects with all domestic and foreign Laws applicable to it, to its employees and other workers or to its business or property (including those relating to anti-money laundering and anti-terrorism (including the Foreign Corrupt Practices Act of 1977, as amended) and unfair and deceptive trade practices).

(b)          Each of the Company and the Company Subsidiaries is, and at all times has been, in compliance in all material respects with all Environmental Laws applicable to its business or property. Neither the Company nor any Company Subsidiary has received from any Governmental Body or any Person any written notification alleging that such entity is not or was not in compliance with any Environmental Law.

(c)          There is no Claim relating to or arising under any Environmental Law or Environmental Permit that is pending or, to the Company’s Knowledge, threatened against or affecting either Company or any Company Subsidiary pertaining to the business of the Company or any Company Subsidiary or any of the Real Property or the UK Property. None of the Real Property or the UK Property is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System or any comparable state list. There have been no Releases of Hazardous Materials at, on, under, in, to or from any of the Real Property or the UK Property in amounts that may give rise to any Environmental liability or Claim. To the Knowledge of the Company, there has been no Release of Hazardous Materials at, on, under or from any other real property that has migrated to, on or under any of the Real Property or the UK Property.

2.19         Insurance

Schedule 2.19 to the Disclosure Memorandum sets forth an accurate and complete list of all insurance policies maintained by the Company and each Company Subsidiary as of the date of this Agreement and includes the policy number, amount of coverage and contact information for each such policy. The insurance policies or binders maintained by the Company and each Company Subsidiary are sufficient for material compliance with all requirements of Law applicable to the Company and each Company Subsidiary and with all Contracts to which the Company or any Company Subsidiary is a party, are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and the Company Subsidiaries, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums (except for premiums due on an installment basis, which, with respect to policies in effect as of the date of this Agreement, are identified on Schedule 2.19 to the Disclosure Memorandum), and will not be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 2.19 to the Disclosure Memorandum also separately sets forth an accurate and complete list of all Material Contracts under which the Company or any Company Subsidiary is required to maintain insurance coverage or to name a Person as an additional insured under any insurance policy of the Company or such Company Subsidiary except where failure to maintain such insurance coverage could not result in a Company Material Adverse Effect. The Company and the Company Subsidiaries have not been refused any insurance, nor has their coverage been limited, by any insurance carrier, and there are no disputed Claims relating to any insurance policy regarding coverage.

2.20         Brokers or Finders

The Company and the Company Subsidiaries do not and will not have, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than to Allen & Company (and all fees, costs and expenses owing to Allen & Company by the Company and the Company Subsidiaries in connection with this Agreement or any transaction contemplated hereby are Transaction Costs of the Company and Company Subsidiaries).

2.21         Bank Accounts

Schedule 2.21 to the Disclosure Memorandum sets forth, as of the date of this Agreement, (a) an accurate and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company and each Company Subsidiary have an account or safe deposit box or maintain a banking, custodial, trading or other relationship and (b) an accurate and complete list of each such account, box and relationship, indicating in each case, the type of account, the value of the account as of a recent date indicated therein, the account number and the names of the respective officers, employees, agents or other similar representatives of the Company and each Company Subsidiary having access or signatory power with respect thereto.

2.22         Related Person Transactions

Except as described in Schedule 2.22 to the Disclosure Memorandum, since January 1, 2008, neither the Company nor any of the Company Subsidiaries has loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of the Company or any of the Company Subsidiaries or any Shareholder. Except as described in Schedule 2.22 to the Disclosure Memorandum, since January 1, 2008, neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any director, officer or employee of the Company or any Company Subsidiary (except in his or her official capacities to any such Person), has owned any direct or indirect interest of any kind in (other than by virtue of passively owning less than 1% of the voting power of a publicly-traded company), or controls or is a director, officer, employee or partner of, or consultant to, or has the right to participate in the profits of, any Person which is (a) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company or any of the Company Subsidiaries, (b) engaged in business in competition with the Company or any of the Company Subsidiaries, or (c) a participant in any material transaction to which the Company or any of the Company Subsidiaries has been a party.

2.23         Inventory

The DVD attached as Schedule 2.23 to the Disclosure Memorandum contains a list of the Inventory owned by the Company and the Company Subsidiaries as of February 29, 2012, which list is accurate and complete in all material respects, subject to any applicable reserve or write-off reflected in the Company Balance Sheet. Subject to any applicable reserve or write-off reflected in the Company Balance Sheet, such Inventory consists solely of, and the Inventory to be purchased by Buyer hereunder will consist solely of, materials, products, services and goods of a quality and quantity which are usable in the ordinary course of business consistent with past practice of the Company and the Company Subsidiaries, or the business to be carried on by Buyer, as the case may be. The Inventory is adequate for the historical needs of the business of the Company and the Company Subsidiaries. All Inventory is owned by the Company or a Company Subsidiary free and clear of all Encumbrances created by the Company or any Company Subsidiary and, to the Company’s Knowledge, created by any other Person, except Permitted Encumbrances.

2.24         Absence of Certain Business Practices

The Company and the Company Subsidiaries have not, and, to the Company’s Knowledge, no Shareholder, Affiliate or agent of the Company or any of the Company Subsidiaries (in his, her or its capacity as such), and no other Person acting on behalf of or associated with the Company or any of the Company Subsidiaries, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any Governmental Body, or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company or any of the Company Subsidiaries (or assist the Company or any of the Company Subsidiaries in connection with any actual or proposed transaction), in each case which (i) may subject the Company or any of the Company Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation, investigation or other proceeding of any kind or (ii) may result in a Company Material Adverse Effect.

2.25         Business Continuity

None of the material computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data and video networks) and other similar or related items of automated, computerized or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of the Company Subsidiaries in the conduct of its business (collectively, the “Systems”) have experienced failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any material disruption or interruption in or to the use of any such Systems by the Company or any of the Company Subsidiaries, except for failures, breakdowns or substandard performance resulting from interruption in utility services not caused by the Company or any Company Subsidiary.

2.26         Incentive Payment Obligations

The aggregate Incentive Payment Obligations represent, as of the date of this Agreement (a) the maximum retention bonus obligations that the Company and the Company Subsidiaries, or successor, would be obligated to pay if their employees were to remain employed by the Company or the applicable Company Subsidiary following the Closing Date and (b) the maximum Closing Bonus Obligations that the Company or any Company Subsidiary, or successor, would be obligated to pay to their respective employees contingent upon the consummation of the transactions contemplated by this Agreement, without regard to whether such employees were to remain employed by the Company or the applicable Company Subsidiary following the Closing.

2.27         Severance Payment Obligations

The aggregate Severance Payment Obligations as set forth on Schedule 2.27 to the Disclosure Memorandum represent, as of the date of this Agreement, the maximum Severance Payment Obligations that the Company or any Company Subsidiary, or successor, would be obligated to pay if their employees were terminated on or after the Closing Date.

2.28         Full Disclosure

No information provided or made available by the Company or any Company Subsidiary to Buyer or its representatives or advisors pursuant to the express terms of this Agreement (including the Financial Statements and all information in the Disclosure Memorandum and the other Exhibits hereto) or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading. All information disclosed to Buyer and its representatives by the Company in the data room documents listed in the data room index or contained in the data room is complete in the sense that the copies do not deviate from the originals and do not omit any information which Buyer would in its reasonable judgment consider as material.

ARTICLE IIA
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

In order to induce Buyer to enter into and perform this Agreement, each of the Shareholders, individually and not jointly, represents and warrants to Buyer as of the date of this Agreement and as of the Closing as follows.

2A.1         Ownership

Except as set forth on Schedule 2A.1 to the Disclosure Memorandum, such Shareholder owns beneficially and of record the shares of Stock and the Options and other Stock Purchase Rights set forth opposite such Shareholder’s name on Schedule 1.2.4 to the Disclosure Memorandum free and clear of any Encumbrance other than the Company Share Restrictions, and no Person other than such Shareholder has any interest in such Stock, Options or other Stock Purchase Rights, and such Shareholder does not own, directly or indirectly, any other interest in, Stock, Options or other Stock Purchase Rights.

2A.2         Enforceability; No Conflicts

(a)          Such Shareholder has full power or capacity and authority to execute and deliver this Agreement and the other Operative Documents to which such Shareholder is a party, to make the representations, warranties and covenants herein and therein contained and to perform such Shareholder’s obligations hereunder and thereunder. The execution, delivery and performance by each Shareholder that is an entity, of this Agreement and the other Operative Documents to which it is a party have been duly authorized by all necessary action on the part of each such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and, assuming the execution and delivery hereof by each other party hereto, is the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. Each of the other Operative Documents to which such Shareholder is (or will be) a party, when executed and delivered by such Shareholder, assuming the execution and delivery hereof by each other party hereto, will be the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

(b)          The execution, delivery and performance by such Shareholder of this Agreement and the other Operative Documents to which such Shareholder is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof by such Shareholder do not and will not (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any Law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to such Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, other than compliance with the requirements of the HSR Act, (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any material Contract, obligation or liability to which such Shareholder is a party or by which such Shareholder is bound, (iv) if such Shareholder is an entity, conflict with or result in a breach of or constitute a default under any provision of the governing documents or such Shareholder, or (v) result in the creation of any Encumbrance on any of such Shareholder’s Stock.

(c)          Each Shareholder, if an entity, has been duly organized and is validly existing and in good standing in the jurisdictions and as the form of business entity set forth on Schedule 2A.2(c) to the Disclosure Memorandum.

2A.3         Full Disclosure

No statement or other information furnished by such Shareholder to Buyer or its representatives or advisors pursuant to the express terms of this Agreement or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

2A.4         Brokers or Finders

Such Shareholder has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2A.5         Legal and Tax Consequences

Such Shareholder has had an opportunity to review with such Shareholder’s own legal and Tax advisors the legal and Tax consequences to such Shareholder relating to entering into and the transactions contemplated by, this Agreement. Such Shareholder understands that such Shareholder must rely solely on such Shareholder’s advisors and not on any statements or representations by Buyer, the Company, any Company Subsidiary or any of their respective representatives. Such Shareholder understands the legal ramifications and that such Shareholder shall be solely responsible for any Tax liability to or of such Shareholder, that may arise from the transactions contemplated by this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce the Company and the Shareholders to enter into and perform this Agreement, Buyer represents and warrants to the Company and the Shareholders as of the date of this Agreement and as of the Closing, and Holdings represents and warrants to the Company and the Shareholders as of the date that Holdings becomes a party to this Agreement and as of the Closing, as follows:

3.1           Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has all requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement, to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. Buyer has made available through its public filings made with the SEC to the Company and the Shareholders accurate and complete copies of the governing documents of Buyer as currently in effect, including all amendments thereto. Upon its formation, Holdings will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and will have all requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement, to own, operate and lease its properties and assets and to carry on its business as proposed to be conducted. Upon its formation, Holdings shall have made available to the Company and the Shareholders accurate and complete copies of the governing documents of Holdings, including all amendments thereto. The rights, preferences and privileges of a holder of a share of Holdings Common Stock shall be substantially the same as the rights, preferences and privileges of a holder of a share of Buyer Common Stock after the consummation of Buyer’s initial Business Combination (as defined in the Buyer Articles of Incorporation).

3.2           Authority and Enforceability

Buyer has the power and authority to execute and deliver this Agreement and the other Operative Documents to which it is a party and to perform its obligations hereunder and thereunder. All necessary corporate action on the part of Buyer and its directors, officers and stockholders necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and the other applicable Operative Documents to which Buyer is a party, and the consummation of the transactions contemplated thereby, has been taken. This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and each of the other Operative Documents to which Buyer is (or will be) a party, when executed by Buyer, will be the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

3.3           No Approvals; No Conflicts

The execution, delivery and performance by each of Buyer and Holdings of this Agreement and the other Operative Documents to which Buyer or Holdings is a party, and the consummation by Buyer and Holdings of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of Law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer or Holdings, (b) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, except for the applicable requirements of the Securities Act and the Exchange Act and compliance with requirements of the HSR Act, (c) conflict with or result in a breach of or constitute a default under any provision of the Buyer Articles of Incorporation, Buyer’s Bylaws, the articles of incorporation or Bylaws of Holdings, as amended and in effect from time to time, or any Buyer Material Contract or (d) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Buyer or Holdings or any shares of Buyer Common Stock or Holdings Common Stock.

3.4           Capitalization

(a)          The authorized capital stock of Buyer consists of (i) 250,000,000 shares of Buyer Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (“Buyer Preferred Stock”). As of the date of this Agreement, (i) 17,968,750 shares of Buyer Common Stock are issued and outstanding (which includes 13,622,664 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable, (ii) no shares of Buyer Common Stock are held in the treasury of Buyer, and (iii) 21,041,667 shares of Buyer Common Stock are reserved for future issuance pursuant to warrants. As of the date of this Agreement, there are no shares of Buyer Preferred Stock issued and outstanding. Except as set forth in this Section 3.4, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Buyer or obligating Buyer to issue or sell any shares of capital stock of, or other equity interests in, Buyer. All shares of Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock. There are no outstanding contractual obligations of Buyer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b)           Prior to the consummation of the transactions contemplated by the Merger Agreement, Buyer shall own, beneficially and of record, all of the issued and outstanding shares of capital stock of Holdings.

3.5           SEC Filings and Financial Statements.

(a)          Buyer has filed all forms, reports and documents required to be filed by it with the SEC since its inception, together with any amendments, restatements or supplements thereto, and will file all such forms, reports and documents required to be filed subsequent to the date of this Agreement (the “Additional Buyer SEC Reports”). Buyer has made available to the Company, in the form filed with the SEC, (i) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, and (ii) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (i) above) filed by Buyer with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being, collectively, the “Buyer SEC Reports”). The Buyer SEC Reports were, and the Additional Buyer SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Buyer SEC Reports did not, and the Additional Buyer SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Buyer SEC Report or Additional Buyer SEC Report has been or is revised or superseded by a later filed Buyer SEC Report or Additional Buyer SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)          Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Buyer as at the respective dates thereof and for the respective periods indicated therein.

(c)          Except as and to the extent set forth on the balance sheet of Buyer as at September 30, 2011, including the notes thereto (the “2011 Buyer Balance Sheet”), Buyer has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2011 Buyer Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to Buyer; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Buyer.

(d)          Buyer has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by Buyer with the SEC to all agreements, documents and other instruments that previously had been filed by Buyer with the SEC and are currently in effect.

(e)          Buyer has made available to the Company all comment letters received by Buyer from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of Buyer.

(f)          To the knowledge of Buyer, each director and executive officer of Buyer has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g)          Buyer has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Report (the “Buyer Certifications”). Each of the Buyer Certifications is true and correct. Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s SEC filings and other public disclosure documents. Section 3.5(g) of the Buyer Disclosure Schedule lists, and Buyer has made available to the Company, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h)          Buyer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.5(h) of the Buyer Disclosure Schedule lists, and Buyer has made available to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i)          Section 3.5(i) of the Buyer Disclosure Schedule contains a description of all non-audit services performed by Buyer’s auditors for Buyer since the date of Buyer’s formation and the fees paid for such services; further, all such non-audit services were approved by the audit committee of the Buyer Board. Buyer has no off-balance sheet arrangements.

(j)          Neither Buyer nor, to the knowledge of Buyer, any manager, director, officer, employee, auditor, accountant or representative of Buyer has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Buyer has engaged in questionable accounting or auditing practices. No attorney representing Buyer, whether or not employed by Buyer, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Buyer Board or any committee thereof or to any director or officer of Buyer. Since Buyer’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Buyer Board or any committee thereof.

(k)          To the knowledge of Buyer, no employee of Buyer has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Buyer nor any officer, employee, contractor, subcontractor or agent of Buyer has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Buyer in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l)          All accounts payable of Buyer reflected on the 2011 Buyer Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since the date of the 2011 Buyer Balance Sheet, Buyer has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

3.6           Absence of Certain Changes.

Since February 15, 2011, except as set forth in Section 3.6 of the Buyer Disclosure Schedule, or as expressly contemplated by this Agreement, or specifically disclosed in any Buyer SEC Report filed since February 15, 2011 and prior to the date of this Agreement, (a) Buyer has conducted its business only in the ordinary course and in a manner consistent with past practice and the description thereof set forth in the Buyer SEC Reports filed prior to the date of this Agreement, and (b) there has not been any Buyer Material Adverse Effect.

3.7           Operations of Holdings.

Holdings shall be a direct, wholly owned subsidiary of Buyer, formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Merger Agreement. As of the Closing, Holdings shall have engaged in no other business activities and shall have conducted its operations only as contemplated by this Agreement and the Merger Agreement.

3.8           Brokers or Finders

No broker, finder or investment banker (other than Lazard Capital Markets and Lazard Middle Market) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

3.9           Financing

Buyer has provided to the Company true, correct and complete copies of commitment letters executed by the lender (collectively, the “Commitment Letters”) and term sheets with respect to financing and investment obtained or to be obtained by Buyer in connection with the transactions contemplated by this Agreement and the Merger Agreement.

3.10         Valid Issuance of the Securities

(a)          The shares of Holdings Common Stock to be issued in accordance with Section 1.2.1(a)(ii) will be (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Holdings’ Articles of Incorporation or By-Laws or any agreement to which Holdings shall be a party or be bound and (ii) will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable state securities or “blue sky” laws.

(b)          The Holdings Warrants to be issued in accordance with Section 1.2.1(a)(iii), when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued and the Holdings Warrant Shares, when issued and delivered in accordance with the terms of this Agreement and the Holdings Warrants will be (i) duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Holdings’ Articles of Incorporation or By-Laws or any agreement to which Holdings shall be a party or be bound and (ii) will be registered under the Securities Act and the Exchange Act and exempt from registration under applicable state securities or “blue sky” laws. Holdings has duly reserved for issuance all of the shares of Holdings Common Stock comprising the Stock Purchase Price and the Holdings Warrant Shares.

3.11         Buyer Trust Fund

Provided the transactions contemplated by the Merger Agreement have been consummated, Buyer Trust Agreement provides that the trust monies shall be released to and available for use by Holdings or its affiliates effective as of the Closing Date. As of the date hereof, Buyer has no knowledge of any claim, circumstance or event that is reasonably likely to restrict or otherwise impair the release of such monies other than: (a) claims of Buyer’s underwriters with respect to its initial public offering for deferred compensation; (b) claims for accounting fees related to the transactions contemplated by the Merger Agreement and preparation of the joint proxy statement to be undertaken in connection with the transactions contemplated by the Merger Agreement; (c) claims of stockholders of Buyer who properly effect redemption of their shares for a portion of the monies held in the trust account (the “Trust Fund”) established pursuant to the Buyer Trust Agreement; and (d) claims for advisory and related fees by mergers and acquisition advisors currently retained by Buyer or who may be retained by Buyer prior to the Buyer Stockholders’ Meeting.

3.12         Merger Agreement

Buyer has heretofore furnished to the Company a complete and correct copy of the Merger Agreement.

Article IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to perform and observe the covenants, agreements and conditions hereof to be performed and observed by Buyer at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Buyer.

4.1           Accuracy of Representations and Warranties

The representations and warranties of the Company and the Shareholders contained herein (including the applicable Exhibits or Schedules to the Disclosure Memorandum) and in the other Operative Documents shall be true and correct in all material respects as of the time of the Closing, as though made on and as of such time, except (i) for changes contemplated by this Agreement and the other Operative Documents and (ii) to the extent expressly made as of a particular date, in which case as of such particular date (provided that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the time of the Closing, or as of such particular date, as the case may be).

4.2           Performance of Agreements

The Company, the Company Subsidiaries and each Shareholder shall have performed in all material respects the obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by him, her or it at or prior to the Closing.

4.3           Opinion of Counsel for the Company

Buyer shall have received the opinion letter of Venable LLP, counsel for the Company, dated the Closing Date, in a form satisfactory to Buyer.

4.4           Compliance Certificates

Buyer shall have received certificates of the President and the Chief Executive Officer of the Company, dated the Closing Date, in form and substance satisfactory to Buyer, certifying that the conditions to the obligations of Buyer in Sections 4.1, 4.2, 4.6, and 4.8 have been fulfilled or satisfied.

4.5           FIRPTA Certificate

Buyer shall have received an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) or that the purchase is otherwise exempt from withholding under Section 1445 of the Code.

4.6           Material Adverse Effect

Since the date of this Agreement and through the Closing, the Company and the Company Subsidiaries shall not have experienced a Company Material Adverse Effect.

4.7           Secretary’s Certificate

Buyer shall have received from each of the Company and the Company Subsidiaries a certificate, each dated as of the Closing Date, executed by its secretary (or other applicable officer), attaching, in each case, (a) complete and correct copies of resolutions of its board of directors (or equivalent governing body) authorizing the execution and delivery of this Agreement and the other applicable Operative Documents on its behalf to which it is a party, (b) its Governing Documents, as in effect immediately prior to the Closing, and (c) the incumbency of its officers executing this Agreement and the other Operative Documents to which it is a party.

4.8           Compliance With Laws

The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all Laws and regulations to which Buyer, the Company, each Company Subsidiary and each Shareholder is subject, all waiting periods specified by Law shall have passed and all transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, or for the continued operation of the Company and each Company Subsidiary in all material respects, shall have been obtained.

4.9           Legal Proceedings

No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Operative Document.

4.10         Employment Arrangements

The offer letter to be entered into between Buyer and Miguel Penella shall not have been terminated or revoked by Mr. Penella.

4.11         Consents to the Transaction

The Company shall have received and shall have delivered to Buyer or its counsel, either (x) consents to the transactions contemplated by this Agreement or (y) waivers of rights to terminate any Material Contract due to the transactions contemplated by this Agreement (collectively, the “Consents”) from (a) each of the parties (other than the Company or any Company Subsidiary), to the agreements, leases, notes or other documents, other than Distribution Agreements, listed on Schedule 2.5(b) to the Disclosure Memorandum under the heading “Consents” and (b) each of the parties (other than the Company or any Company Subsidiary) (the “Consent Parties”) with respect to each of the Distribution Agreements and Intellectual Property Agreements listed on Schedule 2.10.1(n) to the Disclosure Memorandum to which such Consent Party is a party and pursuant to which such a Consent is required (a list of which Consent Parties has been prepared by the Company and is attached hereto as Exhibit 4.11). In connection with obtaining the Consents required by this Section 4.11, the Company shall prior to Closing use its commercially reasonable efforts to obtain consents or waivers of Terminable Rights with respect to each Contract not listed on Schedule 2.10.1(n) to the Disclosure Memorandum between each Consent Party listed on Exhibit 4.11 pursuant to the preceding sentence and any of the Company or the Company Subsidiaries. All Consents shall be written or electronically transmitted in writing, shall be reasonably satisfactory to Buyer, and shall refer to the applicable Contract listed on Schedule 2.5(b) to the Disclosure Memorandum or Schedule 2.10.1(n) to the Disclosure Memorandum.

4.12         Transaction Costs Spreadsheet and ACL Transaction Costs Spreadsheet

The Company shall have provided to Buyer, each certified as of the Closing Date by the Chief Financial Officer of the Company (a) a schedule (the “Transaction Costs Spreadsheet”), that sets forth all Transaction Costs of the Company and each Company Subsidiary as of the Closing Date (including any such costs that may be paid from the Purchase Price on or after the Closing Date (including those relating to the Subsidiary Option Cancellation Payments and the Minority Buyout Payments, including the stamp duty and employer’s national insurance contributions payable in respect of such payments)), in the aggregate, and itemized to show the amount paid or payable at Closing to each Person that is owed a portion of such Transaction Costs and (b) a schedule (the “ACL Transaction Costs Spreadsheet”) that sets forth all ACL Transaction Costs of the Company and each Company Subsidiary as of the Closing Date (including any such costs that may be paid from the Purchase Price on or after the Closing Date, in the aggregate, and itemized to show the amount, if any, paid or payable at Closing to each Person that is owed a portion of such ACL Transaction Costs).

4.13         Final Closing Consideration Spreadsheet

The Company shall have provided to Buyer a schedule, prepared as of immediately prior to the Closing, in the form of Schedule 1.2.4 to the Disclosure Memorandum, certified by the Chief Financial Officer of the Company as accurate and complete in all respects as of immediately prior to the Closing, which shall be based on the calculations set forth in Section 1.2.1 and which shall be reasonably satisfactory to Buyer (the “Final Closing Consideration Spreadsheet”).

4.14         Resignation of Directors and Officers

The Company shall have delivered to Buyer the written resignation of each director and officer of the Company and, if requested by Buyer, each Company Subsidiary to be effective as of the Closing Date.

4.15         Payoff Letters

The Company shall deliver to Buyer at least five (5) days prior to the Closing Date payoff letters from SunTrust Bank specifying the amounts payable to SunTrust Bank in connection with the repayment of the Senior Term Loan as of the Closing Date (the “Term Loan Repayment Amount”).

4.16         Delivery of Certificates

Each of the Shareholders shall have delivered to Buyer certificates representing its Stock, duly endorsed for transfer by such Shareholder, or accompanied by assignment separate from certificate, in form satisfactory to Buyer, executed by such Shareholder.

4.17         Treatment of Stock Purchase Rights and Option Plans

(a)          The Company and the Company Subsidiaries shall have taken all actions required by Section 1.2.1(c)(i) and shall have provided evidence to that effect reasonably satisfactory to Buyer, including that the Plan shall have been terminated, effective as of the Closing, and all Stock Purchase Rights shall have been exercised or terminated as of immediately prior to the Closing.

(b)          Any Person who shall have exercised an Option after the date hereof shall have become a party to this Agreement as a “Shareholder” as contemplated in Section 9.11.

(c)          The Company and the Company Subsidiaries shall have taken all actions required by Section 1.2.1(c)(ii) and provided for any related payments, and provided evidence to that effect reasonably satisfactory to Buyer, including that (i) the UK Option Scheme shall have been terminated, effective as of or prior to the Closing, and (ii) there are no Company Subsidiary Stock Purchase Rights (other than Company Subsidiary Stock Purchase Rights set forth in the Deed of Pre-emption) which have not been cancelled or lapsed and which are subsisting (including the delivery to Buyer of a deed of surrender (in the form of the Agreed Deed of Surrender) in respect of each and every Subsidiary Option, in each case duly executed by the holder of the Subsidiary Option concerned and all other parties to the original agreement pursuant to which that Subsidiary Option was granted or by whom the exercise of the Subsidiary Option would otherwise be satisfied, so as to be legally binding on all of the same prior to Closing) (the “Subsidiary Option Cancellations”).

4.18         No Revocation of Release

No Person shall have revoked, or attempted to revoke, the revocable portion of his, her or its release set forth in Section 6.12.

4.19         HSR Act and Foreign Competition Law

Any applicable waiting period, and extensions thereof, under the HSR Act and any applicable foreign competition Law shall have expired or been terminated.

4.20         Merger Agreement

The transactions contemplated by the Merger Agreement (including the Mergers (as defined in the Merger Agreement)) shall have been consummated.

4.21         Estimated Working Capital

At least five days prior to Closing, Buyer shall have received the Estimated Closing Balance Sheet and the Estimated Net Working Capital Statement in accordance with Section 1.2.3(a). As of the Closing Date, the Estimated Net Working Capital shall not be more than $5,000,000 less than the Working Capital Target Amount.

4.22         Company Bank Balances

Two days prior to the Closing, Buyer shall have received a list (the “Bank Balances”) of all of the Company’s and the Company Subsidiaries’ accounts in any bank or other lending or other financial institution, which list includes (i) the account number and the name, type and location of the applicable institution and (ii) the applicable balance of each such account as of the date three days prior to the Closing, and (b) immediately prior to the Closing, Buyer shall have received a certificate executed by the Chief Financial Officer of the Company certifying that there has been no material change to any of the information included in the Bank Balances.

4.23         Good Standing Certificates

To the extent available in such jurisdictions, Buyer shall have received a corporate good standing certificate (or applicable equivalent thereof) for each of the Company and the Company Subsidiaries, as applicable, certified by the applicable Secretary of State of the state of organization thereof (or equivalent Governmental Body) as of a recent date (which date shall be no more than three days prior to the Closing Date).

4.24         Release of Encumbrances

Buyer shall have received evidence satisfactory to it of the release of all Encumbrances (except for Permitted Encumbrances) on any assets of the Company or any of the Company Subsidiaries or the Stock.

4.25         Evidence of Minority Buyouts

Buyer shall have received evidence satisfactory to it that the Minority Buyouts will be consummated immediately prior to the Closing pursuant to documents in the agreed form, provision has been made for any related payments, including the payment of all applicable Taxes, including any stamp duty and any employer’s social security or national insurance contributions with respect to the Minority Buyouts of the UK Sub and the AUS Sub, and, immediately prior to the Closing, the Company will beneficially and, subject only to stamping and registration of the transfers of interests therein, legally own 100% of the issued shares of each of the Company Subsidiaries and will be the sole shareholder of each of the Company Subsidiaries.

4.26         Trusts

Buyer shall have received a certificate of the trustee of each Shareholder that is a trust certifying to (a) such Shareholder’s organizational documents, (b) the adoption of such resolutions as may be required of such Shareholder approving the transactions contemplated by this Agreement and the other Operative Documents and (c) the incumbency of the trustee(s) signing this Agreement and the other Operative Documents on behalf of such Shareholder (together with specimen signatures).

4.27         Escrow Agreement

The Shareholder Representative and the Escrow Agent shall have duly executed the Escrow Agreement and delivered it to Buyer.

4.28         Available Cash

After giving effect to (i) the exercise of the redemption rights provided for in Section 9.2 of Article IX of the Buyer Articles of Incorporation by holders of the outstanding shares of Buyer Common Stock (“Redemption Rights”), (ii) the sale and issuance by Buyer of Buyer Common Stock or other securities of Buyer, if any, between the date of this Agreement and the Closing Date and (iii) the draw down by Buyer of amounts under any credit facility or other loan arrangement available to Buyer as of the Closing Date, Buyer shall have at least an aggregate of $92,000,000 of cash held either in or outside of the trust account established pursuant to the Buyer Trust Agreement.

Article V
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and each Shareholder to perform and observe the covenants, agreements and conditions hereof to be performed and observed by him, her or it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Shareholder Representative, which waiver shall also be binding on each Shareholder.

5.1           Accuracy of Representations and Warranties

The representations and warranties of Buyer contained herein (including applicable Exhibits) and in the other Operative Documents (a) shall have, if qualified as to materiality, been true and correct, and, if not qualified as to materiality, been true and correct in all material respects when made, and (b) except (i) for changes contemplated by this Agreement and the other Operative Documents and (ii) to the extent that such representations and warranties speak as of an earlier date, shall be, if qualified as to materiality, true and correct, and, if not qualified as to materiality, true and correct in all material respects as of the Closing Date as though made on that date.

5.2           Performance of Agreements

Buyer shall have performed in all material respects the obligations and agreements and complied in all material respects with the covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

5.3           Compliance Certificate

The Company shall have received a certificate of an officer of Buyer, dated as of the Closing Date, substantially in form of the certificate delivered pursuant to Section 4.4, certifying that the conditions to the obligations of the Company, the Company Subsidiaries and each Shareholder in Sections 5.1, 5.2 and 5.5 have been fulfilled.

5.4           Legal Proceedings

No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Operative Document.

5.5           Compliance with Laws

The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all Laws and regulations to which Buyer or the Company is subject, and all waiting periods specified by Law shall have passed and all transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary on the part of Buyer for the consummation of the transactions contemplated hereby, shall have been obtained.

5.6           HSR Act and Foreign Competition Law

Any applicable waiting period, and extensions thereof, under the HSR Act and any applicable foreign competition Law shall have expired or been terminated.

5.7           Material Adverse Effect

Since the date of this Agreement and through the Closing, neither Buyer nor Holdings shall have experienced a Buyer Material Adverse Effect.

5.8           Secretary’s Certificate

The Company shall have received from Buyer a certificate, dated as of the Closing Date, executed by the secretary (or other applicable officer) of Buyer, attaching (a) complete and correct copies of resolutions of Buyer’s board of directors authorizing the execution and delivery of this Agreement and the other applicable Operative Documents on behalf of Buyer, (b) the governing documents of Buyer, as in effect immediately prior to the Closing, and (c) the incumbency of the officers of Buyer executing this Agreement and the other Operative Documents to which Buyer is a party.

5.9           Good Standing Certificates

The Company shall have received a good standing certificate for Buyer certified by the Secretary of State of the State of Delaware as of a recent date (which date shall be no more than three days prior to the Closing Date).

5.10         Purchase Price and Transaction Cost Payments

Buyer shall have deposited the Indemnification Escrow in escrow and provided for the payment of the Closing Cash Amount to the Shareholders and the payment of such Transaction Costs of the Company and Company Subsidiaries to be paid from the Purchase Price as described in Section 1.2.

5.11         Delivery of Certificates

Buyer shall have delivered to the Shareholders the Holdings Common Stock representing the Stock Purchase Price.

5.12         Delivery of Warrants

Buyer shall have delivered to the Shareholders the Holdings Warrants representing the Warrant Purchase Price.

5.13         Escrow Agreement

Buyer and the Escrow Agent shall have duly executed the Escrow Agreement and delivered it to the Company.

5.14         Merger Agreement

The transactions contemplated by the Merger Agreement (including the Mergers (as defined in the Merger Agreement)) shall have been consummated.

5.15         Board of Directors and Officers of Holdings

As of the Closing, (a) Robert Johnson, Ted Green, Peter Edwards, Miguel Penella, H. Van Sinclair and John Hyde will be directors of Holdings, plus independent directors as the Board of Directors of Holdings may determine to nominate, (b) Robert Johnson will be chairman and Peter Edwards will be the sole vice-chair of the Board of Directors of Holdings and (c) Ted Green will be Chief Executive Officer and Miguel Penella will be Chief Operating Officer of Holdings, and no executives of Holdings other than Ted Green will be senior to Miguel Penella in Holdings’ management structure.

Article VI
COVENANTS

6.1           Conduct of Business by the Company and Company Subsidiaries Prior to Closing

Prior to the Closing, except as specifically contemplated by this Agreement, the Minority Buyouts or as set forth on Schedule 6.1 to the Disclosure Memorandum, unless Buyer shall otherwise agree in writing, the business of the Company and the Company Subsidiaries shall be conducted in and only in, and neither the Company nor any Company Subsidiary shall take any action or fail to take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable Law; and the Company and each Company Subsidiary shall use commercially reasonable efforts to preserve intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees, consultants and contractors of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and each Company Subsidiary with, and the goodwill of, customers, licensors, suppliers and other Persons with which the Company or any Company Subsidiary has business relations. Notwithstanding anything in the preceding sentence to the contrary, except as otherwise specifically contemplated by this Agreement, the Minority Buyouts or as set forth on Schedule 6.1 to the Disclosure Memorandum (other than items 7, 8, 9 and 24 on Schedule 6.1 to the Disclosure Memorandum, for which items the Company or any Company Subsidiary shall provide reasonable written notice to Buyer and an opportunity for Buyer to reasonably consult with the Company or such Company Subsidiary prior to the Company or such Company Subsidiary taking any action in connection with such items; provided, however, that Buyer’s consultation rights hereunder shall not delay or otherwise hinder the Company or such Company Subsidiary from taking any action deemed appropriate by the Company or such Company Subsidiary), neither the Company nor any Company Subsidiary shall (and the Company shall not permit any Company Subsidiary to), between the date of this Agreement and the Closing, directly or indirectly do, or agree or propose to do, any of the following without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion:

(a)          amend or otherwise change its Governing Documents;

(b)          issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or cause or otherwise allow an Encumbrance of (i) any capital stock, ownership interest or shares of the Company or any Company Subsidiary (other than the issuance of Stock upon the exercise of Options outstanding as of the date hereof) or (ii) any Stock Purchase Right or Company Subsidiary Stock Purchase Right, or any other ownership interest (including any phantom interest) of the Company or any Company Subsidiary or any revenue or profit-sharing interest in respect of the Company or any Company Subsidiary (other than in connection with the consummation of the Minority Buyouts);

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash or other securities, property or otherwise, with respect to any capital stock; provided, however, that the Company may make cash distributions not in excess of 45% of the Company’s actual and estimated net taxable income through the Closing Date;

(d)          reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or shares of the Company or any Company Subsidiary, or honor any demand or request by any shareholder of the Company or any Company Subsidiary for redemption of any stock or shares or the exercise of any redemption rights (other than in connection with any cashless exercise of any Option or in connection with the consummation of the Minority Buyouts);

(e)          (i) acquire (including by merger, consolidation or acquisition of stock or assets) or invest in any corporation, partnership, other business organization or division thereof or any other entity; (ii) incur or repay any material Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the material obligations of any Person, or make any loans or advances, other than in the ordinary course of business and consistent with past practice or otherwise in accordance with the terms of agreements governing Indebtedness of the Company or any Company Subsidiary in effect as of the date of this Agreement; (iii) enter into any Material Contract (or any Contract that would be a Material Contract if it were in effect on the date of this Agreement) other than (x) any Distribution Agreement entered into in accordance with Section 6.13, (y) any employment, consulting or agency agreement permitted without the prior written consent of Buyer pursuant to Section 6.1(f) or (z) any Contract relating to Indebtedness permitted to be incurred without the prior written consent of Buyer pursuant to clause (ii); (iv) authorize any single capital expenditure relating to the sale or purchase of tangible goods that is in excess of $50,000 or capital expenditures relating to the sale or purchase of tangible goods that are in the aggregate in excess of $200,000, excluding capitalized expenditures relating to DVD manufacturing and replication and catalog inventory and advertising and consumer catalog production and mailing costs in the ordinary course of business, consistent with past practice; (v) license any Company-Owned IP to any other Person, other than in the ordinary course of business and consistent with past practice; or (vi) increase or change any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

(f)          (i) enter into any employment, consulting or agency Contract with any executive officer of the Company; (ii) grant any right to receive retention bonus, severance or termination pay to, or enter into any employment, severance or retention bonus Contract with, any director, officer or employee of the Company or any Company Subsidiary, involving payments in the aggregate in excess of $50,000; or (iii) establish, adopt, enter into, terminate, fail to renew, or amend in any material respect any Employee Benefit Plan (including any arrangement that would be an Employee Benefit Plan if it were in effect on the date of this Agreement) collective bargaining, or other plan, Contract, trust, fund, policy or arrangement for the benefit of any director, officer, employee or independent contractor, except as contemplated by clauses (i) and (ii) of this paragraph or Article IV of this Agreement; provided, that the foregoing clauses (ii) and (iii) shall not restrict the Company or any Company Subsidiary from (x) increasing the compensation of or providing bonuses to officers and employees in connection with annual performance reviews and consistent with past practices or (y) entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements plans, agreements, benefits and compensation arrangements (other than the grant of Options in excess of those contemplated by Schedules 2.3(b) or (d) to the Disclosure Memorandum), in each case, in the ordinary course of business and consistent with past practice;

(g)         make any change with respect to accounting methods or practices or internal accounting control, inventory, investment, credit, allowance or Tax procedures or practices (including procedures or practices with respect to the payment of accounts payable, the collection of accounts receivable, the purchase or sale of inventory, and the prepayment of royalties), or to maintenance of books and records;

(h)         make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax liability, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or any of the Company Subsidiaries;

(i)          pay, discharge, satisfy or settle any material Claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in connection with the exercise of Options or the cancellation of Subsidiary Options or the discharge or satisfaction of Claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, and other than settlements or compromises of Claims involving solely money damages not in excess of $20,000;

(j)          forgive, cancel or defer any Indebtedness or waive any Claims or rights of material value (including any Indebtedness owing by any shareholder, officer, director, employee or Affiliate of the Company or any Company Subsidiary);

(k)         prepay any obligation in excess of $50,000, or $300,000 in the aggregate, other than prepaid royalties in the ordinary course of business and consistent with past practice;

(l)          purchase from any Person other than the Company, any Company Subsidiary, GFW or ACL or sell, transfer, license or otherwise dispose of to any Person other than the Company or any Company Subsidiary any material properties or assets (real, personal or mixed, tangible or intangible), other than the purchase and sale of inventory and the licensing of Company-Owned IP and Distribution Rights in the ordinary course of business and consistent with past practice or as otherwise contemplated by Section 6.13;

(m)        transfer to any third party ownership of Company Owned IP, abandon or render unenforceable any Company-Owned IP used by the Company or any Company Subsidiary in the ordinary course of its business through action or inaction, or terminate any license to Exploit Third Party IP except as contemplated by Article IV or upon the expiration of the term of any such license, or disclose to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret or other nonpublic, confidential or proprietary information;

(n)          revalue any assets (whether tangible or intangible), including making or approving any write-off or write-down or any determination to write off or write down any of the assets or properties of the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practices;

(o)          pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, any of the Company’s or the Company Subsidiaries’ current or former shareholders, officers, directors, employees or consultants or any Affiliate of any of the Company’s or the Company Subsidiaries’ current or former shareholders, members, officers, directors, employees or consultants, except (i) for reimbursements or advances for travel and other business-related expenses, (ii) in connection with the consummation of the Minority Buyouts or any cashless exercise of Options or cancellation of Subsidiary Options, (iii) as part of a distribution permitted without the prior written consent of Buyer pursuant to Section 6.1(c), (iv) compensation or (v) intercompany transactions among the Company and the Company Subsidiaries that do not involve any payments, loans, advances, sales, transfer or leases to any Person other than the Company or any Company Subsidiary;

(p)          take any action that would or is reasonably likely to result in any of the representations or warranties of the Company or the Company Subsidiaries or any Shareholder set forth in this Agreement or any other Operative Document being untrue in any respect, or in the Breach of any covenant, agreement or other obligation of the Company or the Company Subsidiaries or any Shareholder set forth in this Agreement or any other Operative Document, or in any of the conditions specified in Article IV or V not being satisfied;

(q)          except as required by their current terms or as contemplated by Article IV or Section 6.13, amend, terminate, modify, extend, renew or renegotiate, or exercise an option to extend/change the term of, any Material Contract to which either of the Company or any of the Company Subsidiaries is a party or by which it is bound, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or take any action that would reasonably be expected to result in the discontinuance of its relationship with any Licensor, customer, provider or supplier listed on Schedule 2.11 to the Disclosure Memorandum;

(r)           terminate, amend or fail to renew any existing insurance coverage;

(s)          terminate or fail to renew or preserve any material governmental licenses, permits, grants, franchises, certificates, consents, orders or authorizations of the Company and the Company Subsidiaries;

(t)           threaten or commence any Claims against or otherwise involving the Company or the Company Subsidiaries that would not reasonably be expected to be resolved for less than $20,000 in the aggregate; or

(u)          enter into any arrangement or perform any action that could reasonably be expected to result in a Company Material Adverse Effect.

Within three Business Days after the date of this Agreement, Buyer will designate one or more individuals to whom the Company may deliver, in writing or by e-mail (with a copy to Greenberg Traurig, LLP addressed as set forth in Section 9.2, except that if such request is delivered by e-mail, such copy to be sent to Alan I. Annex, Esq. at annexa@gtlaw.com), any requests for consent pursuant to this section or Section 6.13. Buyer will use commercially reasonable efforts to respond to any such request for consent within three Business Days of receipt of such request.

6.2           Access to Information

From the date hereof through and including the Closing Date, the Company and the Company Subsidiaries shall, and shall cause the officers, directors, employees, consultants, representatives, advisors and agents of the Company and the Company Subsidiaries to, afford the officers, employees and agents of Buyer access at all reasonable times and upon reasonable advance notice to the officers, employees, consultants, representatives, advisors, agents, properties, offices, plants and other facilities, books and records of the Company and each Company Subsidiary and shall furnish Buyer with all financial, operating and other data and information as Buyer, through its officers, employees, representatives, advisors or agents, may reasonably request. From the date hereof until the Closing, the Company shall provide Buyer with monthly, quarterly and annual financial statements and information of the Company and each Company Subsidiary as they become available internally at the Company or any Company Subsidiary (but, in any event, not later than 20 days after the end of the applicable period). No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.3           No Alternative Transactions

Unless this Agreement shall have been terminated in accordance with its terms, neither the Company or the Company Subsidiaries nor any Shareholder shall, directly or indirectly, through any current or former shareholder, member, officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity or other interest in, the Company or any Company Subsidiary or any business combination with the Company or any Company Subsidiary, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company, the Company Subsidiaries and each Shareholder (as the case may be) shall notify Buyer immediately of any such proposal or offer, and of each inquiry or contact with any Person with respect thereto, made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company and the Shareholders agree not to (and shall not permit any Company Subsidiary to) release any third party from, or waive any provision of, any confidentiality or standstill agreement (e.g., agreement not to invest in or seek a change of control of the Company) to which the Company, any Company Subsidiary or any Shareholder is a party.

6.4           Notification of Certain Matters

Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect, (b) the occurrence or nonoccurrence of any event that would be reasonably likely to result in any of the conditions in Article IV or V not being satisfied, and (c) any material failure by such party to comply with or satisfy any covenant, condition, agreement or other obligation to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available to the parties hereunder.

6.5           Further Action; Commercially Reasonable Efforts; HSR Act Filings

(a)          Upon the terms and subject to the conditions of this Agreement and the other Operative Documents, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Body and parties to Contracts with the Company or any Company Subsidiary as are necessary for the consummation of the transactions contemplated hereby. At all times through the Outside Date, each of the parties shall use commercially reasonable efforts to work toward the Closing. Buyer will not waive Section 7.02(e) of the Merger Agreement without the Company’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. None of the parties hereto shall take any action that would or is reasonably likely to result in any of the representations or warranties of such parties set forth in this Agreement or any other Operative Document being untrue in any material respect, or in the Breach of any covenant, agreement or other obligation of such parties set forth in this Agreement or any other Operative Document, or in any of the conditions specified in Article IV or V not being satisfied. After the Closing, each Shareholder, at the request of and without any further cost or expense to Buyer, shall use commercially reasonable efforts to take, or cause to be taken, any further actions necessary or desirable to carry out the purposes of this Agreement or any other Operative Document.

(b)         In furtherance and not in limitation of the foregoing, each of the parties agrees to use its commercially reasonable efforts to file, and to cause each of its Affiliates to file in conjunction with such party, all applications, requests, notices and other filings with any applicable Governmental Body whose approval is required in connection with the consummation of the transactions contemplated hereby, including (as applicable) Notification and Report Forms under the HSR Act as promptly as practicable following the date of this Agreement. Buyer, the Company and the Shareholders agree, and shall cause each of their respective Affiliates to (i) request in their respective Notification and Report Forms under the HSR Act for early termination of the waiting period under the HSR Act and (ii) cooperate and to use their respective commercially reasonable efforts to obtain any governmental consent required for the Closing (including through compliance with the HSR Act, and all other applicable Laws, to respond to any governmental requests for information). Each party shall furnish to the other party such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Body in order to obtain the governmental authorizations and consents referred to in this Section 6.5.

(c)         Buyer and the Company shall each pay or cause to be paid one half of any filing fees associated with the HSR Act.

(d)         The parties agree to take commercially reasonable steps to avoid or eliminate each and every impediment under the HSR Act or foreign competition Laws to enable the transactions contemplated hereby to be consummated as expeditiously as possible; provided, however, that such commercially reasonable steps shall not require Buyer or any Affiliate of Buyer to hold separate, sell, divest or dispose of any portion of its business, any product line or any portion of its assets.

6.6           Proxy Statement; Buyer Stockholders’ Meeting.

(a)          As promptly as practicable after the execution of this Agreement, (i) Buyer and the Company (together with Image) shall prepare and cause to be filed with the SEC the joint proxy statement/prospectus of Buyer and Image (as amended or supplemented, the “Joint Proxy Statement”) to be sent to the stockholders of Image relating to the Image Stockholders’ Meeting and to the stockholders of Buyer relating to the Buyer Stockholders’ Meeting and (ii) Holdings shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Holdings Common Stock to be issued to the stockholders of Image and Buyer pursuant to the Image Merger and the RLJ Merger. Holdings, Buyer and the Company each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Holdings and Buyer shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Holdings Common Stock and Holdings Warrants pursuant to this Agreement. The Company shall furnish all information concerning the Company as Holdings and Buyer may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Buyer shall mail the Joint Proxy Statement to its stockholders.

(b)          No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Holdings, Buyer or the Company without the approval of the other parties (such approval not to be unreasonably withheld or delayed). Holdings and Buyer will advise the Company, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdings Common Stock issuable in connection with the Image Merger or the RLJ Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)          Buyer represents that the information supplied by Buyer for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Image and Buyer, (iii) the time of the Image Stockholders’ Meeting, (iv) the time of the Buyer Stockholders’ Meeting, and (v) the RLJ Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the RLJ Effective Time, any event or circumstance relating to Buyer, or its officers or directors, should be discovered by Buyer which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Buyer shall promptly inform the Company. All documents that Buyer is responsible for filing with the SEC in connection with the Image Merger, the RLJ Merger or the transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)          The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Image and the stockholders of Buyer, (iii) the time of the Image Stockholders’ Meeting, (iv) the time of the Buyer Stockholders’ Meeting, and (v) the RLJ Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the RLJ Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, the Company shall promptly inform Buyer.

(e)          The Board of Directors of Buyer shall, subject to its fiduciary duties, recommend that Buyer’s stockholders vote in favor of adopting the Merger Agreement and the RLJ Merger and Buyer shall, subject to the fiduciary duties of the Board of Buyer, include such recommendation in the Joint Proxy Statement.

(f)          Buyer shall call and hold the Buyer Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of the Merger Agreement and the RLJ Merger and Buyer shall use its reasonable efforts to hold the Buyer Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Buyer shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger Agreement and the RLJ Merger and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

6.7           Confidentiality; Publicity

(a)          At all times before the Closing, except as otherwise permitted under the Confidentiality Agreement between Buyer and the Company, dated November 21, 2011 (the “NDA”), none of the Company, any Company Subsidiary, any Shareholder or Buyer shall make any statements to any third party with respect to this Agreement, the existence of this Agreement or the transactions contemplated hereby or, in the case of Buyer, disclose to any third party any of the Company’s, any Company Subsidiary’s or any Shareholder’s confidential information without the prior written consent of the Company, or, in the case of the Company, any Company Subsidiary or any Shareholder, disclose to any third party any of Buyer’s confidential information without the prior written consent of Buyer; provided, however, that (notwithstanding the limitations regarding such disclosures under the NDA, the waiver of which with respect thereto being hereby provided by the Company) this provision shall not apply to disclosures of publicly-available information or to disclosures by the Company, the Company Subsidiaries, the Shareholders or Buyer to their respective legal and financial advisors (including those providing valuation and fairness analysis) or in connection with seeking lender consents, or the Consents, consents to the transactions contemplated by this Agreement under non-Material Contracts, or waivers of the Terminable Rights, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided; provided, further, that (notwithstanding the limitations regarding such disclosures under the NDA, the waiver of which with respect thereto being hereby provided by the Company) Buyer may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case Buyer will use reasonable efforts to consult with the Shareholder Representative prior to making the disclosure); and provided, further, that (notwithstanding the limitations regarding such disclosures under the NDA, the waiver of which with respect thereto being hereby provided by the Company) the Company will not unreasonably withhold or delay its consent to any press release proposed by Buyer regarding this Agreement or the transactions contemplated hereby.

(b)          At all times after the Closing, the Company, the Company Subsidiaries and the Shareholders shall not make any statements to any third party with respect to this Agreement, the existence of this Agreement or the transactions contemplated hereby or disclose to any third party any of the Company’s, Company’s Subsidiaries’ or Buyer’s confidential information without the prior written consent of Buyer; provided, however, that this provision shall not apply to disclosures by the Company, the Company Subsidiaries, the Shareholders or Buyer to their respective legal and financial advisors, so long as the same are obligated to maintain the confidentiality of the information provided.

6.8           Tax Matters

(a)          The Company shall prepare and file all Tax Returns of the Company and the Company Subsidiaries required to be filed on or prior to the Closing Date (taking into account any applicable extensions), and shall pay or cause to be paid all Taxes to which such Tax Returns relate. All such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Company and the Company Subsidiaries, except as otherwise may be required by applicable Law.

(b)          The Shareholders shall prepare and file, or cause to be prepared and filed, all final federal and applicable state and local income Tax Returns of the Company required to be filed on IRS Form 1120-S (or comparable state or local form) after the Closing Date, and shall pay or cause to be paid all Taxes to which such Tax Returns relate. Such Tax Returns shall be prepared in a manner consistent with past custom and practice of the Company, except as otherwise may be required by applicable Law. The Shareholders shall provide each such Tax Return to Buyer for review and approval (which shall not be unreasonably withheld or delayed) at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions).

(c)          Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns (other than Tax Returns described in Section 6.8(b)) of the Company and the Company Subsidiaries required to be filed after the Closing Date and which relate to periods prior to or including the Closing Date, and shall pay or cause to be paid all Taxes to which such Tax Returns relate, subject to this Section 6.8(c) and Buyer’s right to indemnification pursuant to Section 8.2(a)(iii). Such Tax Returns shall be prepared in a manner consistent with past custom and practice of the Company, except as otherwise may be required by applicable Law. Buyer shall provide each such Tax Return to the Shareholder Representative for review and approval (which shall not be unreasonably withheld or delayed) at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions). Buyer shall accept all reasonable changes to such Tax Returns suggested by the Shareholder Representative. Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Tax Return, the Shareholders shall pay Buyer an amount equal to the Pre-Closing Taxes shown to be due thereon.

(d)          In the case of any Straddle Period, the amount of any Taxes based on or measured by income, sales, receipts, wages, transfers or other taxable events for the Pre-Closing Tax Period shall be determined based on an interim closing of the Company’s and the Company Subsidiaries’ books as of the close of business on the Closing Date, and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e)          The parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, the filing of requests for remedial relief with respect to elections with respect to Taxes made, or represented (without giving effect to any exceptions set forth in the Disclosure Memorandum) by the Shareholders as having been made, prior to the Closing that are determined by Buyer to be invalid, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The parties shall provide each other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination, and execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.8(e). Buyer and the Shareholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)          Any Tax sharing or similar agreements with respect to or involving the Company or any Company Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, neither Buyer nor the Company nor any Company Subsidiary shall be bound thereby or have any liability thereunder.

6.9           Execution of All Operative Documents

Each Shareholder shall execute at or prior to the Closing each Operative Document to which he, she or it is a party.

6.10         Limitation on Sales of Stock

During the term of this Agreement, each Shareholder agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of his, her or its Stock or Stock Purchase Rights; and the Company agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any capital stock of the Company Subsidiaries or Company Stock Purchase Rights, except as expressly contemplated by this Agreement or as set forth on Schedule 6.10 to the Disclosure Memorandum.

6.11         Noncompetition and Nonsolicitation

(a)          The Restricted Parties hereby acknowledge that the covenants and agreements in this Section 6.11 are in consideration of Buyer’s consummation of the transactions contemplated by this Agreement and that Buyer would not purchase the Stock but for each of the Restricted Parties’ agreements herein. Each of the Restricted Parties and Buyer acknowledges that from and after the date hereof, Buyer (and its Affiliates) will engage in the acquisition of Distribution Rights and the Exploitation of Distribution Rights (the “Designated Industry”) worldwide, and that engagement by the Restricted Parties in the Designated Industry in the Territory could cause Buyer (and its Affiliates) irreparable damage. To induce Buyer to enter into the transactions contemplated by this Agreement, each of the Restricted Parties hereby agrees that, from the date of this Agreement through the second anniversary of the date of this Agreement (the “Specified Period”), such Restricted Party will not, and will cause its Affiliates to not, without the prior written consent of Buyer, (i) directly or indirectly, engage anywhere in the United States, Canada, United Kingdom, Australia, Channel Islands, Isle of Man, New Zealand, and Bermuda, (collectively, the “Territory”), as agent, employee, consultant, representative, stockholder, manager, member, partner or in any other capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render professional services for (alone or in association with any other Person) any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Designated Industry anywhere in the Territory, (ii) directly or indirectly, as agent, employee, consultant, representative, stockholder, manager, member, partner, or in any other capacity, employ or engage, or recruit or solicit the services of, or otherwise contact for the purpose of offering employment or engagement to, any person who is employed or engaged by either Buyer or its Affiliates or any of their subsidiaries, at any time during the Specified Period, or to otherwise encourage or induce any such person to leave the employment of either Buyer or its Affiliates or any of their subsidiaries for the purpose of engaging in the Designated Industry in the Territory, or (iii) directly or indirectly solicit or take away, on behalf of himself or any other person or entity, the business of any customer, merchant, licensor, vendor or supplier, whether present or prospective, of Buyer or its Affiliates or any of their subsidiaries for the purpose of engaging in the Designated Industry in the Territory.

(b)          Each of the Restricted Parties acknowledges that the duration and geographical areas set forth in this Section 6.11 are reasonable in scope; provided, however, if at any time the provisions of this Section 6.11 shall be finally determined to be invalid or unenforceable by a court of competent jurisdiction, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Restricted Parties expressly acknowledge that it would be extremely difficult to measure the damages that might result from any breach of this Section 6.11 and that any breach of this Section 6.11 will result in irreparable injury to Buyer and its business, for which money damages could not adequately compensate. Buyer shall be entitled, in addition to all other rights and remedies that they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Restricted Parties from continuing any breach of this Section 6.11.

(c)          Notwithstanding the covenants set out in this Section 6.11 to the contrary, the Restricted Parties shall not be in default of their obligations (i) by virtue of passively owning shares constituting less than one percent (1%) of the voting power of a publicly-traded corporation or (ii) with respect to any Restricted Party who is an attorney, by representing or seeking to represent any Person in such professional capacity.

6.12         Release of Claims

Each Shareholder, on such Shareholder’s behalf and on behalf of any such Shareholder’s heirs or assigns and all Persons or entities that might allege a Claim through such Shareholder or on such Shareholder’s behalf, hereby knowingly, fully, unconditionally and irrevocably waives, releases and discharges, effective as of the date hereof and as of the Closing Date, any and all Claims relating to employment (including any Claims for wages, bonuses, employment benefits or damages of any kind whatsoever, arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on the right to terminate employees, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act, any similar state law employment statutes or rules and regulations, or any other legal limitation on the employment relationship), debt, obligations, promises, actions or otherwise of any nature whatsoever that such Person has or may have against the Company or any Company Subsidiary or any present or former director, officer, employee or agent of the Company or any Company Subsidiary, whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event, condition or occurrence prior to the Closing relating to the Company or any Company Subsidiary in any manner. Notwithstanding the foregoing, nothing in this Section 6.12 will be deemed to constitute a release by such Shareholder of any right of such Shareholder under this Agreement or any other Operative Document or any release of any workers’ compensation claim or Claim for benefits under any Employee Benefit Plan.

6.13         Distribution Agreements

(a)          Notwithstanding anything in this Agreement to the contrary (including the provisions of Section 6.1), the Company and the Company Subsidiaries shall, in the ordinary course of business consistent with past practices, enter into new Distribution Agreements from time to time during the period prior to the Closing. The Company and the Company Subsidiaries shall (i) consult with Buyer prior to entering into any such Distribution Agreement and (ii) obtain Buyer’s approval for any such Distribution Agreement not listed on Schedule 6.13(a) to the Disclosure Memorandum and that (x) is not entered into in the ordinary course and consistent with past practice (including with respect to the type of program and scope of rights licensed), (y) does not contain terms with respect to price and duration that are generally consistent with the Company’s Distribution Agreements in effect as of the date of this Agreement or (z) would require any change to the financial statements, pro forma financial statements or other financial information contained in the Joint Proxy Statement that would require any amendment or supplement to the Joint Proxy Statement. No new Distribution Agreements shall require the consent of any Person to the consummation of the transactions contemplated by this Agreement and shall continue to be in effect without any material changes to the terms thereof following such consummation.

(b)          At Buyer’s reasonable request, in connection with any Distribution Agreement that requires consent to the consummation of the transactions contemplated by this Agreement or that otherwise includes Terminable Rights entered into by the Company or any Company Subsidiary and a party not listed on Exhibit 4.11, the Company and the Company Subsidiaries shall prior to Closing use commercially reasonable efforts to obtain any third party consents or approvals for and waiver of the Terminable Rights relating to the transactions contemplated by the Agreement; provided, however, that if the Company or any Company Subsidiary is required to make any payment to any other party to obtain such a consent, approval or waiver as requested by Buyer, the reasonable costs of any such payment or of seeking or obtaining such consent, approval or waiver shall be borne by Buyer and shall not constitute Transaction Costs or Expense Reimbursement.

(c)          The Company and the Company Subsidiaries shall, in the ordinary course of business consistent with past practice, exercise options or other rights to extend, renew and change Distribution Agreements existing prior to the Closing Date within the time periods provided in such Distribution Agreements; provided, however, that the Company shall consult with Buyer in each instance within a reasonable time prior to the expiration of the applicable time period for exercising any such option or other right.

6.14         Obligations of Holdings

(a)          Buyer and the Company agree that Holdings shall become a party to this Agreement for all purposes hereunder as soon as practicable after the formation of Holdings pursuant to a joinder agreement reasonably satisfactory to both Buyer and the Company. Buyer shall cause Holdings to become a party to this Agreement for all purposes hereunder as soon as practicable after such formation, and to execute and deliver such joinder agreement. Following such time, Buyer shall take all action necessary to cause Holdings to perform its obligations under this Agreement and to consummate transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement.

(b)          Buyer shall cause, at the RLJ Effective Time, all the covenants and provisions of the Buyer Warrant Agreement by or for the benefit of Buyer to bind and inure to the benefit of Holdings, and Holdings shall take all requisite action such that each Holdings Warrant that is issued to a Shareholder pursuant to Section 1.2.1 shall be on the terms and subject to the conditions and otherwise subject to the provisions of the Buyer Warrant Agreement.

6.15         Discharge of Affiliate Obligations

Prior to or in connection with the Closing, the Company and the Shareholders shall cause all Indebtedness, Contracts or other obligations of the Company or the Company Subsidiaries to any of the Shareholders or any of their respective Affiliates to be satisfied or cancelled, and the Company and the Shareholders shall cause all Indebtedness or other obligations of any of the Shareholders or any of their respective Affiliates to the Company or any of the Company Subsidiaries to be satisfied or cancelled.

6.16         Minority Buyouts and Subsidiary Option Cancellations

Immediately prior to the Closing, the Company and the Company Subsidiaries shall cause the Minority Buyouts and the Subsidiary Option Cancellations to occur pursuant to documentation that has been provided to Buyer.

6.17         Payments Under Retention Incentive Agreements; 401(k) Plans

(a)          The Company and the Company Subsidiaries shall be responsible for and shall pay in full, subject to and in accordance with the terms and conditions set forth in the applicable Retention Incentive Agreements or resolutions of the boards of directors of any of the Company or the Company Subsidiaries or otherwise and any related documents (including any timing provisions and required delivery of executed releases), any and all Incentive Payment Obligations owing to the applicable employees of the Company and Company Subsidiaries under (a) any applicable Retention Incentive Agreements and (b) any resolutions of the boards of directors of any of the Company or the Company Subsidiaries or otherwise and any related documents, including those set forth on Schedule 6.17 to the Disclosure Memorandum, which payments shall be part of the Transaction Costs.

(b)          Prior to the Closing Date, the Company shall cause the board of directors of the Company to (i) adopt a resolution terminating the Company 401(k) Plan, effective no later than immediately prior to the Closing and in such form as Buyer may require and in accordance with the terms of the Company 401(k) Plan and all laws applicable thereto, (ii) adopt any and all amendments to the Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements), and (iii) take any and all other actions as Buyer may direct in connection with the termination of the Company 401(k) Plan. The Company shall, prior to the Closing, provide Buyer with evidence satisfactory to the Buyer that the actions set forth in the preceding sentence have been taken. Effective as of the Closing Date, Holdings (or a subsidiary of Holdings) shall implement and maintain a defined contribution plan intended to be qualified under Section 401(a) of the Code and in which employees of the Company shall be eligible to participate pursuant to the terms of such plan. Employees of the Company will receive credit for years of service with the Company under any such plan.

6.18         Payments Under Prior Transaction

The Company and the Company Subsidiaries shall be responsible for and shall pay in full, any and all accrued and unpaid fees, costs and expenses outstanding on the Closing Date incident to the negotiation and preparation of the Prior Transaction, which amounts, if unpaid as of the Closing Date, shall be Transaction Costs.

6.19         Nasdaq Listing

Holdings shall promptly prepare and submit to The NASDAQ Stock Market (“Nasdaq”) a listing application covering (a) the shares of Holdings Common Stock to be issued in accordance with Section 1.2.1(a)(ii) and (b) the Holdings Warrant Shares, and shall use its reasonable efforts to obtain, prior to the Closing Date, approval for the listing of such Holdings Common Stock and Holdings Warrant Shares, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Holdings with respect to such listing.

6.20         Claims Against the Trust Fund

(a)          The Company, each Company Subsidiary and each Shareholder understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Buyer may disburse monies from the Trust Fund only: (i) to its public stockholders who exercise their redemption rights or in the event of the dissolution and liquidation of Buyer, (ii) to Buyer (less Buyer’s deferred underwriting compensation only) after Buyer consummates a business combination (as described in the Prospectus of Buyer) or (iii) as consideration to the sellers of a target business with which Buyer completes a business combination.

(b)          The Company, each Company Subsidiary and each Shareholder agrees that, notwithstanding any other provision contained in this Agreement, the Company, each Company Subsidiary and each such Shareholder does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any of the Company, the Company Subsidiaries or the Shareholders on the one hand, and Buyer on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.20(b) as the “Trust Claims”). Notwithstanding any other provision contained in this Agreement, the Company, each Company Subsidiary and each such Shareholder hereby irrevocably waives any Trust Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company, the Company Subsidiaries and/or the Shareholders commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Buyer, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from the Company, the Company Subsidiaries or the Shareholders, as applicable, the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or proceeding.

6.21         Warrant Exercise Payments

After the Closing, upon the exercise by a Shareholder of a Holdings Warrant received pursuant to Section 1.2.1, each such Shareholder shall pay $0.75 per Holdings Warrant Share received pursuant to such exercise to RLJ SPAC Acquisition, LLC, by wire transfer of immediately available funds.

6.22         Board of Directors and Management of the Surviving Company

Buyer and Holdings shall cause (a) Robert Johnson, Ted Green, Peter Edwards, Miguel Penella, H. Van Sinclair and John Hyde to be elected as directors of Holdings following the Closing, with Robert Johnson as Chairman and Peter Edwards as sole Vice Chairman, and (b) Ted Green will be elected as Chief Executive Officer and Miguel Penella will be elected as Chief Operating Officer of Holdings. Holdings will include each of the individuals named in clause (a) above in its slate of nominees for election as directors at each of the first two annual meetings of Holdings’ stockholders after the Closing Date; provided, however, that notwithstanding the foregoing, if an individual named in clause (a) is subject to a Cause Event, then Holdings shall have no obligation to include such individual in its slate of nominees for election as directors in either of the first two annual meetings of Holdings’ stockholder after the Closing Date.

6.23         Issuance of Securities by Buyer and Holdings

Until the consummation of the transactions contemplated by this Agreement and the Merger Agreement, neither Buyer nor Holdings shall issue, sell, grant or enter into any agreement to issue or sell or grant any shares of stock other than in connection with incentive compensation arrangements for management of Holdings upon consummation of the transactions contemplated by this Agreement and the Merger Agreement or as may be necessary (including, without limitation, issuances of shares of stock to third parties to raise funds) in order to consummate the transactions contemplated by this Agreement or the Merger Agreement.

6.24         Employment Arrangements

The Company will use commercially reasonable efforts to cooperate with the Buyer and Holdings to secure the continued employment following the Closing of such employees of the Company and the Company Subsidiaries as may be identified by the Buyer or Holdings, on terms and conditions reasonably satisfactory to the Buyer and Holdings (it being understood that such efforts will not include any requirement or obligation of the Company or any Company Subsidiary to pay any consideration not otherwise required to be paid by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract).

6.25         Warrant Transfer Restrictions

(a)          Until thirty (30) days after the Closing Date, each of the Stockholders shall not, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, with respect to the Holdings Warrant received by such Stockholder pursuant to Section 1.2.1 and the respective Holdings Warrant Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Holdings Warrant received by such Stockholder pursuant to Section 1.2.1 and the respective Holdings Warrant Shares, whether any such transaction is to be settled by delivery of shares of Holdings Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

(b)          Notwithstanding the provisions contained in Section 6.25(a), each of the Stockholders may transfer the Holdings Warrant received by such Stockholder pursuant to Section 1.2.1 and the respective Holdings Warrant Shares owned by him, her or it (i) by gift to a member of such Stockholder’s immediate family or to a trust, the beneficiary of which is a member of such Stockholder’s immediate family, an affiliate of such Stockholder or to a charitable organization; (ii) by virtue of the laws of descent and distribution upon death of such Stockholder; (iii) pursuant to a qualified domestic relations order; (iv) if the Stockholder is not a natural person, upon the dissolution or termination of legal existence of such Stockholder; or (v) in the event that Holdings consummates a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of Holdings Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that, in the case of clauses (i) through (iii), these permitted transferees enter into a written agreement with Holdings agreeing to be bound by the transfer restrictions in Section 6.25(a).

Article VII
TERMINATION

7.1           Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the boards of directors (or equivalent governing body) of Buyer, the Company, any Company Subsidiary, or the Shareholders):

(a)          by mutual written consent of Buyer and the Company;

(b)          by the Company or Buyer if the transaction has not closed by November 22, 2012 (the “Outside Date”);

(c)          by the Company or Buyer if there shall be any Law or regulation that makes consummation of the transactions contemplated herein illegal or if any judgment, injunction, order or decree enjoining Buyer, the Company or any Shareholder from consummating the transactions contemplated herein is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(d)          by the Company, in the event of a material Breach by Buyer of any representation, warranty, covenant, agreement or other obligation contained herein that has not been cured or is not curable by Buyer within 15 business days after the Company gives written notice to Buyer regarding the material Breach;

(e)          by Buyer, in the event of a material Breach by the Company or any of the Company Subsidiaries or any Shareholder of any representation, warranty, covenant, agreement or other obligation contained herein that has not been cured or is not curable by the Company, any Company Subsidiary or Shareholder within 15 business days after Buyer gives written notice to the Company regarding the material Breach;

(f)          by either Buyer or the Company if the Merger Agreement shall fail to receive the requisite vote for approval of Image’s stockholders at the Image Stockholders’ Meeting or Buyer’s stockholders at the Buyer Stockholders’ Meeting;

(g)          by Buyer if the Merger Agreement shall have been terminated for any reason; or

(h)          by Buyer if the Estimated Net Working Capital is more than $5,000,000 less than the Working Capital Target Amount.

7.2           Effect of Termination

In the event of the termination of this Agreement pursuant to Section 7.1, there shall be no further obligation on the part of any party hereto, except that (a) nothing herein shall relieve any party from liability for any Breach hereof, (b) the provisions of Section 9.1 (Expenses) shall remain in full force and effect and (c) the provisions of Section 7.3 (Fees) shall remain in full force and effect.

7.3           Fees

(a)          Buyer agrees that:

(i)          if this Agreement is terminated pursuant to Section 7.1 (b) and, at the time of such termination, the condition set forth in Section 4.28 is not satisfied;

(ii)         if the Company shall terminate this Agreement pursuant to Section 7.1(d);

(iii)        if Buyer or the Company shall terminate this Agreement pursuant to Section 7.1(f); or

(iv)        if Buyer shall terminate this Agreement pursuant to Section 7.1(g);

then Buyer shall pay to the Company promptly (but in any event no later than one (1) business day after the first of such events shall have occurred) a fee of $1,000,000 (the “Termination Fee”), which amount shall be payable in immediately available funds.

(b)          Buyer acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. Payment of the Termination Fee described in this Section 7.3 shall be considered liquidated damages and payable in lieu of any other damages.

Article VIII
SURVIVAL AND INDEMNIFICATION

8.1           Survival

The representations and warranties contained in this Agreement or any other Operative Document delivered pursuant hereto shall survive for a period of 18 months after the Closing Date, as adjusted pursuant to Section 1.6(b); provided, however, that (a) any Indemnification Claim based on Fraud shall survive the Closing indefinitely; (b) any Indemnification Claim based on Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.3 (Capitalization and Stock Rights; Consideration Spreadsheet), Section 2.16 (Intellectual Property), Section 2.20 (Brokers or Finders), Section 5 of Exhibit II (Solvency), Section 1 of Exhibit III (Solvency) or Article IIA (Representations and Warranties of the Shareholders) shall survive the Closing indefinitely; and (c) any Indemnification Claim based on Section 2.8 (Taxes), Section 2.10.3(a) (Further Representations Regarding Distribution Agreements), Section 2.15 (Employee Benefit Plans), Section 1 of Exhibit II (Pensions), Section 3 of Exhibit II (Taxation), Section 2 of Exhibit III (Tax) and Section 4 of Exhibit III (Superannuation) shall survive for the statute of limitations applicable to such matters plus 60 days (as adjusted pursuant to Section 1.6(b)). The representations and warranties referenced in Section 8.1(b) and Section 8.1(c), excluding the representations and warranties set forth in Section 2.16, are collectively referred to as the “Fundamental Representations.” The applicable survival period pursuant to this Section 8.1 is referred to as the “Survival Period.” The covenants, agreements and other obligations contained in this Agreement or in the other Operative Documents (including the obligations set forth in Section 6.22) shall survive the Closing and shall continue until fully performed or satisfied.

8.2           Indemnification by the Shareholders

(a)          Subject to the limitations set forth in this Article VIII, the Shareholders shall jointly and severally indemnify and hold Buyer and its officers, directors, employees, agents, advisers, representatives and Affiliates (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against, and shall reimburse the Buyer Indemnified Parties for, any and all losses, claims, damages, debts, liabilities, obligations, judgments, orders, settlement payments, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs and expenses (including legal and accounting fees and expenses), whether absolute, incidental, punitive or otherwise, and whether or not involving a Third Party Claim (collectively, “Losses”), arising out of or relating to:

(i)          any Breach of any representation, warranty or certification made by or on behalf of the Company or any Company Subsidiary in this Agreement (other than any representation or warranty made in Article IIA) or in any other Operative Document;

(ii)         any Breach by the Company or any Company Subsidiary of any covenant, agreement or other obligation in this Agreement or in any other Operative Document;

(iii)        any and all Pre-Closing Taxes;

(iv)        any Transaction Costs of the Company or any Company Subsidiary (including all costs and expenses of any type whatsoever (including Taxes) arising out of or related to the Minority Buyouts and the Subsidiary Option Cancellations), other than the amounts set forth as Transaction Costs on the Transaction Costs Spreadsheet that are deducted from the Purchase Price pursuant to Section 1.2.1(a);

(v)         the Incentive Payment Obligations set forth in Section 6.17;

(vi)        any Severance Payment Obligations not included on Schedule 2.27 to the Disclosure Memorandum;

(vii)       the granting, exercise, transfer, cancellation or otherwise of any Company Stock Purchase Rights or Company Subsidiary Stock Purchase Rights (other than the Company Subsidiary Stock Purchase Rights set forth in the Deed of Pre-emption) or the stock or rights related thereto, on or after the date of this Agreement;

(viii)      any Claim brought by a third party based upon, arising out of or relating to the operations of the business, or any other action, activity or omission, of the Company or any of the Company Subsidiaries or any of their Affiliates on or prior to the Closing Date;

(ix)         any item set forth on Schedule 8.2(a)(ix) to the Disclosure Memorandum; and

(x)          any Fraud by the Company or any Company Subsidiary or Shareholder.

(b)          Subject to the limitations set forth in this Article VIII, each Shareholder shall, severally and not jointly, indemnify and hold the Buyer Indemnified Parties harmless from and against, and shall reimburse the Buyer Indemnified Parties for, any and all Losses, arising out of or relating to:

(i)          any Breach of any representation, warranty or certification made by such Shareholder in Article IIA or in any other Operative Document; or

(ii)         any Breach by such Shareholder of any covenant, agreement or other obligation of such Shareholder in this Agreement or in any other Operative Document.

8.3           Indemnification by Buyer

Subject to the limitations set forth in this Article VIII, Buyer shall indemnify and hold the Shareholders and their respective officers, directors, employees, agents, advisers, representatives and Affiliates (the “Shareholder Indemnified Parties”) harmless from and against, and shall reimburse the Shareholder Indemnified Parties for, any and all Losses, arising out of or relating to:

(a)          any Breach of any representation or warranty made by Buyer in this Agreement or in any other Operative Document; or

(b)          any Breach by Buyer of any covenant, agreement, obligation or other provision in this Agreement or in any other Operative Document.

8.4           Limitations

(a)          Except for Losses arising in connection with any Indemnification Claim based on a Breach of any of the Fundamental Representations, the aggregate liability of the Shareholders pursuant to Section 8.2(a)(i) shall be limited to an aggregate amount equal to $9,000,000, of which aggregate amount each Shareholder may be required to reimburse the Buyer Indemnified Parties for Losses up to an amount equal to such Shareholder’s Pro Rata Share thereof.

(b)          The aggregate liability of Buyer to all Shareholder Indemnified Parties shall be limited to an amount equal to $9,000,000.

(c)          Notwithstanding anything to the contrary in this Article VIII, the Shareholders shall have no obligation to indemnify or hold harmless any Buyer Indemnified Party with respect to any Losses arising in connection with any Indemnification Claims pursuant to Section 8.2(a)(i) unless the aggregate Losses incurred by the Buyer Indemnified Parties for which they are entitled to indemnification collectively equal or exceed the sum of $375,000 (“Basket”). If such Losses exceed the Basket, then the Shareholders shall be responsible to indemnify the Buyer Indemnified Parties for all Losses in excess of $200,000. Notwithstanding the foregoing, this Section 8.4(c) shall in no way limit, and the Basket shall not apply to, Buyer’s right to indemnification for Losses arising in connection with any Indemnification Claim based on a Breach of any of the Fundamental Representations, other than Losses arising in connection with the representations set forth in Section 2.10.3(a), which, for the avoidance of doubt, shall be subject to the Basket.

(d)          Any Person against whom an Indemnification Claim is being asserted (an “Indemnifying Party”) shall not be obligated to indemnify or hold harmless any Person claiming indemnification under this Article VIII (an “Indemnified Party”) after the expiration of any applicable Survival Period unless a Claim Notice with respect to such Indemnification Claim shall have been given by the Indemnified Party prior to the expiration of the applicable Survival Period.

(e)          The obligations of the Shareholders under Section 8.2(a) shall be satisfied, first, from the Indemnification Escrow Fund. If there are no funds remaining in the Indemnification Escrow Fund to satisfy Indemnification Claims, any additional liability of the Shareholders under Section 8.2(a) shall be satisfied from other assets of the Shareholders and each Shareholder shall be liable only for such Shareholder’s Pro Rata Share of any such liability of the Shareholders.

(f)          For purposes of determining the amount of Losses under Sections 8.2 and 8.3, all qualifications and limitations as to materiality, Company Material Adverse Effect and words of similar import set forth in this Agreement or in any other Operative Document (including in any representations, warranties or covenants), shall be disregarded.

(g)          Subject to Section 8.4(m), the right to indemnification, payment of Losses or other remedy under Article VIII based on any Breach of representations, warranties, covenants, agreements or other obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or other obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or other obligation, will not affect the right to indemnification, payment of Losses or other remedy under Article VIII based on any such representation, warranty, covenant, agreement or other obligation.

(h)          Any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article VIII shall be required to use commercially reasonable efforts to mitigate the Loss, including taking any actions reasonably requested by the Indemnifying Party, and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate.

(i)          No Person shall have any liability to indemnify any Person for any Loss that would not have arisen but for any alteration or repeal, enactment or adoption of any Law or accounting standard after the Closing Date.

(j)          Losses suffered by any Indemnified Party shall be calculated after giving effect to any amounts covered by insurance proceeds collected by Buyer, the Company or any of the Company Subsidiaries pursuant to any policy of insurance for which the Company or any of the Company Subsidiaries paid the premiums prior to Closing for the time period in which the insurable Loss occurred; provided, however, any increase in premiums resulting from collection under any such policy and any deductible paid regarding any such collection shall be deemed Losses and shall be indemnifiable. If any such insurance proceeds are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment consistent with the first sentence of this Section 8.4(j).

(k)          The value of any tax benefits to an Indemnified Party (net of any tax detriment to the Indemnified Party as a result of receiving the indemnification payment) as a result of any Loss suffered by such Indemnified Party shall be taken into account in the calculation of the amount of any Loss, if and to the extent that the Indemnified Party and the Indemnifying Party can reasonably determine the value of such tax benefits at the time that the right to indemnification, payment of losses or other remedy under this Article VIII is otherwise determined.

(l)          Any amounts of liability for indemnification under this Article VIII will be determined without duplication for recovery because of the state of facts giving rise to the Losses constitute a breach of more than one representation, warranty, covenant or agreement hereunder or give rise to any payment pursuant to Section 1.2.3.

(m)          Buyer shall not be entitled to any indemnification, payment of Losses or other remedy arising in connection with the representations set forth in Sections 2.6.1(a), 2.6.2, 2.6.3 and 2.23 under Article VIII solely resulting from the use by the Company of the accounting methodologies or practices, internal accounting controls or inventory, investment, credit or allowance procedures specifically set forth on Exhibit 1.2.3 in the preparation of the Company Balance Sheet; provided, however, this Section 8.4(l) shall not apply to any indemnification, payment of Losses or other remedy under Article VIII relating to Third Party Claims.

8.5           Procedure for Indemnification

(a)          An Indemnified Party shall give written notice (the “Claim Notice”) of any Indemnification Claim (i) in the case of an Indemnification Claim against Buyer, to Buyer, and (ii) in the case of an Indemnification Claim against any Shareholder, to the Shareholder Representative, reasonably promptly, but in any event (A) prior to expiration of any applicable Survival Period, and (B) if such Indemnification Claim relates to the assertion against an Indemnified Party of any Claim by a third party (a “Third Party Claim”), within 45 days after receipt by the Indemnified Party of written notice of a legal process relating to such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party within such time period shall not relieve the Indemnifying Party of any obligation or liability to the Indemnified Party, except to the extent that the ability of the Indemnifying Party to resolve such Indemnification Claim is materially and adversely affected thereby.

(b)          Unless the Shareholder Representative (in the case of any Indemnification Claim against any Shareholder) or Buyer (in the case of any Indemnification Claim against Buyer) contests the Indemnification Claim in a writing given to the Indemnified Party within 20 days after receipt of a Claim Notice, describing in reasonable detail the basis for contesting the Indemnification Claim, the Indemnified Party shall, subject to the other terms of this Article VIII, be paid the amount of Losses related to such Indemnification Claim or the uncontested portion thereof. An Indemnifying Party shall not contest any Indemnification Claim (or any portion thereof) unless it believes in good faith that the Indemnified Party is not entitled to be indemnified with respect to the Losses specified in such claim. Any disputed Indemnification Claim shall be resolved either (i) in a written agreement signed by Buyer (and Buyer Indemnified Party, if not Buyer) and the Shareholder Representative or (ii) by the final decision of a court or other trier of fact.

(c)          With regard to a Third Party Claim, if the Shareholder Representative acknowledges in writing its obligation to indemnify Buyer (in the case of any Indemnification Claim against Buyer) hereunder against any Losses that may result from such Third Party Claim, then the Shareholder Representative will have the right to conduct and control, at its own expense (subject to its rights to reimbursement expressly provided for in this Agreement and the Escrow Agreement) through counsel of its own choosing, any Third Party Claim and will keep Buyer (and Buyer Indemnified Party, if not Buyer) thoroughly informed as to the status thereof. Buyer (and Buyer Indemnified Party, if not Buyer) may, at its election, participate in the defense of any such Third Party Claim, with counsel of its own choosing, but (except as provided below) will be required to bear the fees and expenses of such counsel. The Shareholder Representative will not settle or compromise any Third Party Claim without the prior written consent of Buyer (and Buyer Indemnified Party, if not Buyer), which consent will not be unreasonably withheld; provided, however, that Buyer may object to a settlement or compromise that includes any provision that in Buyer’s judgment may have a material and adverse impact on or establish an adverse precedent for the business condition or operations of, Buyer or any of its subsidiaries; provided, further, that the Shareholder Representative shall not consent without prior written consent of Buyer to a settlement or a compromise that does not include a release from all liability in respect of such Third Party Claim for Buyer and any Buyer Indemnified Party. If in the judgment of Buyer (and in the case of (iii) herein, and Buyer Indemnified Party, if not Buyer) after consultation with outside counsel (i) there is a reasonable likelihood that the amount payable in respect of a Claim will exceed the then remaining Indemnification Escrow Fund, (ii) the outcome of a Claim could have a material and adverse impact on the business condition or operations of Buyer or any of its subsidiaries, and would thereby require or cause Buyer to defend or respond in a manner different from that recommended by the Shareholder Representative or (iii) there has been determined by Buyer or such Buyer Indemnified Party, in the exercise of reasonable judgment, that there is a conflict of interest that makes separate counsel for Buyer or such Buyer Indemnified Party advisable, Buyer or such Buyer Indemnified Party will have the right to undertake the defense or settlement thereof, at the Shareholders’ expense, and the Shareholder Representative will be entitled to participate in the defense of such Claim at the expense of the Shareholders. If the Shareholder Representative fails to defend diligently any Third Party Claim, or if the Shareholder Representative fails to give written notice to Buyer and any such Buyer Indemnified Party of its intention to defend any Third Party Claim within 20 days after Buyer or such Buyer Indemnified Party has notified the Shareholder Representative that any such Third Party Claim has been made in writing and received by Buyer or such Buyer Indemnified Party, then Buyer or such Buyer Indemnified Party may undertake and assume the defense of such Third Party Claim with counsel of its own choosing and recover from the Shareholders its Losses (including the amount of any settlement or judgment of such Third Party Claim and the costs and expenses of such defense); provided, however that Buyer or such Buyer Indemnified Party shall not settle any such Third Party Claim without the prior written consent of the Shareholder Representative, which consent will not be unreasonably withheld.

(d)          The Shareholder Representative, the Company and the Company Subsidiaries, the Shareholders, Buyer and any Indemnified Parties shall cooperate with each other, as applicable, with respect to resolving any Claim or liability under this Article VIII. Such cooperation shall include, but not be limited to, providing any additional information that may be reasonably requested by a party to allow such party to assess the validity of any Indemnification Claim.

8.6           Adjustments to Purchase Price

The parties hereto shall treat each indemnification payment pursuant to this Article VIII as an adjustment to the Purchase Price for the Stock hereunder for all Tax reporting purposes, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise, unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code or any corresponding or similar provision of state, local or foreign Law).

8.7           Non-Reliance of Buyer

(a)          Buyer acknowledges and agrees that:

(i)          except as expressly set forth in this Agreement or in any other Operative Document, none of the Company, any Company Subsidiary, or any Shareholder is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, the Company Subsidiaries, or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of such business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or any Company Subsidiary furnished to Buyer or its Representatives or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and

(ii)         no officer, agent, representative or employee of the Company, any Company Subsidiary, or any Shareholder has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or in the other Operative Documents and subject to the limited remedies herein provided;

(b)          Except for the specific representations and warranties expressly made in this Agreement and the other Operative Documents, Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company, the Company Subsidiaries, and the Shareholders have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and

(c)          Buyer specifically disclaims any obligation or duty by the Company, the Company Subsidiaries, or the Shareholders to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Articles II and IIA and Exhibits II and III of this Agreement or in any other Operative Document.

8.8           Exclusive Remedies; Non-Recourse.

(a)          Except with respect to Fraud, the parties hereby agree that the indemnification rights provided in this Article VIII, the final payments relating to Net Working Capital made pursuant to Section 1.2.3, the remedies relating to Section 338 Allocation in Section 1.5(b), the expense reimbursement provisions of Sections 1.2.3 and 1.5(b), the Termination Fee payable pursuant to Section 7.3 and the specific performance remedies described in Sections 6.10 and 9.13 will constitute the sole and exclusive remedies for any and all Claims with respect to any Loss arising under, out of or relating to this Agreement or the sale and purchase of the Company, and that no party shall have any liability, and no party shall have any other entitlement, remedy or recourse, whether based on contract, tort, strict liability, other Laws or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law.

(b)          The provisions of this Section 8.8, together with the provisions of Articles II, IIA and III and Exhibits II and III of this Agreement and the remedies provided in this Article VIII and Sections 1.2.3, 1.5(b), 6.11, 7.3 and 9.13, were specifically bargained for between Buyer, the Company and the Shareholders and were taken into account by Buyer, the Company and the Shareholders in arriving at the Purchase Price.

(c)          Buyer, the Company and the Shareholders have specifically relied upon the provisions of this Section 8.8, together with the provisions of Articles II and IIA and Exhibits II and III of this Agreement and the remedies provided in this Article VIII, in agreeing to the Purchase Price and in agreeing to provide the representations and warranties set forth herein.

(d)          In the event of Fraud, the contractual exclusive remedies provisions in this Agreement shall have no application and Buyer shall have any and all remedies for Fraud at law or in equity or otherwise.

Article IX
GENERAL

9.1           Expenses

Except as otherwise specifically provided herein (including in Sections 6.5(c),  6.13(b) and 7.3), regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees, costs and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents, and the consummation of the transactions contemplated hereby and thereby (all such fees, costs and expenses, the “Transaction Costs”), including (a) legal, accounting and financial advisory fees, costs and expenses incurred in connection with the transactions contemplated hereby since January 1, 2012, (b) any and all costs and expenses related to, and amounts paid in connection with the Minority Buyouts and the Subsidiary Option Cancellations (including any amounts paid therefor by Buyer at the direction of the Company or the Shareholders following the Closing), (c) any and all accrued and unpaid fees, costs and expenses outstanding on the Closing Date incident to the negotiation and preparation of the Prior Transaction, (d) the Incentive Payment Obligations to the extent provided in Section 6.17, (e) the costs of any directors and officers tail insurance policy purchased by the Company prior to or at the Closing and (f) the Term Loan Repayment Amount and the Sub-Debt Repayment Amount; provided, however, that the Transaction Costs incurred by the Company and the Company Subsidiaries, including any costs incurred by the Company benefiting the Shareholders with regard to this Agreement and the transactions contemplated hereby in connection with this Agreement and the other Operative Documents, shall reduce the Purchase Price as provided in Section 1.2.1(a); provided, further, that no Severance Payment Obligations, whether incurred in connection with the Closing or otherwise, shall be treated as a Transaction Cost.

9.2           Notices

Any notice, request or demand desired or required to be given hereunder shall be in writing and shall be given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid. Notice given to the Shareholder Representative shall constitute notice given to each Shareholder.

To Buyer:

RLJ Acquisition, Inc.
3 Bethesda Metro Center, Suite 1000
Bethesda, Maryland 20814
Fax: 301-280-7747
Attention: Mr. H. Van Sinclair

with a copy to:

Greenberg, Traurig, LLP
200 Park Avenue
New York, New York 10166
Fax: (212) 801-6400
Attention: Alan Annex, Esquire

To the Shareholders and the Shareholder Representative:

Peter Edwards
c/o Acorn Media Group, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland 20910
Fax: 301-608-9312

with a copy to:

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202
Fax: 410-244-7742
Attention: Sharon Kroupa, Esquire

To the Company (and the Company Subsidiaries):

Acorn Media Group, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland 20910
Fax: 301-608-9312
Attention: Mr. Peter Edwards

with a copy to:

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202
Fax: 410-244-7742
Attention: Sharon Kroupa, Esquire

9.3           Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

9.4           Entire Agreement

(a)          This Agreement (including the Disclosure Memorandum and all other exhibits) and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Stock and the other transactions contemplated hereby and by the other Operative Documents exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not as expressly set forth in this Agreement.

(b)          The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

9.5           Assignment

No rights under this Agreement shall be assigned or delegated to another party by operation of law or otherwise without the consent of the other parties hereto; provided, however, that any or all rights and obligations of Buyer may be assigned or delegated to one or more Buyer Entities. Any purported assignment, transfer, pledge or hypothecation (other than by operation of law) in contravention hereof shall be void and ineffective.

9.6           Parties in Interest

This Agreement shall be binding on and inure solely to the benefit of the parties and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7           Governing Law

This Agreement and all Claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that might otherwise require or allow the application of the laws of some other jurisdiction.

9.8           Forum Selection

In any action or proceeding among or between any of the parties arising out of or relating to this Agreement or the transactions contemplated hereby, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.9           Prevailing Party Costs and Expenses

Except as otherwise provided for in this Agreement, in the event that any Claim, cause of action, or counterclaim based upon, arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement (including any Claim relating to Net Working Capital, Claim relating to the Section 338 Allocation, Claim for indemnification pursuant to Article VIII or other Claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) is instituted or asserted in any court or tribunal, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties its or their costs and expenses incurred in the litigation including reasonable attorneys’ fees.

9.10         Headings; Construction

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires. The word “including” or derivation thereof shall mean including without limitation. Unless otherwise indicated to the contrary herein by the context or use thereof, the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof. The parties intend that each representation, warranty, covenant, agreement and other obligation contained herein shall have independent significance. If any party has Breached any representation, warranty, covenant, agreement or other obligation contained herein in any respect, the fact that there exists another representation, warranty, covenant, agreement or other obligation relating to the same subject matter (regardless of the relative levels of specificity) that the party has not Breached shall not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, covenant, agreement or obligation.

9.11         Counterparts

(a)          This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

(b)          The parties hereby agree that any Optionee who exercises an Option prior to, or in connection with, the Closing shall, by exercise of such Option and execution (and delivery to Buyer) of a counterpart signature page to this Agreement (and any other applicable Operative Document), and without further action by the parties hereto, become a party to this Agreement as a Shareholder (and to any other applicable Operative Document in the applicable capacity) and that the shares of capital stock issued upon exercise of any such Option shall constitute Stock under this Agreement. Any such Optionee, upon exercise of an Option and execution (and delivery to Buyer) of a counterpart signature page to this Agreement (and any other applicable Operative Document), shall be treated as if he, she or it had been an original party hereto as a Shareholder (and thereto in the applicable capacity), including with respect to the representations and warranties set forth in Article II and Article IIA and Exhibits II and III, the covenants in Article VI, the appointment of the Shareholder Representative and the indemnification obligations in Article VIII. No consent of the original parties hereto shall be required to carry the foregoing into effect. Each time an Optionee exercises an Option, the Company shall update Exhibit A and Schedule 1.2.4 to the Disclosure Memorandum to reflect the addition of such Optionee as a Shareholder and the exercise of such Option. All representations made hereunder with respect to Schedule 1.2.4 shall be deemed to be made with respect to Schedule 1.2.4 as it may have been updated as of the date of such representation in accordance with this Section 9.11.

9.12         Waiver of Jury Trial

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

9.13         Specific Performance

Each party hereto acknowledges and agrees that either Buyer or the Shareholders would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is Breached by the other party. Accordingly, each party hereto agrees that Buyer shall be entitled to an injunction to prevent Breaches of any provision of this Agreement by the Company, any Company Subsidiary or any Shareholder, and the Shareholder Representative, acting for the benefit of the Shareholders, shall be entitled to an injunction to prevent Breaches of any provision of this Agreement by Buyer and, in either case, to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity.

9.14         Amendment

This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by Buyer and either (a) the Shareholder Representative or (b) a majority in interest of the Shareholders, calculated with reference to each Shareholder’s Pro Rata Share, and any such amendment shall be binding on all parties.

9.15         Waiver

Buyer may (a) extend the time for the performance of any obligation or other act of the Company, any Shareholder or the Shareholder Representative under this Agreement or any other Operative Document, (b) waive any inaccuracy in the representations and warranties of the Company, any of the Company Subsidiaries or any Shareholder contained in this Agreement or any other Operative Document (which waiver shall not in any manner affect the rights of Buyer under Article VIII), or (c) waive compliance by the Company, any Shareholder or the Shareholder Representative with any covenant, agreement, other obligation or condition contained in this Agreement or any other Operative Document (which waiver shall not in any manner affect the rights of Buyer under Article VIII). The Shareholder Representative may (i) extend the time for the performance of any obligation or other act of Buyer under this Agreement or any other Operative Document, (ii) waive any inaccuracy in the representations and warranties of Buyer contained in this Agreement or any other Operative Document, or (iii) waive compliance by Buyer with any covenant, agreement, other obligation or condition contained in this Agreement or any other Operative Document. Any extension or waiver contemplated in this Section 9.15 shall be valid only if set forth in an instrument in writing signed by Buyer or the Shareholder Representative, as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Shareholder Representative shall be binding on each Shareholder.

9.16         Arm’s Length Negotiations

Each party hereto acknowledges and agrees that (a) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement and any other Operative Documents, as applicable and (b) this Agreement and the other Operative Documents is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

9.17         Interpretation

Where any amount in this Agreement which is expressed in United States Dollars is applicable to UK Sub or AUS Sub, the relevant amount for such jurisdiction shall be deemed to be the amount converted from United States Dollars into the relevant local currency at the prevailing interbank foreign exchange rate quoted in the Wall Street Journal at the date of this Agreement. Any reference in this Agreement or any other Operative Document to a legal term used in the United States of America for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, governmental or administrative authority or agency or any legal concept, legislation, law or regulation includes in respect of any jurisdiction other than the United States of America, a reference to whatever most closely approximates in that jurisdiction to the relevant legal term or reference used in the United States of America.

9.18         Definitions

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings indicated on Annex A.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

RLJ ACQUISITION, INC.,
a Nevada corporation

By:	/s/ H. Van Sinclair

Name:	H. Van Sinclair

Its:	Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

ACORN MEDIA GROUP, INC.,
a District of Columbia corporation

By:	/s/ Peter D. Edwards

Name:	Peter D. Edwards

Its:	President

SHAREHOLDER REPRESENTATIVE:

/s/ Peter D. Edwards
(Signature)

Print Name: Peter Edwards

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

PETER EDWARDS ESBT TRUST

By:	/s/ Peter D. Edwards

Name:	Peter D. Edwards

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

EDWARDS FAMILY TRUST – SARA EDWARDS

By:	/s/ Peter D. Edwards

Name:	Peter D. Edwards

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

EDWARDS FAMILY TRUST – WILLIAM EDWARDS

By:	/s/ Peter D. Edwards

Name:	Peter D. Edwards

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

JRE ACORN IRREVOCABLE TRUST FBO JUSTINE K. EPSTEIN

By:	/s/ Miles C. Padgett

Name:	Miles C. Padgett for Clearbridge
LLC, Trustee

Its:	Trust Manager for the JRE Acorn
Irrevocable Trust FBO Justine Epstein
Account

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

JRE ACORN IRREVOCABLE TRUST FBO JULES R. FEENEY

By:	/s/ Miles C. Padgett

Name:	Miles C. Padgett for Clearbridge
LLC, Trustee

Its:	Trust Manager for the JRE Acorn
Irrevocable Trust FBO Jules R. Feeney
Account

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

/s/ James Epstein
(Signature)

Name: James Epstein

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

/s/ John Lorenz
(Signature)

Name: John Lorenz

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

LORENZ FAMILY TRUST FOR JOESEPH LORENZ

By:	/s/ Christine V. Simpson

Name:	Christine V. Simpson

Its:	Trustee

By:	/s/ Scott Ward

Name:	Scott Ward

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

LORENZ FAMILY TRUST FOR PETER LORENZ

By:	/s/ Christine V. Simpson

Name:	Christine V. Simpson

Its:	Trustee

By:	/s/ Scott Ward

Name:	Scott Ward

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

/s/ George Delta
(Signature)

Name: George Delta

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

DELTA FAMILY TRUST FOR KAYLA DELTA

By:	/s/ George Delta

Name:	George Delta

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

DELTA FAMILY TRUST FOR MARA DELTA

By:	/s/ George Delta

Name:	George Delta

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

/s/ Marsha Lutz
(Signature)

Name: Marsha Lutz

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

/s/ Rozanne Hakala
(Signature)

Name: Rozanne Hakala

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

GEORGE W. OWENS TRUST FOR GRANDCHILDREN DATED 11/19/91

By:	/s/ Gregory D. Owens

Name:	Gregory D. Owens

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

CAROL E. OWENS TRUST

By:	/s/ Carol E. Owens

Name:	Carol E. Owens

Its:	Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

SHAREHOLDERS:

/s/ Miguel Penella
(Signature)

Name: Miguel Penella

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

ANNEX A

DEFINITIONS

“Accounts Date”: Is defined in Exhibit III.

“ACL”: Agatha Christie Limited, a company incorporated in England and Wales with registration number 00550864 whose registered office is situated at 4th Floor, Aldwych House, 81 Aldwych, London, WC2B 4HN.

“ACL Acquisition Date”: 29 February 2012.

“ACL Knowledge”: With respect to the Company and/or the Company Subsidiaries, the information set out in (a) the due diligence report of Baker Botts (UK) LLP, dated 1 December 2011 addressed to the Company, (b) the supplementary due diligence report of Baker Botts (UK) LLP, dated 25 January 2012 addressed to the Company and (c) the financial due diligence report of Grant Thornton LLP, dated 24 January 2012 addressed to the Company, as at the date on which each respective report was issued.

“ACL Transaction Costs”: Any and all fees, costs and expenses incident to the negotiation, preparation or consummation of the acquisition by APL of ACL.

“ACL Transaction Costs Spreadsheet”: Is defined in Section 4.12.

“AIP”: Is defined in the Recitals to this Agreement.

“APL”: Acorn Productions Limited, a company incorporated in England and Wales with registration number 07932440 whose registered office is situated at 16 Welmar Mews, 154 Clapham Park Road, London, England, SW4 7DD.

“Affiliate”: With respect to a Person means any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.

“Affiliated Group”: Any combined, consolidated, unitary or similar group defined under state, local or foreign income Tax Law, including any arrangement for group relief within a jurisdiction or similar arrangement.

“Agreed Deed of Surrender”: In respect of a Subsidiary Option, a deed of surrender in the form attached as Exhibit B of this Agreement.

“Agreement”: Is defined in the first paragraph of this Agreement.

“Audio”: Any audio medium (including audio cassettes, CDs, DVD-Audio, Super Audio CD (SACD), and successor formats or in any other analogous format) for private listening by means of playback device where both the playback device and the receiver are located in the same location. For purposes of clarity, Audio shall refer only to physical, tangible, pre-packaged goods that are audio duplication(s) of a Motion Picture and that have been encoded, fixed or stored prior to receipt by the consumer via sale, rental or otherwise.

A-1

“AUS Sub”: Is defined in the Recitals to this Agreement.

“AUS Sub Accounts”: Is defined in Exhibit III.

“Authorized Action”: Is defined in Section 1.6(d).

“Bank Balances”: Is defined in Section 4.22.

“Basket”: Is defined in Section 8.4(c).

“Breach” or “Breached”: A “Breach” of a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any other Operative Document shall be deemed to have occurred, or a representation, warranty, certification, covenant, obligation or other provision of this Agreement or any other Operative Document shall have been “Breached,” if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation or other provision; or (b) any Claim (by any Person) or other occurrence or circumstance that is or was inconsistent in any respect with such representation, warranty, certification, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, Claim, occurrence or circumstance.

“Business Day”: Any day other than a Saturday or a Sunday or any other day on which the banks in the State of Maryland, the United Kingdom or Australia are permitted or required to be closed.

“Buyer”: Is defined in the first paragraph of this Agreement.

“Buyer Articles of Incorporation”: The Articles of Incorporation of Buyer, as amended and restated on February 22, 2011.

“Buyer Certifications” Is defined in Section 3.5(g).

“Buyer Common Stock”: Buyer’s common stock, par value $0.001 per share.

“Buyer Entities”: Buyer or any wholly-owned subsidiary of Buyer.

“Buyer Indemnified Party” and “Buyer Indemnified Parties”: Each is defined in Section 8.2(a).

“Buyer Material Adverse Effect”: Any event, occurrence, fact, condition or change that causes, or could reasonably be expected to cause, individually or in the aggregate, a materially adverse effect on (a) the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), results of operations, condition (financial or other) or prospects of Buyer or Holdings or their respective subsidiaries, in the aggregate, excluding any such event, occurrence, fact, condition or change that materially and adversely affects prevailing economic conditions or the Designated Industry generally and that does not have a disproportionately adverse effect on Buyer, Holding or their respective subsidiaries, collectively or (b) the ability of Buyer or Holdings to consummate timely the transactions contemplated hereby or by the Merger Agreement.

A-2

“Buyer Preferred Stock”: Is defined in Section 3.4(a).

“Buyer SEC Reports”: Is defined in Section 3.5(a).

“Buyer Additional SEC Reports”: Is defined in Section 3.5(a).

“Buyer Stockholders’ Meeting”: The meeting of the stockholders of Buyer to be held to consider approval and adoption of the Merger Agreement and the merger contemplated thereby.

“Buyer Trust Agreement”: The Investment Management Trust Agreement between Buyer and Continental Stock Transfer & Trust Company, dated as of February 22, 2011.

“Buyer Warrant Agreement”: The Warrant Agreement between Continental Stock Transfer & Trust Company and Buyer, dated as of February 22, 2011.

“Cause Event” shall mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving theft, dishonesty, disloyalty or fraud with respect to Holdings or any of its subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing Holdings or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board of Directors of Holdings, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to Holdings or any of its subsidiaries, or (v) chronic absenteeism (“chronic absenteeism” shall be deemed to have occurred if a Person has at least ten absences unrelated to disability or illness in any ten week period).

“Claim”: Any claim, demand, cause of action, suit, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal).

“Claim Notice”: Is defined in Section 8.5(a).

“Clip Rights”: The right to license or sell one or more clips of a Motion Picture to any third party in any media.

“Closing”: Is defined in Section 1.1.

“Closing Bonus Obligations”: All of the bonus payment obligations (calculated in accordance with resolutions of the boards of directors of any of the Company or the Company Subsidiaries or otherwise and any related documents) payable to employees of the Company or the Company Subsidiaries contingent upon the Closing not governed by a Retention Incentive Agreement.

“Closing Cash Amount”: Is defined in Section 1.2.1(b)(iii).

A-3

“Closing Date”: Is defined in Section 1.3.

“Closing Stock Amount”: Is defined in Section 1.2.1(b)(iv).

“Closing Warrant Amount”: Is defined in Section 1.2.1(b)(v).

“Code”: The Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Collection and Use”: Is defined in Section 2.16.14.

“Commitment Letters”: Is defined in Section 3.9.

“Company”: Is defined in the first paragraph of this Agreement.

“Company Balance Sheet”: Is defined in Section 2.6.1.

“Company 401(k) Plan” The Acorn Media Group, Inc. 401(k) & Profit Sharing Plan & Trust.

“Company Intellectual Property Rights”: All Intellectual Property Rights owned (or purported to be owned), applied for, or currently Exploited (whether as licensor or licensee) by the Company or a Company Subsidiary, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated therewith.

“Company IP”: Is defined in Section 2.16.1.

“Company IP Registrations”: Is defined in Section 2.16.6.

“Company Material Adverse Effect”: Any event, occurrence, fact, condition or change that causes, or could reasonably be expected to cause, individually or in the aggregate, a materially adverse effect on (a) the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), results of operations, condition (financial or other) or prospects of the Company and the Company Subsidiaries, in the aggregate, excluding any such event, occurrence, fact, condition or change that materially and adversely affects prevailing economic conditions or the Designated Industry generally and that does not have a disproportionately adverse effect on the Company and the Company Subsidiaries, collectively or (b) the ability of the Company or any Company Subsidiary to consummate timely the transactions contemplated hereby.

“Company-Owned IP”: Is defined in Section 2.16.1.

“Company Share Restrictions”: Is defined in Section 2.3(a).

“Company Subsidiaries”: Collectively, UK Sub, AUS Sub, AIP, APL and FW8.

“Company Subsidiary Stock Purchase Rights”: Rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, and other rights, understandings or agreements, either direct or indirect, for the purchase, acquisition or transfer from a Company Subsidiary or any other Person of any shares in any Company Subsidiary or any securities or instruments directly or indirectly convertible into, exercisable for or exchangeable for shares in any Company Subsidiary.

A-4

“Company Technology”: All Technology owned (or purported to be owned) or currently Exploited (whether as licensor or licensee), by the Company or any of the Company Subsidiaries.

“Consent Parties”: Is defined in Section 4.11.

“Consents”: Is defined in Section 4.11.

“Contract”: Any contract, agreement, instrument, permission, consent, lease, license, release, covenant not to sue, commitment, plan, arrangement, undertaking and understanding, oral or written, including a purchase order, security agreement, publication contract, license agreement, sublicense agreement, website terms of service, software development agreement, service agreement, independent contractor agreement, freelancer agreement, distribution agreement, joint venture agreement, reseller agreement, credit agreement, co-marketing/content agreement, membership agreement or instrument relating to the borrowing of money.

“Deed of Pre-emption”: Deed of Pre-emption, dated February 29, 2012, Acorn Media Group, Inc., as Covenantor.

“Designated Industry”: Is defined in Section 6.11(a).

“Digital Audio”: Any digital medium (including WMA, AAC, MP3, FLAAC, OGG, WAV, AIFF, AU, or in any analogous format), for private listening by means of playback device including a personal computer, wireless device, mobile phone (including ringtones, ringbacks, etc.), personal audio player or comparable device via electronic sell-through (EST), digital subscription or otherwise.

“Digital Video”: Clips, segments and/or the complete Motion Picture by any digital medium (including Windows Media, Flash, AVC, H.264, MPEG-2, MPEG-4 or in any analogous format now known or hereafter invented), for private viewing of the visual images and synchronized audio-track by means of playback device including a television monitor, personal computer, wireless device, mobile phone (including video ringers, wallpaper, etc.), personal video player or comparable device via electronic sell-through (EST a/k/a download-to-own), digital rental, digital video-on-demand, imbedded digital file or otherwise. Digital video-on-demand shall also include digital free-on-demand, digital ad-supported (non-transactional) video-on-demand, and digital subscription video-on-demand, as such terms are commonly understood to mean in the entertainment industry.

“Disclosure Memorandum”: Is defined in Article II.

“Distribution Agreement”: Any Contract relating to the distribution, license or Exploitation of Distribution Rights and related products and services by Company or any Company Subsidiary.

A-5

“Distribution Rights”: With respect to a Motion Picture, the exclusive or non-exclusive rights to manufacture, reproduce, sell, rent, lease, license, sublicense, distribute, exhibit, broadcast, transmit, bundle with other programming, and otherwise Exploit the Motion Picture, in whole or in part, in any languages, in any media, including Theatrical, Home Video, Television, Digital Audio, Digital Video and Non-Theatrical and so-called “ancillary rights”, including Clip Rights, Merchandising Rights, Music Publishing Rights and Soundtrack Album Rights, by any and all means now known or hereafter devised, together with the right to do any or all of the following: (a) publicize, advertise, market and promote the Motion Picture and clips thereof, through any means and methods and in any such manner and media; (b) use the title of the Motion Picture; and (c) use the names, approved likenesses, approved voices, approved signatures and approved biographies of the cast, crew and other Persons contributing to the Motion Picture.

“DOL”: The United States Department of Labor.

“Employee Benefit Plan”: Any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, paid time off, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit or compensatory plan, program, policy, practice, arrangement, Contract or fund (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate or to which the Company, any Company Subsidiary or any ERISA Affiliate is a party, (b) covering or benefiting any current or former employee, agent, director or independent contractor of the Company, any Company Subsidiary or any ERISA Affiliate (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has (or could have) any obligation or liability.

“Encumbrance”: Liens (including Tax liens), mortgages, pledges, assignments, deeds of trust, security interests, leases, charges, options, calls, rights of first refusal, easements, servitudes, transfer restrictions or other encumbrances, restrictions, limitations, and other adverse claims or interests of any kind.

“Environmental Laws”: All laws relating in any way to protection of human health and safety or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including any statutes, regulations, administrative decisions or orders relating to Releases or threatened Releases of, or exposure to, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, or handling of Hazardous Materials, or documentation relating to the foregoing, and any related law addressing transfer of ownership notification or approval.

A-6

“Environmental Permit”: Any and all licenses, permits, registrations, regulatory plans, compliance standards and government approvals necessary under any Environmental Law for the Company or any Company Subsidiary to operate its business.

“ERISA”: The Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“ERISA Affiliate”: Each Person which, together with the Company or a Company Subsidiary, is treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding and without limiting the preceding sentence, neither the Company Subsidiaries nor GFW shall be treated as ERISA Affiliates.

“Escrow Agent”: City National Bank, national association, or such other bank or trust company as may be agreed upon by the parties prior to Closing.

“Escrow Agreement”: Is defined in Section 1.2.2.

“Estimated Closing Balance Sheet”: Is defined in Section 1.2.3(a).

“Estimated Net Working Capital”: Is defined in Section 1.2.3(a).

“Estimated Net Working Capital Statement”: Is defined in Section 1.2.3(a).

“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement”: Payments actually made by Buyer or one of its Affiliates prior to the date of this Agreement to the Company to reimburse the Company for fees, costs and expenses incurred and actually paid by the Company incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents, and the consummation of the transactions contemplated hereby and thereby.

“Exploit” or “Exploitation”: Use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, acquire, sell, offer for sale, license, sublicense, import, distribute or any other exercise or exploitation of rights.

“Final Closing Balance Sheet”: Is defined in Section 1.2.3(b).

“Final Closing Consideration Spreadsheet”: Is defined in Section 4.13.

“Final Net Working Capital”: Is defined in Section 1.2.3(b).

“Final Net Working Capital Statement”: Is defined in Section 1.2.3(b).

“Financial Statements”: Is defined in Section 2.6.1.

“Fraud”: Intentional misrepresentation made with intent to defraud.

“Fundamental Representations”: Is defined in Section 8.1.

A-7

“FW8”: Foyles War 8 Productions Limited, a company incorporated in England and Wales with registration number 07980496 whose registered office is situated at 16 Welmar Mews, 154 Clapham Park Road, London, UK, United Kingdom, SW4 7DD.

“GAAP”: Generally accepted accounting principles in the United States.

“GFW”: Greenlit (Foyles War) Limited, a company registered in England and Wales with number 06755823.

“GFW Acquisition Date”: April, 21 2011.

“Governing Documents”: With respect to the Company, means the Certificate of Incorporation of the Company, dated April 20, 1984, as amended on December 19, 1994, April 30, 2001 and June 22, 2004, and the bylaws of the Company; with respect to UK Sub, means the Memorandum and Articles of Association of UK Sub; and with respect to AUS Sub, means the constitution of AUS Sub.

“Governmental Body”: Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Greenlit Rights”: All Intellectual Property Rights acquired by the Company from Greenlit Rights Limited (In Administration) pursuant to an asset purchase agreement between the Company, the Joint Administrators of Greenlit Rights Limited, Antony David Nygate and Andrew Howard Beckingham of BDO LLP and Greenlit Rights Limited (In Administration), or which may be acquired in connection with the dissolution of GFW.

“Hazardous Materials”: (a) Any chemicals, materials, substances or wastes that are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous chemicals,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” or words of similar meaning or effect under any Environmental Law; (b) any petroleum or petroleum products, radioactive materials, asbestos in any form, polychlorinated biphenyls, radon, mold, mildew, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Holdings Common Stock”: Is defined in Section 1.2.1(a).

“Holdings Warrants”: Is defined in Section 1.2.1(a).

“Holdings Warrant Shares”: Is defined in Section 1.2.1(a).

“Home Video”: Any video medium (including video cassettes, DVDs, (including Blu-Ray DVDs, HD-DVDs, MODs and successor DVD formats), digital videodiscs, compact videodiscs or in any other analogous format), for private viewing of the visual images and synchronized audio-track by means of playback device which causes a visual image on the screen of a television receiver, computer or comparable device, where both the playback device and the receiver are located in the same location, including in-flight players. For purposes of clarity, Home Video shall refer only to physical, tangible, pre-packaged goods that are audio-visual duplication(s) of a Motion Picture and that have been encoded, fixed or stored prior to receipt by the consumer via sale, direct response, rental or otherwise.

A-8

“HSR Act”: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Image”: Image Entertainment, Inc., a Delaware corporation.

“Image Effective Time”: Is defined in the Merger Agreement.

“Image Stockholders’ Meeting”: The meeting of the stockholders of Image to be held to consider approval and adoption of the Merger Agreement and the mergers contemplated thereby.

“Inbound Licenses”: All Contracts (other than Distribution Agreements) pursuant to which the Company or any Company Subsidiary has the right to Exploit any Third Party IP, excluding Contracts for commercial off-the-shelf software requiring one-time or recurring annual payments in an amount less than $20,000.

“Incentive Payment Obligations”: (a) The incentive payment obligations (calculated in accordance with each relevant Retention Incentive Agreement) under each Retention Incentive Agreement and (b) the Closing Bonus Obligations.

“Indebtedness”: Of any Person, without duplication, (a) any and all indebtedness and obligations (including interest and accrued but unpaid interest) of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, (d) all obligations, contingent or otherwise, of such Person with respect to bankers’ acceptances and (e) other obligations of such Person which would be considered debt in accordance with GAAP under any Contract or other arrangement to which such Person is a party.

“Indemnification Claim”: Any Claim for indemnification under Article VIII.

“Indemnification Escrow”: Is defined in Section 1.2.2.

“Indemnification Escrow Fund”: Is defined in Section 1.2.2.

“Indemnified Party”: Is defined in Section 8.4(d).

“Indemnifying Party”: Is defined in Section 8.4(d).

“Intellectual Property Agreements”: The Inbound Licenses and the Outbound Licenses, collectively.

A-9

“Intellectual Property Rights”: Is collectively any and all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restoration thereof, now or hereafter in force or effect): all United States, international and foreign (a) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (b) all trade secrets and other rights in know-how and confidential or proprietary information; (c) all mask works and copyrights, and all other rights corresponding thereto (including moral rights) throughout the world; (d) all rights in World Wide Web addresses and domain names and applications and registrations therefore, and contract rights therein; (e) all trade names, logos, trademarks and service marks, trade dress and all goodwill associated therewith throughout the world; (f) rights of publicity and personality; and (g) any similar, corresponding, or equivalent rights to any of the foregoing in items (a) through (f) above, anywhere in the world. Notwithstanding the foregoing, “Intellectual Property Rights” shall not include any Distribution Rights that the Company may be entitled to Exploit pursuant to any Distribution Agreement.

“Inventory”: All materials, products, rights, services and goods, including DVD finished goods and packaging and third party products (including gifts, jewelry and home accents) and other inventories used or to be used in the business of the Company and the Company Subsidiaries.

“IRS”: The United States Internal Revenue Service.

“Joint Proxy Statement”: Is defined in Section 6.6(a).

“Knowledge”: With respect to the Company and/or the Company Subsidiaries, the knowledge, after reasonable inquiry, of any officer of the Company or any Company Subsidiary or of any general manager of any division or above of the Company or any Company Subsidiary, respectively, and with respect to other Persons, after reasonable inquiry.

“Law”: Any domestic or foreign (including federal, state and local and any applicable equivalents) constitutional provision, statute or other law, rule, regulation, requirement or interpretation of any Governmental Body and any decision, decree, finding, injunction, judgment, order, ordinance, ruling or assessment of any Governmental Body or any arbitrator.

“Lender Letters”: Is defined in Section 3.5.

“Licensor”: Any Person (other than the Company or the Company Subsidiaries) granting Distribution Rights to the Company or a Company Subsidiary under a Distribution Agreement or rights to Exploit Third-Party IP pursuant to an Inbound License.

“Listed Employee”: Miguel Penella, Peter Clinch, Peter Smart, Don Klees, and Mark Stevens.

“Losses”: Is defined in Section 8.2(a).

“Material Contract”: Is defined in Section 2.10.1.

“Merchandising Rights”: The right to create, distribute, sell, license or otherwise Exploit merchandise of any kind (other than Soundtrack Album Rights) which includes or makes use of any of the Intellectual Property Rights associated with a Motion Picture, including logos, characters, story or other trademarks or copyrights associated therewith.

A-10

“Merger Agreement”: The Agreement and Plan of Merger, dated as of the date hereof, between Buyer and Image.

“Minority Buyouts”: Is defined in the Recitals to this Agreement.

“Minority Buyout Payments”: The aggregate of all payments to be made to the holders of shares in the Company Subsidiaries pursuant to the Minority Buyouts.

“Motion Picture”: Pictures of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, optical, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics other than video games. For the avoidance of doubt, Motion Picture includes all audio-visual works made for Theatrical, Home Video, Television, Digital Audio, Digital Video, Non-Theatrical or any other means of Exploitation now known or hereafter devised that are used for purposes of viewing such audio-visual works, including all Merchandising Rights based thereon (including video games).

“Music Publishing Rights”: The right to own and Exploit, and to collect revenues derived from, the copyrights and music publishing rights in any and all music contained in a Motion Picture (this right shall not apply to licensed music controlled by third parties).

“Nasdaq”: Is defined in Section 6.19.

“NDA”: Is defined in Section 6.7(a).

“Net Cash Purchase Price”: Is defined in Section 1.2.1(a)(i).

“Net Purchase Price”: Is defined in Section 1.2.1(a)(iii).

“Net Working Capital”: Is the Company’s total current assets (including cash), less its total current liabilities (including obligations under the Company’s current line of credit pursuant to the Senior Credit Agreement, but excluding any Transaction Costs), less any accrued and unpaid income tax-related distributions to Shareholders, plus the aggregate amount of any ACL Transaction Costs paid by the Company or any Company Subsidiary from working capital. For the avoidance of doubt, Net Working Capital shall exclude any assets and liabilities of ACL regardless if required by GAAP.

“Non-Theatrical”: Military and diplomatic institutions, government entities, hotels/motels, schools, libraries, churches, museums, summer camps, film festivals, private businesses, non-profits institutions, airline (a/k/a in-flight), rail, ships (including air, rail or ship transportation bearing the flag of any country, or if any transportation company’s booking office is located in any country) and other similar markets and venues for public or private viewing by means of playback device which causes a visual image on the screen of a television receiver, computer or comparable device, where both the playback device and the receiver are located at the same location.

A-11

“Offer Letter”: Is defined in Section 4.10.

“Operative Document” and collectively “Operative Documents”: Each of this Agreement and the other agreements (including those relating to the Stock Option Cancellations and the Minority Buyouts) and certificates referenced in this Agreement to be executed and delivered at the Closing (including those relating to the Stock Option Cancellations and the Minority Buyouts), as well as the NDA.

“Options”: Is defined in Section 2.3(b).

“Optionee” and “Optionees”: Each is defined in Section 2.3(b).

“Outbound Licenses”: All Contracts to which the Company or any Company Subsidiary is a party and pursuant to which any Person (other than the Company or any Company Subsidiary) is authorized to Exploit any of the Company IP.

“Outside Date”: Is defined in Section 7.1(b).

“Per Share Cash Purchase Price”: Is defined in Section 1.2.1(a)(i).

“Per Share Stock Purchase Price”: Is defined in Section 1.2.1(a)(ii).

“Per Share Warrant Purchase Price”: Is defined in Section 1.2.1(a)(iii).

“Permitted Encumbrances”: (a) Conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (b) assessments for current Taxes not yet due and payable, (c) statutory liens securing Indebtedness owed by the Company or any Company Subsidiary that is in the aggregate less than $10,000, was incurred in the ordinary course of business and is not yet due and payable, (d) Encumbrances set forth on Schedule P to the Disclosure Memorandum, (e) restrictions on transfers of securities pursuant to the Securities Act or applicable state or foreign securities laws and (f) liens that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Person”: Any individual, corporation, partnership, trust, joint venture, limited liability company, association, organization, other entity or Governmental Body or regulatory authority.

“Personal Information”: Is defined in Exhibit III.

“Personal Property”: Is defined in Section 2.9(b).

“Personally Identifiable Information”: Is defined in Section 2.16.14.

“Personally Identifiable Information Obligations”: Is defined in Section 2.16.14.

“Plan”: The Acorn Media Publishing, Inc. Nonqualified Stock Option Plan.

A-12

“Pre-Closing Tax Periods”: Collectively, all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for all Straddle Periods.

“Pre-Closing Taxes”: Any and all Taxes (a) of the Company or any Company Subsidiary for all Pre-Closing Tax Periods, or which relate to an event or transaction occurring on or before the Closing Date (other than Taxes which relate to actions taken by Buyer outside the ordinary course of business on the Closing Date, but after the Closing, except as specifically contemplated by this Agreement), (b) of any member of an Affiliated Group of which the Company or any Company Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, or any Person connected or otherwise associated for any Tax purpose with the Company or any Company Subsidiary on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any corresponding or similar provision of state, local or foreign Law), or (c) of any Person imposed on the Company or any Company Subsidiary as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date, (d) of Buyer, the Company or their Affiliates resulting from any final determination (within the meaning of Section 1313 of the Code or any corresponding or similar provision of state, local or foreign Law), or settlement, that the Section 338 Elections are invalid as a result of a Breach of representation, warranty, certification, agreement, covenant or other obligation of the Company, the Company Subsidiaries or the Shareholders hereunder (e.g., by reason of the Company not properly being qualified as an S corporation), (e) arising out of or resulting from the transactions contemplated by this Agreement (including Taxes (including any corporation tax, income tax, stamp duty and any employer’s and employee’s social security or national insurance contributions) arising out of or resulting from or in connection with the Minority Buyouts and the Subsidiary Option Cancellations, the making of the Section 338 Elections and any payment of compensation to any Person, and any transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement).

“Prior Transaction”: The proposed sale of 100% of the Stock by the Shareholders to Image pursuant to a proposed stock purchase agreement between the Company, Image, the shareholders of the Company listed on Exhibit A thereto and Peter Edwards as the shareholders representative and the transactions contemplated thereby, which transactions have not been consummated

“Privacy Act”: Is defined in Exhibit III.

“Privacy Law”: Is defined in Exhibit III.

“Pro Rata Share”: With respect to each Shareholder, the quotient determined by dividing the number of shares of Stock held by such Shareholder by the number of shares of Stock held by all Shareholders.

“Prospectus”: The final prospectus of Buyer, dated as of February 15, 2011.

A-13

“Public Software”: Any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or under a similar licensing or distribution models that requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such software (a) be disclosed, distributed or made available in source code form or (b) be licensed under the terms of any open source software license, including software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Purchase Price”: Is defined in Section 1.2.1(a).

“Real Property”: Is defined in Section 2.9(a).

“Real Property Leases”: Is defined in Section 2.9(a).

“RLJ Effective Time”: Is defined in the Merger Agreement.

“RLJ Merger”: Is defined in the Merger Agreement.

“Redemption Rights”: Is defined in Section 4.28.

“Registration Statement”: Is defined in Section 6.6(a).

“Release”: Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into, onto or through the atmosphere, soil, surface water, groundwater, land or subsurface strata.

“Restricted Parties”: Each of Peter Edwards, George Delta, James Epstein and John Lorenz.

“Retention Incentive Agreements”: All Contracts that provide for monetary or other benefit obligations in the nature of retention payments of any nature that are payable or may become payable by the Company or any Company Subsidiary, or successor, calculated in accordance with each relevant Contract, pursuant to which payments are triggered in connection with the transactions contemplated by this Agreement, including those set forth by recipient in U.S. Dollars in Schedule 6.16 to the Disclosure Memorandum.

“Royalty Reporting Group”: Each group of Distribution Agreements for which the Company reports royalties to the respective Licensor on an aggregated basis.

“SEC”: Is defined in Section 3.6.

“Section 338 Allocation”: Is defined in Section 1.5(b).

“Section 338 Elections”: Is defined in Section 1.5(a).

A-14

“Securities Act”: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Credit Agreement”: That certain Credit Agreement, dated as of February 28, 2012, among Acorn Media Group, Inc., as borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent, with SunTrust Robinson Humphrey, Inc., as Lead Arranger and Bookrunner.

“Senior Term Loan”: The term loan in the original principal amount of $18,000,000, made to the Company pursuant to the Senior Credit Agreement.

“Severance Payment Obligations”: All of the severance payment obligations of any nature that are payable or may become payable by the Company or any Company Subsidiary, or successor, to any employee of the Company or any Company Subsidiary, calculated in accordance with each relevant arrangement or agreement, whether written or oral, for severance or advance notice or payment in lieu of advance notice payment obligations, including all arrangements, agreements, letter agreements, employment agreements, plans, Board resolutions, consents or minutes of meetings (excluding statutory or other required “notice” periods and payments under applicable Laws), that provide for monetary or other benefit obligations in the nature of severance or advance notice termination payments of any nature that are payable or may become payable by the Company or any Company Subsidiary, or successor, pursuant to which payments are triggered in connection with the termination of employment of the employee party thereto, all of which are set forth in Schedule 2.27 to the Disclosure Memorandum and, for the avoidance of doubt, excluding amounts payable (i) with respect to unemployment benefits, (ii) in connection with the termination of an employee that constitutes a “redundancy” under applicable United Kingdom or Australian law or (iii) as a result of any violation of any federal, state, local or foreign Law governing the termination of employees.

“Shareholder” or “Shareholders”: Is defined in the first paragraph of this Agreement.

“Shareholder Indemnified Parties”: Is defined in Section 8.3.

“Shareholder Representative”: Is defined in Section 1.6(a).

“Soundtrack Album Rights”: The right to create, distribute, sell, license or otherwise Exploit audio-only product (in Audio or Digital Audio form) embodying musical recordings contained in a Motion Picture, and/or branded with the title or other intellectual property associated with a Motion Picture (including photographs and other graphical content).

“Source Code”: The human readable source code for any software that is part of the Company-Owned IP.

“Specified Period”: Is defined in Section 6.11(a).

“Stock”: Is defined in Section 1.1.

“Stock Purchase Price”: Is defined in Section 1.2.1(a)(ii).

A-15

“Stock Purchase Rights”: Rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, and other rights, understandings or agreements, either direct or indirect, for the purchase, acquisition or transfer from the Company or any other Person of any shares of the Company’s capital stock or any securities or instruments directly or indirectly convertible into, exercisable for or exchangeable for shares of the Company’s capital stock.

“Straddle Period”: Each taxable period beginning before and ending after the Closing Date.

“Sub Debt Repayment Amount”: The principal amount as of the Closing Date of Indebtedness of the Company which is subordinated to the Senior Credit Agreement, and as evidenced by (i) that certain Subordinated PIK Note by the Company in favor of George Delta, dated February 23, 2012, in the original principal amount of $200,000, (ii) that certain Subordinated PIK Note by the Company in favor of John Lorenz, dated February 23, 2012, in the original principal amount of $200,000, (iii) that certain Subordinated PIK Note by the Company in favor of Rose G. Edwards and Peter D. Edwards, dated February 23, 2012, in the original principal amount of $300,000, (iv) that certain Subordinated PIK Note by the Company in favor of Rose G. Edwards and Peter D. Edwards, dated February 23, 2012, in the original principal amount of $1,800,000, and (v) that certain Subordinated PIK Note by the Company in favor of Rose G. Edwards and Peter D. Edwards, dated March 29, 2012, in the original principal amount of $200,000.

“Subsidiary Option”: Is defined in Section 2.3(d).

“Subsidiary Option Cancellations”: Is defined in Section 4.17(c).

“Subsidiary Option Cancellation Payments”: The aggregate of all payments to be made in connection with the Subsidiary Options Cancellations.

“Subsidiary Share Restrictions”: Is defined in Section 2.3(d).

“Superannuation Arrangement”: Is defined in Exhibit III.

“Survival Period”: Is defined in Section 8.1.

“Systems”: Is defined in Section 2.25.

“Tax” or “Taxes”: Any and all (a) domestic or foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, and (c) liabilities in respect of any items described in clause (a) and/or clause (b) payable by reason of Contract, assumption, transferee liability, operation of law or otherwise.

“Tax Act”: Is defined in Exhibit III.

A-16

“Tax Return”: Any report, return, statement or other written information, including any schedules or attachments thereto and any amendment thereof, supplied or required to be supplied to a Governmental Body in connection with Taxes.

“TCGA”: The Taxation of Chargeable Gains Act 1992.

“Technology”: Is defined as collectively any and all of the following: software and code, including software and firmware listings, assemblers, applets, applications, websites, content, Motion Picture, Audio, Digital Audio, Digital Video, Home Video, Television, text, pictures, sounds, music, graphics, artwork, images, photographs, literary works, performances, videos, compilers, Source Code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, “look and feel”, application programming interfaces, programmer notes, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, information, specifications, system build software and instructions, design documents, schematics, diagrams, drawings, products, product specifications, packaging, games, devices, devices know-how, show-how, techniques, formulae, algorithms, routines, works of authorship (whether or not copyrightable), inventions (whether or not patentable), invention disclosures, discoveries, concepts, processes, procedures, prototypes, methods, test methodologies, test tools, supplier and customer lists, marketing materials, development tools, materials that document design or design processes, or that document research or testing (including design, processes, and results); any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights.

“Television”: Television distribution by a UHF or VHF television broadcast station or by unencrypted transmission and television transmission to individual or multiple receivers other than by UHF or VHF, including transmission by means of cable, DBS, IPTV, DTT, LPTV, CATV, SMATV, MMDS, TVRO, microwave, DSL, ADSL, telephonic, scrambled UHF, super stations, and closed circuit television systems whether free, pay, satellite, PPV, Television VOD or otherwise. Without limiting the foregoing, Television shall include conventional, over-the-air television as well as the collection of retransmission copyright royalties related thereto.

“Television VOD”: Any and all forms of television video-on-demand, whether now known or hereafter devised, including without limitation via broadcast, cable or satellite delivery. Such definition shall include: (a) the transmission of a content by means of an encoded signal for television reception in homes and similar permanent living places where a charge is made to the viewer for the right to use a decoding device to view the content at a time selected by the viewer for each viewing; and (b) multiple regularly scheduled transmissions in a short time period of content by means of an encoded signal for television reception in homes and similar permanent living places where a charge is made to the viewer for the right to use a decoding device to view the content at one of the scheduled transmission times selected by the viewer for each viewing. Television VOD shall also include television near video-on-demand and television subscription video-on-demand, as such terms are commonly understood to mean in the entertainment industry.

“Term Loan Repayment Amount”: Is defined in Section 4.15.

A-17

“Terminable Rights”: The right of a party to terminate a Contract due to the transactions contemplated by this Agreement.

“Termination Fee”: Is defined in Section 7.3(a).

“Territory”: Is defined in Section 6.11(a).

“Theatrical”: Any Motion Picture theater attended by a paying audience (other than film festivals, which are part of Non-Theatrical).

“Third Party Claim”: Is defined in Section 8.5(a).

“Third Party IP”: Is defined in Section 2.16.1.

“Transaction Costs”: Is defined in Section 9.1.

“Transaction Costs Spreadsheet”: Is defined in Section 4.12.

“Trust Claims”: Is defined in Section 6.20(b).

“Trust Fund”: Is defined in Section 3.12.

“2011 Buyer Balance Sheet”: Is defined in Section 3.5(c).

“UK Employees”: The employees of UK Sub and APL.

“UK Option Scheme”: Acorn Media UK Share Option Plan.

“UK Pension Plans”: (a) The personal pension scheme administered on behalf of UK Sub employees by Scottish Life (Scheme Number 40846) and (b) the group personal pension administered on behalf of APL employees by Scottish Widows until 31 March 2012.

“UK Property”: 16 Welmar Mews, London, SW4 7DD as demised by a lease dated 4 February 2005 made between Sutherland Walk Developments Limited (1) and Acorn Media UK Limited (2) as registered under title number TGL253457.

“UK Sub”: Is defined in the Recitals to this Agreement.

“VAT”: Value added tax within the meaning of the VATA.

“VATA”: The Value Added Tax Act 1994.

“Video Sales Revenue”: Net revenue from video programs manufactured and distributed by the Company.

“Warrant Purchase Price”: Is defined in Section 1.2.1(a)(iii).

A-18

“Warranty Costs”: The costs and expenses associated with refunding, correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of Claims sounding in warranty, Contract, tort or otherwise.

“Working Capital Deficiency Claim”: Is defined in Section 1.2.3(b).

“Working Capital Target Amount”: $23,000,000.

A-19

EXHIBIT A

List of Shareholders

Peter Edwards ESBT Trust
Edwards Family Trust — Sara Edwards
Edwards Family Trust — William Edwards
JRE Acorn Irrevocable Trust fbo Justine K. Epstein
JRE Acorn Irrevocable Trust fbo Jules R. Feeney
James Epstein
John Lorenz
Lorenz Family Trust for Joseph Lorenz
Lorenz Family Trust for Peter Lorenz
George Delta
Delta Family Trust for Kayla Delta
Delta Family Trust for Mara Delta
Marsha Lutz
Rozanne Hakala
George W. Owens Trust for Grandchildren Dated 11/19/91
Carol E. Owens Trust

EXHIBIT B

DEED OF SURRENDER

THIS AGREEMENT is made on                               2012

BETWEEN:

(1)	ACORN MEDIA UK LIMITED (company number: 3889535) whose registered office is at 16 Welmar Mews, Ivy Works, 154 Clapham Park Road, London SW4 7DD (“the Grantor”); and

(2)	[NAME] of [address] (“the Option Holder”).

BACKGROUND

(A)	The Option Holder was granted an option on 1 December 2006 pursuant to the Acorn Media UK Share Option Plan adopted by the Grantor on 15 November 2006 over 2,000 ordinary shares in the capital of the Grantor with an exercise price of £35.56 per share (“Option”).

(B)	The Option Holder has agreed to surrender the Option on the terms of this Agreement.

OPERATIVE CLAUSES

1.	For the purpose of this Agreement, “Closing” shall have the meaning given to that term as set out in Section 1.1 of the stock purchase agreement entered into between RLJ Acquisition, Inc., Acorn Media Group, Inc. (“AMG”) and the stockholders of AMG (the “Stock Purchase Agreement”) and “Relevant Fiscal Authority” shall mean the pertinent taxation authority competent to impose taxation in the jurisdiction in which the Option Holder resided at the time of the grant of the Option to the Option Holder.

2.	This Agreement shall take effect immediately upon the Closing. If the Closing does not occur then this Agreement shall be of no effect whatsoever.

3.	At Closing, the Option Holder shall irrevocably and unconditionally surrender all rights he has or may have under the Option and shall waive any claims or rights of action that he has or may have against the Grantor (or his employer if different) arising out of, or relating to the Option or its surrender whether under common law, contract, statute or otherwise, whether such claims are, or could be known to the parties or in their contemplation at Closing, in any jurisdiction.

4.	Subject to clause 5 below, in consideration of the surrender of the Option and the release by the Option Holder of all of his rights and entitlements whatsoever under the Option, the Grantor agrees to pay the amount of US$[ ] (“Cash Payment”) to the Option Holder on the day following Closing (to such bank account as the Option Holder shall direct the Grantor in writing at least five ‘business days’ prior to Closing (where ‘business day’ means any day other than a Saturday or Sunday or any other day on which the banks in the State of Maryland, the United Kingdom or Australia are permitted or required to be closed)).

5.	The Grantor shall withhold from the Cash Payment such amount as is equal to any income tax and/or employee's national insurance liability (or their overseas equivalent) arising as a result of or in connection with the payment of the Cash Payment to the Option Holder and shall account for such withholding to the Relevant Fiscal Authority or if the Option Holder has been resident in any other jurisdiction since the grant of the option and as a result is subject to taxation in relation to the Cash Payment by the Relevant Fiscal Authority and another taxation authority in a different jurisdiction, the Grantor shall account for such withholding or procure that such withholding is paid to the Relevant Fiscal Authority and to such other taxation authority as the case may be.

6.	This Agreement shall be governed by English law.

7.	This Agreement shall not be capable of being assigned by any party.

8.	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered will be an original, but all the counterparts will together constitute one and the same Agreement.

IN WITNESS WHEREOF this Agreement is executed and delivered as a deed on the date stated at the beginning of this Agreement.

EXECUTED as a deed by	)
ACORN MEDIA UK	)
LIMITED acting by a director	)
in the presence of:	)
	)	Director

Witness signature:

Name:

Address:

SIGNED as a deed by	)
[ ]	)
in the presence of:	)

Witness signature:

Name:

Address:

EXHIBIT 1.2.2

ESCROW AGREEMENT

GENERAL ESCROW AGREEMENT

This Escrow Agreement (the "Escrow Agreement") is entered into as of , 2012 by and between City National Bank, national association (the "Escrow Agent"), RLJ Acquisition, Inc., ("Buyer") and Peter Edwards ("Shareholder Representative", and with Buyer herein collectively referred to herein as a "Party" or the “Parties”).

ARTICLE I

ESCROW ACCOUNT

1.1	Establishment of Escrow

1.1.1. Buyer and Acorn Media Group, Inc., a District of Columbia corporation ("Seller"), entered into a Stock Purchase Agreement dated as of April 2, 2012 ("Stock Purchase Agreement"), pursuant to which Buyer purchased from the shareholders of Seller ("Shareholders") all of the issued and outstanding stock of Seller.

1.1.2. The Stock Purchase Agreement provides that a portion of the Purchase Price shall be deposited by Buyer into an escrow fund to be held and distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement. Pursuant to the terms of the Stock Purchase Agreement, the Shareholders authorized Shareholder Representative to represent the Shareholders in connection with, among other things, the Escrow Funds (as defined below).

1.1.3. The execution and delivery of this Escrow Agreement is a condition to the Parties' obligations under the Stock Purchase Agreement.

1.2	Escrow Deposit. Simultaneously with the execution and delivery of this Escrow Agreement, $5,000,000 (the "Escrow Amount") has been deposited, by wire transfer of immediately available funds, with the Escrow Agent pursuant to Section 1.2.2 of the Stock Purchase Agreement. The Escrow Amount, together with all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom pursuant to the investments made on such amount pursuant to Section 3 (in the aggregate, the "Escrow Funds"), will be available to satisfy any Losses (as defined in the Stock Purchase Agreement) incurred or sustained by, or imposed upon, the Buyer Indemnified Parties (as defined in the Stock Purchase Agreement) that are recoverable by the Buyer Indemnified Parties from the Shareholders pursuant to and in accordance with the provisions of Article VIII of the Stock Purchase Agreement. The Escrow Agent hereby acknowledges receipt of such funds and agrees to hold the Escrow Amount in a separate and distinct account, in the name of [NAME OF ACCOUNT], as escrow agent for Shareholder Representative and Buyer (the "Escrow Account"), subject to the terms and conditions of this Escrow Agreement. The Escrow Funds shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party hereto. The Escrow Agent shall not distribute or release any of the Escrow Funds except in accordance with the express terms and conditions of this Escrow Agreement. Escrow Agent has not received a copy of the Stock Purchase Agreement and is not to be concerned with the Stock Purchase Agreement, except as specifically set forth below.

ARTICLE II

THE ESCROW AGENT

2.1	Scope of Powers, Duties and Obligations of the Escrow Agent. Subject to the Parties' Instructions (as defined below), the Escrow Agent has whatever powers are conferred by law and which are required to discharge its obligations and exercise its rights under this Escrow Agreement, including but not limited to the powers specified in, and subject to the limitations of, this Escrow Agreement. The Escrow Agent shall have no duties or obligations except those specifically set forth in this Escrow Agreement.

2.2	Powers Exercisable by the Escrow Agent, Subject to this Escrow Agreement. The Escrow Agent is authorized and empowered to exercise the following powers, subject to the limitations contained in this Escrow Agreement:

2.2.1	To register any investment held in the Escrow Account in its own name or in the name of a nominee and to hold any investment in bearer form. The books and records of the Escrow Agent shall show that all such investments are part of the Escrow Account. The Escrow Agent shall be liable for all acts of its nominees.
2.2.2	To utilize registered securities depositories to hold assets of the Escrow Account, provided however that the Escrow Agent shall not be relieved of any fiduciary responsibility with respect to the assets so held.
2.2.3	To employ agents, including public accountants and legal counsel (which may be counsel for a Party), as it shall determine appropriate, and to pay their reasonable expenses and compensation to be reimbursed one-half by Buyer and one-half by the Shareholder Representative as set forth in Section 6.1;
2.2.4	To rely on Parties to defend and litigate, or settle, at their expense, any suit brought against the Escrow Account or any order sought to be satisfied out of the Escrow Funds, without duty on the Escrow Agent beyond forwarding related papers to the Parties and complying with any final order to the extent of the Escrow Funds;
2.2.5	To withhold from taking any action until it receives proper written notice of the occurrence of an event affecting this Escrow Agreement or the Escrow Account;
2.2.6	To treat as genuine, sufficient and correct, in form, execution and validity, and as the document it purports to be, and from the Party it purports to be from, any notice, instruction, letter, paper, telex or other document purported to be furnished to Escrow Agent by a Party and believed by Escrow Agent to be both genuine and to have been transmitted by the proper Party or Parties, and Escrow Agent shall have no liability with respect to any action taken or foregone by Escrow Agent in good faith in reliance on such document;
2.2.7	To be fully released and discharged from any obligation to perform any further duties imposed upon it with respect to this Escrow Agreement following its resignation or removal and the appointment of a successor or the deposit of the Escrow Funds under Paragraph 8.2, below; and

2.2.8	To be free from any liabilities or change in duties, other than as may be specifically described elsewhere herein, for the action or inaction of a party to this Escrow Agreement, or any other party, or the occurrence or non-occurrence of an event outside of this Escrow Agreement.

ARTICLE III
INVESTMENT OF THE ESCROW FUNDS

3.1	Permitted Investments. The Escrow Agent shall from time to time invest and reinvest the Escrow Funds in such of the following investments as Parties may from time to time elect by joint notice in writing ("Permitted Investment"):
(i)	Any U.S. Government or U.S. Government Agency security;
(ii)	Any certificate of deposit or time deposit in any bank (including Escrow Agent); and
(iii)	Escrow Agent's money market fund or any other interest-bearing deposit accounts with any federally-insured bank (including the Escrow Agent or its affiliates).

Provided, that the Parties shall select maturities of such Permitted Investments as shall permit the Escrow Agent to release the Escrow Funds on the Escrow Release Date.

In the absence of written instructions to the contrary from the Parties, the Escrow Agent shall invest the Escrow Funds in the Permitted Investments set forth in clause (iii) of this Section 3.1.

3.1.1	Any interest shall be added to and become part of the Escrow Funds.

3.1.2	The Escrow Agent will act upon written investment instructions the business day after such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest Escrow Funds on the day the instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure or delay in making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent's gross negligence of willful misconduct or failure of the Escrow Agent to comply with any of the terms of this Escrow Agreement. As and when the Escrow Funds or any interest or any portion thereof is to be released under this Escrow Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such loss results from the Escrow Agent's gross negligence or willful misconduct or the failure of the Escrow Agent to comply with any of the terms of this Escrow Agreement. None of the Parties or the Escrow Agent shall be liable for any loss of principal or income due to the choice of Permitted Investments in which the Escrow Funds are invested or the choice of Permitted Investments that are converted into cash pursuant to this Section 3.1.2.

3.2	Escrow Agent Not Responsible For Investment Advice. The Escrow Agent assumes no responsibility for advising the Parties with respect to the investment and reinvestment of the Escrow Funds. The Escrow Agent shall as promptly as possible comply with any direction given by the Parties; provided, however, that the Escrow Agent shall have no duty to take any action which, in the Escrow Agent's opinion, would expose the Escrow Agent to liability unless and until the Parties indemnify the Escrow Agent to its satisfaction. The Escrow Agent shall neither be liable in any manner nor for any reason for any losses or other unfavorable investment results arising from its compliance with such direction, nor be liable for failing to invest any assets in the Escrow Account in the absence of written investment directions regarding such assets.

3.3	INTENTIONALLY DELETED

3.4	Notification of Rights Regarding Securities. Following receipt of information, the Escrow Agent will notify the Parties of any conversion, redemption, exchange, subscription or other right relating to any securities purchased hereunder of which notice was given after the acquisition of such securities by the Escrow Agent, and the Escrow Agent shall have no obligation to exercise any such right unless it is instructed by the Parties or their representatives in writing to exercise such right, within a reasonable time prior to the expiration of such right.

3.5	Uninvested Cash. Subject to the directions of the Parties, the Escrow Agent may hold any or all of the Escrow Funds in cash, uninvested and nonproductive of income. The Escrow Agent shall not be required to pay interest on any cash so held uninvested. The Escrow Agent may deposit cash awaiting investment or distribution in any interest-bearing account in any bank (including the Escrow Agent), subject to the requirements set forth in paragraph 3.1 above.

3.6	INTENTIONALLY DELETED

ARTICLE IV

RELEASE AND DISBURSEMENT OF ESCROW FUNDS

4.1	Release of Escrow Funds. The Escrow Funds held pursuant to this Escrow Agreement are intended to provide a source of funds for the payment of any amounts which may become payable in respect of the claims and matters described in Section 1.2 above, on or prior to the Distribution Date (as defined in Section 4.3.1 below). The Escrow Funds shall only be distributed and released as follows:

4.1.1. Indemnification Related Claims.

(i) At any time and from time to time on or prior to [The date that is the 18 month anniversary of the Closing Date] (the "Escrow Release Date"), if any Buyer Indemnified Party (as defined in the Stock Purchase Agreement) makes a claim for indemnity pursuant to and in accordance with Section 8.5 of the Stock Purchase Agreement (a "Claim"), the Buyer shall deliver to the Escrow Agent and the Shareholder Representative a copy of the Claim Notice (as defined in Section 8.5 of the Stock Purchase Agreement) delivered to Stockholder Representative under Section 8.5 of the Stock Purchase Agreement (an "Escrow Notice"). If the Escrow Agent has not received a written objection to such Claim or portion thereof or the amount of such Claim from Shareholder Representative within twenty (20) business days following the Escrow Agent's receipt of such Escrow Notice, then on the twenty-first (21st) business day following such receipt, the Escrow Agent shall release, by wire transfer to an account or accounts designated by Buyer, an amount of Escrow Funds from the Escrow Account equal to the amount of such Claim.

(ii) If Shareholder Representative delivers to the Escrow Agent and Buyer a written objection (a "Dispute Notice") to any Claim or portion thereof or the amount of such Claim within twenty (20) business days following the Escrow Agent's receipt of such Escrow Notice, then the Escrow Agent shall not distribute to Buyer any portion of the Escrow Funds in the Escrow Account that is the subject of the Dispute Notice until the Escrow Agent receives either (A) joint written instructions signed by Shareholder Representative and Buyer authorizing the release to Buyer of the portion of the Escrow Funds in the Escrow Account that is agreed upon as the amount recoverable in respect of the Claim or (B) a final and non-appealable order of any court of competent jurisdiction or other trier of fact directing the release to Buyer of the portion of the Escrow Funds in the Escrow Account that is determined to be the amount recoverable in respect of the Claim; provided, that notwithstanding the foregoing, if Shareholder Representative objects in part to the amount of the Claim, the Escrow Agent shall, after the lapse of the aforementioned twenty (20) business day period, deliver to Buyer an amount from the Escrow Account equal to the portion of the Claim not objected to by Shareholder Representative. Upon receipt of such joint written instructions or such final and non-appealable order, as the case may be, the Escrow Agent shall release to Buyer such amount of the Escrow Funds in the Escrow Account in accordance with such written instructions or final and non-appealable order.

4.2	Claims in Excess of the Escrow Funds. If at any time during the term of this Escrow Agreement the amount of any payment required to be made by the Escrow Agent to Buyer pursuant to Section 4.1.1 with respect to an Escrow Notice exceeds the amount of Escrow Funds in the Escrow Account, the Escrow Agent shall pay to Buyer the entire Escrow Account. Notwithstanding any such payment, the rights of Buyer under the Stock Purchase Agreement shall not be satisfied or extinguished, and Buyer shall be entitled to recover from Shareholders the balance of any amounts owed to it thereunder in accordance with the terms of the Stock Purchase Agreement.

4.3	Release of Remaining Escrow Funds.

4.3.1 Within three (3) business days after the Escrow Release Date (the "Distribution Date"), the Escrow Agent shall release to the Shareholder Representative by wire transfer to an account designated by the Shareholder Representative, the remaining balance of the Escrow Funds in the Escrow Account, less the amount of all Unresolved Claims. For purposes of this Escrow Agreement, the term "Unresolved Claims" shall mean, as of the Escrow Release Date, the aggregate amount of all Claims that are the subject of a Dispute Notice that have not previously been resolved or satisfied in accordance herewith or that were otherwise properly and timely asserted under this Escrow Agreement but otherwise unsatisfied as of the Escrow Release Date, including any Claims for which an Escrow Notice has been delivered but for which the twenty (20) business day objection period has not expired as of the Escrow Release Date.

4.3.2 Unresolved Claims for which Shareholder Representative has objected in accordance with Section 4.1.1 shall be administered in accordance with such Section 4.1.1. Upon the expiration of the twenty (20) business day objection period for any Unresolved Claims for which no Dispute Notice has been delivered, the Escrow Agent shall release by wire transfer to an account or accounts designated by Buyer an amount of funds in the Escrow Account equal to the amount of such Unresolved Claim for which no Dispute Notice has been delivered. After the resolution of each Unresolved Claim, any remaining portion of the Escrow Funds in the Escrow Account not distributed to Buyer pursuant to the immediately preceding sentences and not subject to other Unresolved Claims shall be released promptly thereafter by the Escrow Agent by wire transfer to the accounts designated by the Shareholder Representative.

ARTICLE V

ESCROW AGENT NOTICES AND INSTRUCTIONS

5.1	Instructions; Notices. Except as hereafter provided, any directions, instructions or notices which the Parties or any other duly authorized person is required or permitted to give to the Escrow Agent under this Escrow Agreement (the "Instructions") shall be in writing and shall be deemed effective upon receipt by the Escrow Agent. The Escrow Agent shall be provided with specimen signatures of the authorized representatives of the Parties. The Escrow Agent shall be entitled to rely in good faith upon any Instructions signed by any authorized representative of the Parties, and shall incur no liability for following such Instructions. Any written notices, affidavits, Instructions or other communications hereunder shall be deemed to have been duly given if delivered personally, by confirmed facsimile transmission or mailed first class, certified mail, postage prepaid, addressed as follows:

To Escrow Agent:

City National Bank, National Association

Wealth Management Services–Business Trusts, Escrows #705-24

Attn: Sue Behning, Vice President

555 South Flower, 12th Floor

Los Angeles, CA 90071

Tel: 213.673.8844

Fax: 213.673.8850

To Buyer:

[_____________________________]
[_____________________________]
[_____________________________]
Fax: [_________________________]
Attention: [____________________]

with a copy to:

Greenberg, Traurig, LLP
200 Park Avenue
New York, New York 10166
Fax: (212) 801-6400
Attention: Alan I. Annex

To the Shareholder Representative:

[__________________________]
[__________________________]
[__________________________]
Fax: [______________________]
Attention:[__________________]

with a copy to:

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202
Fax: 410-244-7742
Attention: Sharon Kroupa, Esquire

5.2	E-Mail/Photostatic Teletransmission. The transmission of Instructions by electronic transmission (e-mail) as attributed to an authorized person or photostatic teletransmission with duplicate or facsimile signatures shall be an authorized method of communication and shall be considered in writing until the Parties notify the Escrow Agent to the contrary.

5.3	Additional Instructions. In any matter under this Escrow Agreement in which the Escrow Agent is permitted or required to act upon Instructions, the Escrow Agent, where it deems necessary, may request further Instructions from the person or entity giving the original Instructions, or from the Parties, as the case may be, and may defer any and all action pending receipt thereof.

ARTICLE VI

COMPENSATION AND EXPENSES OF THE ESCROW AGENT

6.1	Escrow Agent's fees will be as set forth on the fee schedule attached hereto, plus actual expenses incurred in performing its duties hereunder, and Escrow Agent is hereby granted a lien on the Escrow Funds for such amounts. Any setup fee will be payable in advance one-half by Buyer and one-half by the Shareholder Representative. In addition, any sweep fees for any Escrow Funds, which are invested in a sweep vehicle selected by the Parties shall be paid one-half by Buyer and one-half by the Shareholder Representative. If at any time cash is not available in the Escrow Funds to pay the Escrow Agent's compensation and expenses, then Escrow Agent may bill each of Buyer and the Shareholder Representative one-half of such amounts payable to the Escrow Agent. If fees and expenses are not paid directly by the Parties when due, Escrow Agent may disburse from the Escrow Funds sufficient funds to pay its fees and expenses. Notwithstanding the foregoing language regarding the split of such fees and expenses between Buyer and Shareholder Representative, Buyer and the Shareholder Representative shall be jointly and severally responsible for such fees and expenses if one of such Parties fails to pay.

ARTICLE VII

RECORDS AND ACCOUNTS

7.1	Accurate Records and Accounts. The Escrow Agent shall keep accurate records and accounts with respect to all cash and other assets held by it in the Escrow Account, and all receipts and disbursements and other transactions involving such cash, securities and other assets. The Parties shall have access to all such accounts, books and records at all reasonable times. All such accounts, books and records shall be open for inspection and audit at all reasonable times by the Parties or by any person or persons duly authorized by the Parties.

7.2	Periodic Reports. The Escrow Agent shall furnish the Parties and any third party with monthly periodic reports, or as the Parties and the Escrow Agent shall otherwise mutually agree, setting forth all receipts, disbursements and transactions effected by the Escrow Agent.

7.3	Principal and Income. Except as otherwise specifically provided in this Escrow Agreement, the determination of all matters with respect to what is principal or income of the Escrow Fund and the apportionment and allocation of receipts and disbursements between these accounts (if any), shall be governed by the provisions of the California Revised Uniform Principal and Income Act from time to time existing. Any such matter not provided for herein or in the California Revised Uniform Principal and Income Act shall be determined by the Escrow Agent in the Escrow Agent's discretion.

7.4	Income Tax Reporting:

7.4.1. Ownership for Tax Purposes. Each of Buyer and Shareholder Representative agrees that, for purposes of United States federal and other taxes based on income, Shareholder Representative shall be treated as the owner of the Escrow Funds and shall report the income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

7.4.2. Tax Forms. Prior to the date hereof, each of Buyer and Shareholder Representative, on his or its own behalf, shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-9, or W-8, properly completed and signed, and such other forms and documents that the Escrow Agent may reasonably request.

7.4.3 Withholding. The Escrow Agent shall be entitled to deduct and withhold from any amount distributed or released from the Escrow Funds all taxes which may be required to be deducted or withheld under any provision of applicable tax law. All such withheld amounts shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such tax has been deducted or withheld.

7.4.4 Parties’ Responsibility. The Parties assume all duties to file any and all tax reports and returns, except as noted above, as well as full responsibility for the payment of all taxes assessed on or with respect to any Escrow Funds and all taxes due on the income collected for Parties on any and all transactions with respect to any Escrow Funds.

ARTICLE VII

RESIGNATION AND REMOVAL OF THE ESCROW AGENT

8.1	Resignation and Removal. The Escrow Agent may resign at any time upon thirty (30) days' written notice to the Parties, unless a shorter period is acceptable to the Parties. The Parties may at any time remove the Escrow Agent upon thirty (30) days' written notice to the Escrow Agent, unless a shorter period is acceptable to the Escrow Agent.

8.2	Appointment of Successor. In the event of the removal or resignation of the Escrow Agent, the Parties shall appoint a successor which, upon its acceptance in writing of such appointment delivered to the Parties and the Escrow Agent, shall be vested with all the rights, powers and duties of the Escrow Agent under this Escrow Agreement, and the retiring Escrow Agent shall be released and discharged from all further liability with respect to this Escrow Agreement. If the Parties fail to appoint a successor Escrow Agent within thirty (30) days after removal or resignation of the Escrow Agent, the Escrow Agent is authorized to retain the Escrow Funds, but take no further action until a successor Escrow Agent shall be appointed; provided that if such successor Escrow Agent has not been appointed within such thirty (30) day period, then Escrow Agent shall be permitted to file a suit in interpleader for purposes of indentifying an appropriate holder of the Escrow Funds or successor escrow agent, and the Parties shall pay Escrow Agent all out-of-pocket costs, expenses and reasonable attorneys’ fees expended or incurred by it in connection with such suit. The retiring Escrow Agent shall transfer, assign and deliver to its successor all of the property then held by it under this Escrow Agreement, except such reasonable compensation and expenses in connection with the settlement of accounts and the delivery of the assets to the successor Escrow Agent. After settlement of the retiring Escrow Agent's final accounting, the retiring Escrow Agent shall also transfer to the successor Escrow Agent true copies of its records as relate to the Escrow Account, as may be requested by the successor Escrow Agent. The successor Escrow Agent shall not be liable or responsible for anything done or omitted in the administration of the Escrow Account pursuant to this Escrow Agreement prior to the date it shall have become Escrow Agent, nor to audit or otherwise inquire into or take any action concerning the acts of any retiring Escrow Agent.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1	Amendment. This Escrow Agreement may be modified at any time, but only by a writing signed by the Parties and the Escrow Agent.

9.2	Termination. This Escrow Agreement may be terminated at any time upon two (2) business days' written notice delivered by the Parties to the Escrow Agent; provided, however, that this Escrow Agreement shall continue thereafter for such period as may be necessary for the complete divestiture of all cash, securities and other instruments held hereunder by the Escrow Agent, but solely to the extent necessary to effect such complete divestiture. Upon such termination, all assets remaining in the Escrow Account after payment of all expenses properly chargeable thereto shall be paid or distributed in accordance with written Instructions of the Parties.

9.3	Final Periodic Report. Within sixty (60) days after the termination of the Escrow Account, unless a different period is mutually agreed to, the Escrow Agent shall file with the Parties a final periodic report, covering the period since the close of the last periodic report.

9.4	Deemed Acceptance. In the absence of any exception thereto filed in writing with the Escrow Agent within ninety (90) days after the date of delivery to the Parties of the final periodic report under Section 9.3, such report shall constitute a final periodic report by and discharge of the Escrow Agent from all claims and liabilities with respect to the acts and transactions as shown in such report, and shall be binding and conclusive upon the parties to this Escrow Agreement.

ARTICLE X

LIMITATION ON LIABILITY

10.1	Liability of Escrow Agent. In performing any duties under this Escrow Agreement, Escrow Agent shall not be liable for any damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. Escrow Agent shall not incur any liability for: (a) any act or failure to act made or omitted in good faith, or (b) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining and verifying the scope of any representative authority, or any person acting or purporting to act on behalf of any Party.

10.2	Indemnification by Parties. Parties further agree to pay on demand, and to indemnify and hold Escrow Agent harmless from and against, all costs, damages, judgments, attorneys fees, expenses, obligations and liabilities of any kind or nature which, in good faith, Escrow Agent may incur or sustain in connection with or arising out of the Escrow Agreement, and Escrow Agent is hereby given a lien upon all the rights, titles and interests of the Parties in the Escrow Funds, to protect Escrow Agent's rights and to indemnify and reimburse Escrow Agent under this Escrow Agreement.

10.3	Force Majeure. The Escrow Agent shall not be liable for any delay or failure to act as may be required hereunder when such delay or failure is due to fire, earthquake, any act of God, interruption or suspension of any communication or wire facilities or services, war, emergency conditions or other circumstances beyond its control, provided it exercises such diligence as the circumstances may reasonably require.

10.4	Scope. The Escrow Agent shall have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations shall be determined solely by the express provisions of this Escrow Agreement.

10.5	Controversies.
10.5.1	Upon receipt of conflicting demands or notices relating to this Escrow Agreement, Escrow Agent may, at its election, without liability to Parties, do either or both of the following:

10.5.1.1	Withhold and stop all further proceedings in, and performance of, this Escrow Agreement, until such conflict is resolved to Escrow Agent's satisfaction;
10.5.1.2	File a suit in interpleader and obtain an order from the court requiring the Parties to litigate their several claims and rights among themselves, in which case, Escrow Agent shall be fully released and discharged from any obligation to perform any further duties imposed upon it with respect to this Escrow Agreement, and the Parties shall pay Escrow Agent all costs, expenses and reasonable attorney fees expended or incurred by it, the amount thereof to be fixed and a judgment thereof to be rendered by the court in such suit.

10.6	Legal Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel of its own selection as to the construction of any of the provisions of this Escrow Agreement or the Escrow Agent's obligations and duties, and shall incur no liability in acting in good faith in accordance with the reasonable advice and opinion of such counsel.

ARTICLE XI

MISCELLANEOUS

11.1	Governing Law. This Escrow Agreement and all claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of or relate to this Escrow Agreement, or the negotiation, execution or performance of this Escrow Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Escrow Agreement or as an inducement to enter into this Escrow Agreement) shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice-of-law principles that might otherwise require or allow the application of the laws of some other jurisdiction. Each of the parties hereto hereby irrevocably agrees that any action, suit or proceedings against by any of the other parties hereto with respect to this Escrow Agreement shall be brought before the exclusive jurisdiction of the federal and state courts located in the City of Los Angeles, in the State of California, unless all the parties hereto agree in writing to any other jurisdiction. Each of the parties hereto hereby submits to such exclusive jurisdiction.

11.2	Invalid Provisions. If any term or other provision of this Escrow Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Escrow Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the parties to the fullest extent possible.

11.3	Counterparts. This Escrow Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Escrow Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to this Escrow Agreement.

11.4	Successors and Assigns. This Escrow Agreement shall be binding on and inure solely to the benefit of the parties and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Escrow Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement. In the event of removal or resignation, or upon the death or disability of the Shareholder Representative, Buyer and a majority in interest of the Shareholders identified on Schedule A hereto shall agree within 30 days after such removal, resignation, death or disability upon a replacement Shareholder Representative and shall notify Escrow Agent in writing of such replacement Shareholder Representative.

11.5	Important Information About Procedures for Opening a New Account. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for the Parties: Upon opening an account, Escrow Agent will ask the Parties’ names, addresses, dates of birth, and other information that will allow Escrow Agent to identify the Parties. Escrow Agent may also ask to see the Parties’ driver’s licenses or other identifying documents.

11.6	Notice of Transfer of Unclaimed Property. Please take notice that funds maintained in the Escrow Account and other property in the possession of Escrow Agent may be transferred to the appropriate state if no activity originated by the Parties occurs in the Escrow Account or the Parties make no claim to the property within the time period specified by state law.

11.7	Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their respective duly authorized officers on the dates set forth below.

Date	BUYER:
By
Its:

Date	SHAREHOLDER REPRESENTATIVE:
Printed Name

Date	City National Bank, national association

ESCROW AGENT
By
Its:

ESCROW ACCOUNT #:

INSERT SCHEDULE A

[LIST OF SHAREHOLDERS AND RESPECTIVE INTERESTS]

EXHIBIT 1.2.3

Net Working Capital Statement

EXHIBIT 4.11

Material Agreements Consents

EXHIBITS 2, IIA and IIIA

Disclosure Memorandum

EXHIBIT II

Additional Representations and Warranties relating to
the UK Sub, GFW, APL, AIP, FW8 and ACL

1.	Pensions

1.1	The UK Pension Plans are the only arrangements for the purpose of providing benefits on retirement (whether or not due to incapacity or ill-health) or death for UK Employees to which the Company and the Company's Subsidiaries have or could have any liability.

1.2	The UK Pension Plans are both personal pension schemes within the meaning of the Pension Schemes Act 1993 (United Kingdom) and the UK Sub and APL comply and have at all times complied with their obligations under section 3 of the Welfare Reform and Pensions Act 1999 (United Kingdom

1.3	The UK Pension Plans provide only money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993 (United Kingdom)) and no promise or assurance has been given to any UK Employee or former employee of the UK Sub and/or APL that his or her benefits under the UK Pension Plan will be calculated by reference to a minimum amount or any defined level of benefit.

1.4	No UK Employees have a right to enhanced benefits on redundancy or benefits on early retirement, or to a set amount of employer contributions by virtue of section 258 of the Pensions Act 2004 (United Kingdom), as a result of their employment having previously transferred under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (United Kingdom).

1.5	Neither the Company nor the Company's Subsidiaries have at any time within the last six years been (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (United Kingdom)) of a UK occupational pension scheme to which those sections apply or (b) "connected" with, or an "associate" of (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (United Kingdom)) such an employer.

2.	Labour and Employment Matters (with respect to the UK Employees)

2.1	The UK Sub and APL have clearly articulated procedures for employees to present complaints or unfair treatment, discrimination or harassment.

2.2	Neither UK Sub or APL are involved, and have not prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

2.3	To the Knowledge of the Company, no UK Employee intends to terminate his or her employment or relationship with the UK Sub or APL prior to or following the Closing.

2.4	Except as disclosed, neither the UK Sub or APL have employed or engaged or made any offers to employ or engage any person where such employment or engagement will take effect after Closing.

2.5	AIP does not employ and has not employed or otherwise made any offer to employ or engage any person.

2.6	The UK Sub and APL have not recognised, or done any act which might reasonably be construed as recognition of, a trade union and neither the UK Sub or APL is party to any agreement or understanding with any trade union or organisation of employees or workers, nor are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

2.7	Except as disclosed, all contracts of employment between:

2.7.1	the UK Sub and its directors and employees are terminable by the UK Sub;

2.7.2	APL and its directors and employees are terminable by APL,

giving the applicable minimum period of notice specified in section 86 Employment Rights Act 1996, and the UK Sub is not contractually obliged to make any payment as a consequence of the termination of any such contract.

2.8	The UK Sub and APL have, in relation to all present and former employees who commenced employment with the UK Sub or APL on or after 29 February 2008 complied with the requirements of section 15 of the Immigration, Asylum and Nationality Act 2006.

2.9	The UK Sub has, in relation to all present and former employees and workers, complied in all material respects with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has maintained adequate and suitable records required by Law, regarding the service of each of its employees and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

2.10	APL has, in relation to all present and former employees and workers, complied in all material respects with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has maintained adequate and suitable records required by Law, regarding the service of each of its employees and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

2.11	Neither the UK Sub or APL has characterised or treated as an independent contractor any Person providing services to the UK Sub or APL who under applicable law should be characterised as an employee.

2.12	Other than as set out in the Disclosure Memorandum, there are no amounts owing to any present or former officers, workers or employees of the UK Sub, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of material business expenses exceeding £2,000 incurred during such month.

2.13	Other than as set out in the Disclosure Memorandum, to the Company’s Knowledge, there are no amounts owing to any present or former officers, workers or employees, of APL, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of material business expenses exceeding £2,000 incurred during such month.

2.14	Full details of all UK Employees who have been absent from work for more than four weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorised annual leave or otherwise) in the 12 month period ending on the date of this Agreement are contained in the Disclosure Memorandum.

2.15	Except as disclosed, there are no homeworking, part-time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any UK Employees.

2.16	Neither the UK Sub nor APL operates or has operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

2.17	Neither the UK Sub or APL uses the services of outworkers, agency or other self-employed persons, contracted labour or agents.

2.18	No UK Employee of the UK Sub or APL is subject to any disciplinary action or is engaged in any grievance procedure and, to the Company’s Knowledge, there is no matter or fact which can be reasonably foreseen as likely to give rise to the same.

3.	Taxation

3.1	The Disclosure Memorandum contains details so far as they affect the UK Sub, APL, FW8 or AIP of all Tax dispensations, concessions, arrangements and agreements (whether formal or informal) negotiated with or granted by any Governmental Body and no action has been taken by or on behalf of the UK Sub, APL, FW8 or AIP which has had or is likely to have the result of altering, prejudicing or in any way disturbing any such concession, arrangement or agreement.

3.2	The UK Sub, APL, FW8 and AIP have sufficient records to fulfill their respective obligations under all Tax legislation and to enable them to each make and complete returns for Tax purposes and to calculate the liability to Tax or relief in each case arising:

3.2.1	in respect of or by reference to any event or before the Closing Date; or

3.2.2	on the disposal of any asset owned by it at the Closing Date.

3.3	No liability to national insurance contributions or obligation to account for income tax under the pay as you earn system could fall on the UK Sub, APL, FW8 or AIP as a result of a chargeable event (within the meaning of Part 7 of the Income Tax (Earnings and Pensions) Act 2003) before, at or after the Closing Date in respect of securities and interests in securities made available or securities options granted to an employee or director prior to the Closing Date.

3.4	The Disclosure Memorandum contains full details of all share incentive schemes and profit sharing schemes and employee benefit trusts established by the UK Sub, APL, FW8 and AIP whether approved by HM Revenue & Customs or not and the UK Sub has complied with all statutory requirements in respect of such schemes and trusts.

3.5	The UK Sub, APL, FW8 and AIP have not in the six years ending on the Closing Date acquired any asset from any company which at the time of the acquisition was a member of the same group (as that term is interpreted pursuant to section 170 TCGA) of companies.

3.6	The UK Sub, APL, FW8 and AIP have not entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax.

3.7	The UK Sub, APL, FW8 and AIP have not in the six years ending on the Closing Date:

3.7.1	carried out or been a party to any reorganisation or scheme of reconstruction or amalgamation whether or not (by virtue of section 126 or 136 TCGA) section 127 TCGA applied to such reorganisation or scheme of reconstruction or amalgamation;

3.7.2	acquired or disposed of any asset or entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm's length or in respect of which there may be substituted for the actual consideration given or received by the UK Sub, APL, FW8 or AIP respectively a different consideration for any Tax purpose;

3.7.3	transferred a trade carried on by it outside the United Kingdom through a branch or agency in circumstances such that a chargeable gain could be deemed to arise at a date after such transfer under section 140 TCGA; or

3.7.4	made any claim or election under section 161(3) TCGA (appropriation of asset to trading stock).

3.8	The UK Sub, APL, FW8 and AIP:

3.8.1	are registered in the United Kingdom for VAT purposes and such registration is not subject to any conditions set down by HM Revenue & Customs and is not registered or required to be registered for VAT or any similar tax in any other jurisdiction;

3.8.2	Maintain complete, correct and up to date records for the purposes of all legislation relating to VAT and is not subject to any HM Revenue & Customs conditions in this regard and is not in arrears with any payment or return under any legislation relating to VAT or in respect of Intrastats or excise or customs duties, or any forfeiture or penalty.

3.9	The UK Sub, APL, FW8 and AIP have not:

3.9.1	in the six years ending on the Closing Date, been required by HM Revenue & Customs to give security for any reason or failed to comply in all material respects with all statutory requirements relating to VAT;

3.9.2	within the two years ending on the date of this Agreement been served with any penalty liability notice under section 64 VATA or any surcharge liability notice under section 59 VATA or been issued with any written warning under section 76(2) VATA (failure to comply with a regulatory provision); or

3.9.3	in the six years ending on the Closing Date, been treated as, or applied for treatment as a member of a group for VAT purposes under section 43 VATA and no transaction has been effected in consequence of which the UK Sub is or may be held liable for any VAT (or amounts in respect thereof) arising from supplies made by another company and the UK Sub, APL and AIP have not been a party to any transaction or arrangement as a result of which a direction has been or may be given under Schedule 9A VATA (anti-avoidance provisions for groups of companies).

3.10	Neither the UK Sub, APL, FW8 or AIP nor any relevant associate (within the meaning of paragraph 3 Schedule 10 VATA) has exercised an option to tax under Part 1 Schedule 10 VATA in respect of any land in, over or in respect of which the UK Sub, APL, FW8 or AIP has any interest, right or licence to occupy and the UK Sub, APL, FW8 and AIP are not aware of any intention to exercise such an option to tax.

3.11	All documents which are liable to stamp duty and which confer any right upon the UK Sub, APL or AIP or on which the UK Sub, APL, FW8 or AIP may need to rely have been duly stamped and no document which confers any right upon the UK Sub, APL, FW8 or AIP or on which the UK Sub, APL, FW8 or AIP may need to rely and which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom.

3.12	Stamp duty land tax has been paid in full in respect of all land transactions, the effective date of which was prior to the Closing Date, to which stamp duty land tax applies and in respect of which the UK Sub, APL, FW8 or AIP is the purchaser within the meaning of section 43(4) Finance Act 2003 and the UK Sub, APL and AIP have no liability or obligation (contingent or otherwise) to submit a further land transaction return in respect of any land transaction entered into prior to the Closing Date.

3.13	The UK Sub, APL, FW8 and AIP have not undertaken any transaction, or agreed to undertake any transaction or made any provision whatsoever (whether of services, goods, intangible rights, finance or otherwise), which is otherwise than on fully arm’s length terms and there are no circumstances which could oblige the UK Sub, APL, FW8 or AIP or any Governmental Body to make or require to be made any adjustment for Tax purposes to the terms on which such transaction or provision is treated as taking palace.

3.14	Each of the UK Sub, APL, FW8 and AIP are, and have at all times been, resident in the jurisdiction in which they were originally incorporated and have not at any time been resident outside such jurisdiction for the purposes of any Tax statute or any double taxation arrangements.

4.	Real Estate

4.1	Details of the UK Property

4.1.1	The particulars of the UK Property set out in the Disclosure Memorandum (including in the case of registered land the class of title and title number) are true, complete and accurate.

4.1.2	The UK Sub has a good title to the UK Property for the estate or interest set out in the Disclosure Memorandum, free from any defects and, where appropriate, registered at the Land Registry.

4.1.3	UK Property is registered free from any Encumbrance.

4.1.4	Neither the Company nor the Company Subsidiaries owns, is in occupation of or is entitled to any estate or interest in any freehold or leasehold property in the United Kingdom other than the UK Property. Neither the Company nor the Company Subsidiaries are party to any uncompleted agreement to acquire or dispose of any freehold or leasehold property in the United Kingdom.

4.1.5	Except in relation to the UK Property, neither the Company nor the Company Subsidiaries has any liability (whether actual or contingent) in relation to any freehold or leasehold property in the United Kingdom and in particular neither the Company nor the Company Subsidiaries has ever assumed any liability under a lease in the United Kingdom (whether as landlord, tenant, guarantor or otherwise) other than any leases disclosed.

4.2	Occupation and use of the UK Property

4.2.1	The UK Sub is in occupation of the whole of the UK Property at 16 Welmar Mews, London, SW4 7DD and no other person has any right (actual or contingent) to possession or occupation of the UK Property, or any interest in it.

4.2.2	The use of the UK Property for the purpose set out in the Disclosure Memorandum corresponds to the use to which it is in fact put and the UK Property is not used for any other purpose.

4.2.3	There are no third party leases, tenancies or other rights of occupation in respect of the UK Property.

4.3	Rates and outgoings

The UK Property is not subject to any outgoings (other than uniform business rates, water charges and other standard payments to the relevant water company and rent, service charge and insurance premiums under the lease) whether of a periodically recurring nature or otherwise, and whether payable by the owner or occupier of the UK Property.

4.4	Compliance with obligations

4.4.1	The UK Sub has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the lease of the UK Property and the last demand (or receipt for rent if issued) was unqualified.

4.4.2	All licences, consents and approvals required from the landlords and any superior landlords under the lease of the UK Property have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed.

4.4.3	There are no rent reviews under the lease of the UK Property currently in progress.

4.4.4	There is not outstanding and unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by the landlord under the lease of the UK Property.

4.5	Condition of the UK Property

To the Company’s Knowledge, the UK Property is free from any material defects and fit for the purposes for which it is presently used.

5.	Solvency

5.1	The UK Sub, APL and AIP have not been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor have the UK Sub, APL or AIP given or received any preference as defined in section 239 of the Insolvency Act 1986, in either case within the period of 2 years ending on the date of this Agreement.

5.2	No order has been made, petition presented or resolution passed for the winding up of the UK Sub, APL or AIP, or, to the Company’s Knowledge, GFW or ACL (save for the proposed striking off of GFW); no distress, execution or other process has been levied and remains undischarged in respect of the UK Sub, APL or AIP or, to the Company’s Knowledge, GFW or ACL, and there is no unsatisfied judgment or court order against the UK Sub, APL or AIP or, to the Company’s Knowledge, GFW or ACL.

5.3	No administrator has been appointed in respect of the UK Sub, APL or AIP or, to the Company’s Knowledge, GFW or ACL and no receiver has been appointed of the whole or any part of the property, assets or undertaking of the UK Sub, APL or AIP or, to the Company’s Knowledge, GFW or ACL.

5.4	Neither the UK Sub, APL or AIP nor, to the Company’s Knowledge, GFW or ACL have stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 and neither the UK Sub, APL or AIP nor, to the Company’s Knowledge, GFW or ACL is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

5.5	No voluntary arrangement has been proposed or approved under Part I Insolvency Act 1986 and no compromise or arrangement has been proposed, agreed to or sanctioned under section 895 to 901 CA 2006 in respect of either the UK Sub, APL or AIP or, to the Company’s Knowledge, GFW or ACL.

5.6	To the Company’s Knowledge, GFW has not been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor, to the Company’s Knowledge, has GFW given or received any preference as defined in section 239 of the Insolvency Act 1986, in either case since the GFW Acquisition Date.

5.7	To the Company’s ACL Knowledge, ACL has not been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor, to the Company’s ACL Knowledge, has ACL given or received any preference as defined in section 239 of the Insolvency Act 1986.

5.8	To the Company’s Knowledge, there are no matters or facts which can be reasonably foreseen as likely to lead to any of the events or circumstances referred to in this paragraph 5.

6.	General Representations and Warranties relating to GFW

6.1	To the Company’s Knowledge Schedule 6.1(IIA) of the Disclosure Memorandum sets out details of the issued share capital of GFW. To the Company’s Knowledge such shares are fully paid and are beneficially owned and registered in the name of the Company free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

6.2	To the Company’s Knowledge GFW has not allotted or issued any share capital other than the shares shown in Schedule 6.1(IIA) of the Disclosure Memorandum as being issued. No Contract has been entered into on or after the GFW Acquisition Date, or, to the Company’s Knowledge, prior to such date, which requires or may require GFW to allot or issue any share or loan capital. Since the GFW Acquisition Date, or to the Company’s Knowledge, prior to such date, GFW has not allotted or issued any securities which are convertible into share or loan capital.

6.3	Since the GFW Acquisition Date, GFW has kept accounting records which are up to date in all material respects and contain complete details of all transactions entered into by GFW and comply with the provisions of sections 386 and 388 of the Companies Act 2006.

6.4	The statutory books (including all registers and minute books) of GFW have been properly kept since the GFW Acquisition Date and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received since the GFW Acquisition Date.

6.5	To the Company’s Knowledge, each asset included in GFW’s accounts for the period ending 13 December 2009 (“GFW Accounting Date”) or acquired by GFW since the GFW Accounting Date and each asset which is in the reputed ownership of GFW is, to the Company’s Knowledge, legally and beneficially owned by GFW free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

6.6	To the Company’s Knowledge, Schedule 6.6(IIA) of the Disclosure Memorandum lists all material Contracts to which GFW is a party at the date of this Agreement. To the Company’s Knowledge, all such Contracts are in full force and effect and since the GFW Acquisition Date, there has been no material breach thereof by either GFW or the other party to such Contracts.

6.7	To the Company’s Knowledge, GFW has no employees at the date of this Agreement and, since the GFW Acquisition Date, has not employed any person.

6.8	To the Company’s Knowledge, GFW does not currently and has not since the GFW Acquisition Date acquired any freehold or leasehold property.

6.9	To the Company’s Knowledge, GFW has conducted its business in all material respects in accordance with all applicable legal and administrative requirements.

6.10	To the Company’s Knowledge, GFW is not involved (whether as claimant, defendant or otherwise) in any civil, criminal, tribunal, arbitration, administrative or other proceedings.

6.11	To the Company’s Knowledge, no civil, criminal, tribunal, arbitration, administrative or other proceedings are pending or threatened by or against or concern GFW, and to the Company’s Knowledge, there are no facts or circumstances likely to result in any such proceedings.

6.12	GFW does not trade or operate a business and is dormant.

7.	Tax Representations and Warranties relating to GFW

7.1	To the Company’s Knowledge, all notices, returns, computations, registrations and payments which should have been made by GFW for any Tax purpose have been made and are, in all material respects, correct and none of them is the subject of any dispute with any Tax authority.

7.2	To the Company’s Knowledge, GFW is not involved in any dispute with any Tax authority concerning any matter likely to affect in any way the liability of GFW to Tax.

7.3	To the Company’s Knowledge, none of the Tax affairs of GFW has ever been the subject of any investigation or enquiry by any Tax authority (other than routine questions and audit visits) and no Tax authority has, since the GFW Acquisition Date, indicated that it intends to investigate the Taxation affairs of GFW.

7.4	To the Company’s Knowledge, GFW has deducted and properly accounted to the appropriate Tax authority for all amounts which it is obliged to deduct in respect of Tax, has complied in all material respects with all reporting requirements relating to all such amounts and has (where required by the applicable Tax statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

7.5	GFW is duly registered and is a taxable person for the purposes of VAT.

7.6	To the Company’s Knowledge, GFW has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

7.7	To the Company’s Knowledge, GFW is, and has at all times been, resident in the jurisdiction in which it was originally incorporated and has not at any time been resident outside such jurisdiction for the purposes of any Tax statute or any double taxation arrangements.

7.8	To the Company’s Knowledge, GFW has not entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax.

8.	General Representations and Warranties relating to ACL

8.1	To the Company’s ACL Knowledge, Schedule 8.1(IIA) of the Disclosure Memorandum sets out details of the issued share capital of ACL. Such shares in ACL held by APL are fully paid and are beneficially owned and registered in the name of APL free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

8.2	To the Company’s ACL Knowledge ACL has not allotted or issued any share capital other than the shares shown in Schedule 8.1(IIA) of the Disclosure Memorandum as being issued. To the Company’s ACL Knowledge, no Contract has been entered into on or after the ACL Acquisition Date, or, to the Company’s ACL Knowledge, prior to such date, which requires or may require ACL to allot or issue any share or loan capital. Since the ACL Acquisition Date, or to the Company’s ACL Knowledge, prior to such date, ACL has not allotted or issued any securities which are convertible into share or loan capital.

8.3	To the Company’s ACL Knowledge, ACL has kept accounting records which are up to date in all material respects and contain complete details of all transactions entered into by ACL and comply with the provisions of sections 386 and 388 of the Companies Act 2006.

8.4	To the Company’s ACL Knowledge, the statutory books (including all registers and minute books) of ACL have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company or any Company Subsidiary since the ACL Acquisition Date.

8.5	To the Company’s ACL Knowledge, each asset included in ACL’s accounts for the period ending 31 March 2011 (“ACL Accounting Date”) or acquired by ACL since the ACL Accounting Date and each asset which is in the reputed ownership of ACL is, to the Company’s ACL Knowledge, legally and beneficially owned by ACL free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

8.6	Neither the Company nor any Company Subsidiary has received notice of any material breach of any Contract to which ACL is party by either ACL or the other party to such Contracts.

8.7	ACL had no employees at the ACL Acquisition Date and, to the Company’s Knowledge, since the ACL Acquisition Date, has not employed any person.

8.8	ACL did not own any freehold or leasehold property at the ACL Acquisition Date and, to the Company’s Knowledge, since the ACL Acquisition Date, has not acquired any freehold or leasehold property.

8.9	To the Company’s ACL Knowledge, ACL has conducted its business in all material respects in accordance with all applicable legal and administrative requirements.

8.10	To the Company’s ACL Knowledge, ACL is not involved (whether as claimant, defendant or otherwise) in any civil, criminal, tribunal, arbitration, administrative or other proceedings.

8.11	To the Company’s ACL Knowledge, no civil, criminal, tribunal, arbitration, administrative or other proceedings are pending or threatened by or against or concern ACL, and to the Company’s Knowledge, there are no facts or circumstances likely to result in any such proceedings.

9.	Tax Representations and Warranties relating to ACL

9.1	To the Company’s ACL Knowledge, all notices, returns, computations, registrations and payments which should have been made by ACL for any Tax purpose have been made and are, in all material respects, correct and none of them is the subject of any dispute with any Tax authority.

9.2	To the Company’s ACL Knowledge, ACL is not involved in any dispute with any Tax authority concerning any matter likely to affect in any way the liability of ACL to Tax.

9.3	To the Company’s ACL Knowledge, none of the Tax affairs of ACL has ever been the subject of any investigation or enquiry by any Tax authority (other than routine questions and audit visits) and no Tax authority has, since the ACL Acquisition Date, indicated that it intends to investigate the Taxation affairs of ACL.

9.4	To the Company’s ACL Knowledge, ACL has deducted and properly accounted to the appropriate Tax authority for all amounts which it is obliged to deduct in respect of Tax, has complied in all material respects with all reporting requirements relating to all such amounts and has (where required by the applicable Tax statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

9.5	ACL is duly registered and is a taxable person for the purposes of VAT.

9.6	To the Company’s ACL Knowledge, ACL has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

9.7	To the Company’s ACL Knowledge, ACL is, and has at all times been, resident in the jurisdiction in which it was originally incorporated and has not at any time been resident outside such jurisdiction for the purposes of any Tax statute or any double taxation arrangements.

9.8	To the Company’s ACL Knowledge, ACL has not entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax.

10.	General Representations and Warranties relating to AIP and FW8

10.1	AIP is an intermediate holding company and does not trade or carry on a business and has never traded or carried on a business.

10.2	FW8 does not trade or operate a business and is dormant.

10.3	FW8 does not employ and has not employed or otherwise made any offer to employ or engage any person.

EXHIBIT III

Additional Representations and Warranties Relating to the AUS Sub

1.	Solvency

1.1	No:

(a)	meeting has been convened, resolution proposed, steps taken petition presented or order made for the winding up of the AUS Sub;

(b)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to any assets of the AUS Sub; and

1.2	The AUS Sub:

(a)	is not insolvent within the meaning of section 95A of the Corporations Act 2001 (Cth);

(b)	has not stopped paying its debts as and when they fall due; and

(c)	is not subject to voluntary administration under Part 5.3A of the Corporations Act 2001 (Cth).

2.	Tax

In this Section 2 of Exhibit III:

"AUS Sub Accounts" means the balance sheet and profit and loss account of the AUS Sub prepared in respect of the period ended on the Accounts Date and used in preparation of the Financial Statements.

"Accounts Date" means 30 June [2011].

"Tax" means all forms of taxes, duties, imposts, charges, withholdings, levies or other governmental impositions assessed or charged in Australia, including under the Tax Act, together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

"Tax Act" means the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth), the Taxation Administration Act 1953 (Cth) or the Income Tax (Transitional Provisions) Act 1997 (Cth).

2.1	All Taxes which the AUS Sub:

(a)	is liable to pay; or

(b)	is required to withhold from any payment made to another person,

which are due and payable on or before the Closing have been paid to the appropriate authorities by the due date for payment.

2.2	The AUS Sub:

(a)	has properly made out and lodged all Tax returns, elections, notices and information as and when required by law; and

(b)	has not entered into any agreement or arrangement extending the period for assessment or payment of any Taxes.

2.3	In respect of the AUS Sub:

(a)	there is no unresolved dispute with any Tax authority;

(b)	no Tax authority is conducting any audit of or investigation into its business or affairs of which the Shareholders are aware, and the Shareholders are not aware of any matters which might result in the initiation of any such investigation; and

(c)	at the Closing the AUS Sub's franking account balance is no less than zero.

2.4	Any document to which the AUS Sub is a party, or any transfers of any issued shares in the AUS Sub (other than as contemplated by this Agreement), which are required to be stamped has been properly stamped under applicable Australian law.

3.	Employment

3.1	The AUS Sub is not party to any:

(a)	enterprise agreement in relation to any employees; or

(b)	any agreement with a union or industrial organisation in relation to any employees.

3.2	All employees of the AUS Sub whose employment is governed by an industrial award are paid not less than the relevant award terms.

4.	Superannuation

4.1	In this Section 4 of Exhibit III, "Superannuation Arrangement" means any fund, plan, scheme, agreement or arrangement under which superannuation benefits, retirement benefits, life assurance benefits, death or disability benefits, pensions, annuities or other forms of superannuation allowances, gratuities or benefits are or may be provided to or in respect of any present or former employees of the AUS Sub or their respective dependants.

4.2	The AUS Sub currently makes employer contributions to externally administered funds on behalf of its employees at not less than the relevant statutory rate per annum of their respective ordinary time earnings in accordance with the Superannuation Guarantee (Administration) Act 1992 and other associated acts and regulations.

4.3	Except for its commitment to contribute to externally administered funds, the AUS Sub does not contribute to, or have any obligation, liability or duty to make any payment to any person in respect of any Superannuation Arrangements.

4.4	The AUS Sub has complied with all of its obligations, duties and liabilities under all of its Superannuation Arrangements.

4.5	The AUS Sub is up to date with all payments that have fallen due in relation to its employer superannuation contributions.

5.	Privacy

In this Section 5 of Exhibit III:

"Personal Information" means personal information (as defined in the Privacy Act 1988 (Cth)) held by the AUS Sub.

"Privacy Law" means:

(a)	the Privacy Act 1988 (Cth) (the "Privacy Act");

(b)	the National Privacy Principles contained in schedule 3 to the Privacy Act or an approved privacy code (as defined in the Privacy Act) that applies to the AUS Sub; and

(c)	any other statute, regulation or law in Australia or elsewhere relating to the protection of Personal Information that must be observed by the AUS Sub.

5.1	The AUS Sub has complied with Privacy Law in relation to Personal Information.

5.2	No individual has claimed, and no grounds exist for an individual to claim, compensation from the AUS Sub for a breach of Privacy Law in connection with the business of the AUS Sub.

5.3	No notice has been received by the AUS Sub from a Governmental Body alleging a breach of Privacy Law in connection with the business of the AUS Sub.